                                               Filed Pursuant to Rule 424(b)(1)
                                               Registration No. 333-24153



PROSPECTUS
                          1,800,000 FELINE PRIDES(SM)                 [AHL LOGO]

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
                                 AHL FINANCING

    The securities offered hereby are 1,800,000 FELINE PRIDES(SM) (the "Securities") of American Heritage Life Investment Corporation, a Florida corporation ("AHLIC" or the "Company"), and AHL Financing, a Delaware statutory business trust (the "Trust"). Each FELINE PRIDES offered hereby initially will consist of a unit (referred to as an Income PRIDES(SM)) with a Stated Amount of $50 (the "Stated Amount") comprised of (a) a stock purchase contract (the "Purchase Contract") under which (i) the holder will purchase from the Company on August 16, 2000 (the "Purchase Contract Settlement Date"), for an amount in cash equal to the Stated Amount, a number of shares of common stock, $1.00 par value, of the Company (the "Common Stock") equal to the Settlement Rate or Cash Settlement Rate described herein, as applicable, and (ii) the Company will pay the holder unsecured, subordinated contract adjustment payments ("Contract Adjustment Payments"), and (b) beneficial ownership of a 6.75% Trust Originated Preferred Security (a "Trust Preferred Security"), having a stated liquidation amount per Trust Preferred Security equal to the Stated Amount, representing a preferred undivided beneficial interest in the assets of the Trust. The Company will, directly or indirectly, own all of the common securities (the "Common Securities") representing common undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Preferred Securities and Common Securities and investing the proceeds thereof in an equivalent amount of 6.75% Junior Subordinated Debentures of the Company, due August 16, 2002 (the "Junior Subordinated Debentures"). As long as the FELINE PRIDES are in the form of Income PRIDES, the Trust Preferred Securities will be pledged to the Collateral Agent (as defined herein), to secure the holder's obligation to purchase Common Stock under the Purchase Contract.
                                                        (Continued on next page)
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.
                            ------------------------

    Prior to the offering made hereby there has been no public market for the Securities. The Income PRIDES have been approved for listing on the New York Stock Exchange ("NYSE") under the symbol "AHL prI", subject to official notice of issuance. The Growth PRIDES (as defined herein) and the Trust Preferred Securities will not be listed or traded on any securities exchange. On June 23, 1997, the last reported sale price of the Common Stock on the NYSE was $31 per share.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==================================================================================================================
                                                PRICE TO               UNDERWRITING             PROCEEDS TO
                                               PUBLIC(1)              COMMISSION(2)              COMPANY(3)
------------------------------------------------------------------------------------------------------------------
Per Income PRIDES......................          $50.00                   $1.50                    $48.50
------------------------------------------------------------------------------------------------------------------
Total(4)...............................       $90,000,000               $2,700,000              $87,300,000
==================================================================================================================

(1) Plus accrued distributions on the Trust Preferred Securities and Contract Adjustment Payments, if any, from June 27, 1997.
(2) The Company and the Trust have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting estimated expenses payable by the Company estimated at $525,000.
(4) The Company and the Trust have granted the Underwriters a 30-day option to purchase up to an additional 270,000 Income PRIDES to cover over-allotments, if any. If such option is exercised in full, the total Price to Public will be $103,500,000, Underwriting Commission will be $3,105,000 and Proceeds to the Company will be $100,395,000. See "Underwriting."
                            ------------------------

    The Securities are offered by the several Underwriters, subject to prior sale, when as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Securities offered hereby will be made in New York, New York on or about June 27, 1997.
                            ------------------------
MERRILL LYNCH & CO.
           GOLDMAN, SACHS & CO.
                      OPPENHEIMER & CO., INC.
                                 THE ROBINSON-HUMPHREY COMPANY, INC.
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS JUNE 23, 1997.
---------------

(SM) Service Mark of Merrill Lynch & Co. Inc.

     Payments of 8.50% of the Stated Amount per annum will be made or accrue on each Income PRIDES quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1997, until the Purchase Contract Settlement Date. These payments will consist of cumulative cash distributions on the Trust Preferred Securities payable by the Trust at the rate of 6.75% of the Stated Amount per annum, and Contract Adjustment Payments payable by the Company at the rate of 1.75% of the Stated Amount per annum. The ability of the Trust to make the quarterly distributions on the Trust Preferred Securities is solely dependent upon the receipt of corresponding interest payments from the Company on the Junior Subordinated Debentures. The Company has the right at any time, and from time to time, limited to a period not extending beyond the maturity date of the Junior Subordinated Debentures, to defer the interest payments due on the Junior Subordinated Debentures and to defer Contract Adjustment Payments until the Purchase Contract Settlement Date. As a consequence of such deferral, quarterly distributions on the Income PRIDES would be deferred, but would continue to accrue with interest compounded quarterly.

     The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust are guaranteed by the Company (the "Guarantee") to the extent described herein and under "Description of the Guarantee." The Guarantee covers payments of distributions and other payments on the Trust Preferred Securities only if and to the extent the Trust has funds available therefor, which will not be the case unless the Company has made a payment of principal or interest on the Junior Subordinated Debentures held by the Trust as its sole asset. The Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debentures, the Indenture (as defined below) and the Company's obligations under the Declaration (as defined below), provides a full and unconditional guarantee on a subordinated basis by the Company of amounts due on the Trust Preferred Securities. The Guarantee is subordinate and junior in right of payment to all other liabilities of the Company and ranks pari passu with the most senior preferred stock, if any, issued from time to time by the Company.

     Each holder will have the right, at any time after issuance of the Income PRIDES, to substitute for any Trust Preferred Securities held by the Collateral Agent zero-coupon U.S. Treasury Securities (CUSIP No. 912820 AX5) which are principal strips of the 8.75% U.S. Treasury Securities which mature on August 15 , 2000 (the "Treasury Securities") in a principal amount per Purchase Contract equal to the Stated Amount per Trust Preferred Security. Holders may make such substitution only in integral multiples of 20 Income PRIDES. Securities with respect to which Treasury Securities have been substituted for Trust Preferred Securities as collateral to secure a holder's obligation under the Purchase Contracts, are referred to herein as Growth PRIDES(SM). Each Growth PRIDES will consist of a unit with a face amount of $1,000 comprised of (a) 20 Purchase Contracts under which for each Purchase Contract (i) the holder will purchase from the Company on the Purchase Contract Settlement Date or earlier for an amount of cash equal to the Stated Amount, a number of shares of Common Stock of the Company equal to the Cash Settlement Rate described herein, and (ii) the Company will pay the holder Contract Adjustment Payments, and (b) beneficial ownership of a Treasury Security having a principal amount at maturity equal to $1,000. Upon the substitution of Treasury Securities for Trust Preferred Securities as collateral, such Trust Preferred Securities will be released to the holder as described herein and thereafter will trade separately from the resulting Growth PRIDES. Contract Adjustment Payments will be payable by the Company on the Growth PRIDES on March 31, June 30, September 30 and December 31 of each year. In addition, interest will accrete on the underlying Treasury Securities. Distributions on any Trust Preferred Securities still outstanding after the Purchase Contract Settlement Date or after a substitution of collateral resulting in the creation of Growth PRIDES will continue to be payable by the Trust at the rate of 6.75% of the Stated Amount per annum, subject to the deferral right described above. A holder of Growth PRIDES will have the right to subsequently recreate Income PRIDES by delivering a Growth PRIDES to the Purchase Contract Agent plus 20 Trust Preferred Securities per Growth PRIDES to the Collateral Agent in exchange for 20 Income PRIDES and the release of the underlying Treasury Securities to such holder.

     On the Purchase Contract Settlement Date, unless a holder of the Income PRIDES (i) has settled the underlying Purchase Contract either through the early delivery of cash to the Purchase Contract Agent in the manner described herein or otherwise or (ii) has notified the Purchase Contract Agent of its intention to settle the related Purchase Contract with separate cash on the Purchase Contract Settlement Date and has so settled the related Purchase Contract, such holder will be deemed to have requested the Trust to put the related

Junior Subordinated Debenture to the Company, and the principal amount of such Junior Subordinated Debenture equal to the Stated Amount per Purchase Contract will automatically be applied to satisfy in full such holder's obligation to purchase Common Stock under the Purchase Contract. To the extent that holders of Income PRIDES settle the related Contracts as described in (i) or (ii) above, the related Trust Preferred Securities will not be redeemed on the Purchase Contract Settlement Date as stated above and the holders of such Trust Preferred Securities will have the right on the Contract Purchase Settlement Date and for a period of ninety days thereafter to require the Trust to put to the Company, and the Company to repurchase, the related Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures -- Put Option."

     With respect to each Growth PRIDES outstanding on the Purchase Contract Settlement Date, the principal amount of the Treasury Securities underlying each Growth PRIDES, when paid at maturity, will be automatically applied to satisfy in full the holder's obligation to purchase Common Stock under the 20 Purchase Contracts per Growth PRIDES.

     In the event that a holder of either an Income PRIDES or Growth PRIDES effects the early settlement of a related Purchase Contract through the delivery of cash or the holder of an Income PRIDES settles a Purchase Contract with cash on the Purchase Contract Settlement Date, the underlying Trust Preferred Securities or Treasury Securities, as the case may be, will be released to the holder as described herein.

     A holder of Income PRIDES whose Purchase Contract has been settled with cash, or a holder of Growth PRIDES whose Purchase Contract has been settled through application of the principal amount of the related Treasury Securities, on the Purchase Contract Settlement Date, will receive 0.125% more shares of Common Stock per Purchase Contract than will be received by a holder of Income PRIDES whose Purchase Contracts are settled through the put of the related Junior Subordinated Debentures to the Company, and the redemption of the related Trust Preferred Securities, on the Purchase Contract Settlement Date. A holder of FELINE PRIDES whose Purchase Contract has settled through Early Settlement will receive 0.125% more shares of Common Stock per Purchase Contract than would be received by a holder of Income PRIDES who receives the Settlement Rate on the Purchase Contract Settlement Date if the Applicable Market Value was then equal to or greater than the Threshold Appreciation Price.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES AND THE SHARES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF SECURITIES AND THE SHARES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     THE STATES IN WHICH THE COMPANY'S INSURANCE SUBSIDIARIES ARE DOMICILED HAVE ENACTED LEGISLATION OR ADOPTED ADMINISTRATIVE REGULATIONS AFFECTING THE ACQUISITION OF CONTROL OF INSURANCE COMPANIES AS WELL AS TRANSACTIONS BETWEEN INSURANCE COMPANIES AND PERSONS CONTROLLING THEM. MOST STATES REQUIRE ADMINISTRATIVE APPROVAL OF THE ACQUISITION OF CONTROL OF AN INSURANCE COMPANY INCORPORATED IN THE STATE OR THE ACQUISITION OF CONTROL OF AN INSURANCE HOLDING COMPANY WHOSE INSURANCE SUBSIDIARY IS INCORPORATED IN THE STATE. IN FLORIDA, THE ACQUISITION OF 5% AND IN TEXAS, THE ACQUISITION OF 10% OF SUCH SHARES IS GENERALLY DEEMED TO BE THE ACQUISITION OF "CONTROL" FOR THE PURPOSE OF THE HOLDING COMPANY STATUTES AND REQUIRES NOT ONLY FILING OF DETAILED INFORMATION CONCERNING THE ACQUIRING PARTIES AND THE PLAN OF ACQUISITION, BUT ALSO ADMINISTRATIVE APPROVAL PRIOR TO THE ACQUISITION. HOWEVER, IN LIEU OF OBTAINING SUCH APPROVAL, THE FLORIDA AND TEXAS DEPARTMENTS OF INSURANCE PROVIDE PROCEDURES FOR OBTAINING GREATER PERCENTAGES OF SUCH SHARES BY FILING DISCLAIMERS, SEEKING WAIVERS OR OTHER SIMILAR PROCEDURES.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE TRUST OR BY ANY AGENT,

DEALER OR UNDERWRITER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

     NO EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR INDIVIDUAL RETIREMENT ACCOUNT OR PLAN SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "ARC") (EACH, A "PLAN"), NO ENTITY WHOSE UNDERLYING ASSETS INCLUDE "PLAN ASSETS" BY REASON OF ANY PLAN'S INVESTMENT IN THE ENTITY (A "PLAN ASSET ENTITY"), AND NO PERSON INVESTING "PLAN ASSETS" OF ANY PLAN, MAY ACQUIRE OR SHOULD HOLD THE SECURITIES OR ANY INTEREST THEREIN, UNLESS SUCH PURCHASER OR HOLDER IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER U.S. DEPARTMENT OF LABOR PROHIBITED TRANSACTION CLASS EXEMPTION ("PTCE") 96-23, 95-60, 91-38, 90-1 OR 84-14. ANY PURCHASER OR HOLDER OF THE SECURITIES OR ANY INTEREST THEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE AND HOLDING THEREOF THAT IT EITHER
(A) IS NOT A PLAN OR A PLAN ASSET ENTITY AND IS NOT PURCHASING SUCH SECURITIES ON BEHALF OF OR WITH "PLAN ASSETS" OF ANY PLAN OR (B) IS ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER PTCE 96-23, 95-60, 91-38, 90-1 OR 84-14 WITH RESPECT TO SUCH PURCHASE AND HOLDING. SEE "ERISA CONSIDERATIONS."
                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected, projected, estimated or budgeted. Such risks and uncertainties include, but are not limited to, the following: (i) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new and existing competitors, (ii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements, benefit mandates, limitations on the ability to manage health care and utilization, and tax treatment of insurance products, (iii) failure to obtain new customers or retain existing customers, (iv) inability to carry out marketing and sales plans, (v) loss of key executives, (vi) changes in interest rates causing a reduction of investment income, (vii) general economic and business conditions which are less favorable than expected, (viii) unanticipated changes in industry trends, (ix) failure to maintain adequate reinsurance, (x) possible claims relating to sales practices for insurance products and claim denials, (xi) adverse changes in the ratings obtained by independent rating agencies, and
(xii) inaccuracies in assumptions regarding future morbidity, persistency, mortality and interest rates used in calculating reserve amounts. In addition, factors that could cause actual results of the Company to differ materially from those contemplated by or projected, forecast, estimated or budgeted in forward looking statements relating to the results of operations and business of the Company following the acquisition of Columbia Universal Corporation and its insurance subsidiary include the following possibilities: (i) the expected cost savings to be realized are not made or unanticipated offsetting costs are incurred, and (ii) costs or difficulties related to the integration of the businesses of the Company and Columbia Universal Corporation are greater than expected. Accordingly, there can be no assurance that the actual results will conform to the forward-looking statements in this Prospectus.
                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information concerning the Company can be inspected and copied at the SEC's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. Such reports, proxy statements and other information may also be inspected at the offices of the NYSE, on which the Company's Common Stock is traded, at 20 Broad Street, New York, New York 10005.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and the Trust with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Trust and the Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     No separate financial statements of the Trust have been included herein. The Company does not consider that such financial statements would be material to holders of the Securities because (i) all of the voting securities of the Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Trust and investing the proceeds thereof in 6.75% Junior Subordinated Debentures issued by the Company, and (iii) the Company's obligations described herein and in any accompanying prospectus supplement under the Declaration of Trust, the Guarantee issued with respect to Trust Preferred Securities issued by the Trust, the 6.75% Junior Subordinated Debentures purchased by the Trust and the Indenture, taken together, constitute a full and unconditional guarantee of payments due on the Trust's Securities. See "Description of the Junior Subordinated Debentures" and "Description of the Guarantee."

     The Trust is not currently subject to the information reporting requirements of the 1934 Act. The Trust will become subject to such requirements upon the effectiveness of the Registration Statement, although the Trust intends to seek and expects to receive an exemption therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company (File No. 1-7255) with the SEC pursuant to the 1934 Act are incorporated by reference herein and made a part hereof:

          1. Annual Report on Form 10-K for the year ended December 31, 1996.

          2. Quarterly Report on Form 10-Q for the period ended March 31, 1997.

          3. Current Report on Form 8-K dated January 2, 1997.

          4. Current Report on Form 8-K dated March 3, 1997 as amended by Current Report on Form 8-K/A dated March 3, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date hereof and prior to the termination of the offering of the Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained in this Prospectus or in any Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to: Corporate Secretary, American Heritage Life Investment Corporation, 1776 American Heritage Life Drive, Jacksonville, Florida 32224;
Telephone: (904) 992-1776.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated herein by reference. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Except as otherwise indicated, all financial information regarding the Company and its insurance subsidiaries has been prepared in accordance with generally accepted accounting principles rather than statutory accounting principles.

                                  THE COMPANY

     American Heritage Life Investment Corporation is a holding company whose principal subsidiaries are American Heritage Life Insurance Company, a Florida life insurance company ("AHL"), and Columbia Universal Life Insurance Company, a Texas life insurance company ("Columbia Universal"). The Company is engaged in the business of underwriting life and accident and health insurance on an individual, group and credit basis. The Company is a leading marketer of life and supplemental health insurance products through payroll allotment, a specialized distribution method on which it has focused since its inception. Payroll allotment is an efficient way to distribute most products to employees on the job by conveniently deducting the premium from their paychecks. The Company was organized on September 11, 1956 and is presently authorized to do business as a life insurance company in all states, other than New York, and in the District of Columbia, U.S. Virgin Islands and Puerto Rico.

     The Company entered into an agreement in principle on December 10, 1996 to acquire Columbia Universal Corporation and its principal subsidiary, Columbia Universal Life Insurance Company (collectively, "Columbia Universal"), for a purchase price of $44.0 million. The acquisition was closed on March 3, 1997. On April 16, 1997 the Company announced an agreement in principle to acquire Concord General Life Insurance Company ("Concord") for total consideration of $7.5 million in cash, which is expected to close in the second quarter of 1997.

     The Company has reported increased operating earnings for 21 consecutive years and has increased dividends to shareholders for 28 consecutive years. The following chart presents the Company's consolidated operating earnings for the last ten years. Operating earnings are defined as net earnings excluding realized investment gains and losses, net of income taxes, and non-recurring gains related to the sale of home office property.

                         OPERATING EARNINGS HISTORY(1)

 YEAR ENDED                                                                            % INCREASE
 DECEMBER 31                                                 OPERATING EARNINGS      FROM PRIOR YEAR
 -----------                                                 ------------------      ---------------
                                                               (IN THOUSANDS)
    1987...................................................       $ 9,637                  6.5%
    1988...................................................        10,649                 10.5
    1989...................................................        11,920                 11.9
    1990...................................................        13,409                 12.5
    1991...................................................        15,019                 12.0
    1992...................................................        16,739                 11.5
    1993...................................................        18,945                 13.2
    1994...................................................        22,334                 17.9
    1995...................................................        24,174                  8.2
    1996...................................................        26,759                 10.7

---------------

(1) Excluding investment income on the net proceeds of $33.5 million from a secondary public stock offering in 1993, the percentage increase in operating earnings was 11.9% and 11.4% for 1994 and 1993, respectively, and the average annual percentage increase in earnings from operations for the period 1987-1996 was 10.7%.

     AHL is rated "A (Excellent)" by A. M. Best Company ("A. M. Best"), an independent nationally recognized insurance publishing and rating service. During the second quarter of 1997, Columbia Universal's A.M. Best rating was upgraded from "B (Adequate)" to "A- (Excellent)." Standard & Poor's Insurance Rating Services ("S&P") has given AHL an insurer claims-paying ability rating of "AA." At March 31, 1997, the Company had $1.7 billion of total assets, $225.7 million of stockholders' equity and more than $22.1 billion of gross life insurance volume in force. Also, approximately 96% of the $803.4 million of debt securities held by the Company had investment grade ratings.

     The Company operates in three marketing areas -- ordinary, group and credit -- which accounted for 82%, 11% and 7%, respectively, of the Company's pre-tax operating earnings for the three months ended March 31, 1997.

     ORDINARY OPERATIONS provide interest-sensitive products (universal life, single and flexible premium deferred annuities and excess-interest whole life), single premium immediate annuities, level and decreasing term products and supplemental accident and health insurance products to individuals. The largest portion (76.7% for the three months ended March 31, 1997) of new annualized sales was produced on a payroll allotment basis with the remainder produced by a variety of direct billing methods through individual agents. The Company's strategy in its ordinary operations is to offer a broader product mix than its competitors in the payroll allotment area and to solicit all of the employee base by targeting direct sales of insurance products to higher income employees in addition to payroll allotment sales. Recent life insurance studies published by LIMRA International, a prominent industry market research organization, indicate that the Company is one of only four life insurance companies that sell in excess of $40 million of voluntary payroll life and payroll health insurance premiums per year. To describe the Company's differentiation in the marketplace, the Company has coined the following descriptive phrase: "AHL -- The Workplace Marketer(R) -- the Company that serves the life and supplemental health insurance needs of the American worker -- from the lunchroom to the board room."

     GROUP OPERATIONS distribute insurance products and related services to large employers for their employee benefit plans. The Company provides life, disability, medical and dental insurance programs, which constitute the foundation of any employer's package of group benefits. The Company furnishes all components necessary to effectively manage program costs for the client companies including a provider network, managed care program and benefits determination. Group products include group term life insurance, accidental death and dismemberment, short-term disability, long-term disability, dental and major medical coverage. In offering these product lines, the Company provides a wide range of funding vehicles from fully insured to employer funded products, which the Company tailors to the particular needs of its employer clients. The Company's strategy in the group market is to focus on southeastern employers with 500 to 5,000 employees. The Company formed a health maintenance organization subsidiary in 1996 which was licensed in the second quarter of 1997.

     CREDIT OPERATIONS consist of life and accident and health insurance coverages offered to consumer debtors, chiefly through banks, automobile dealers, finance companies and retailers. The Company currently offers credit insurance products in 44 states and ranks among the top 15 credit life insurance providers in the country. Typically, this insurance will pay outstanding loan obligations in the event of an insured loss. This coverage is issued on either the single-premium or outstanding loan balance basis. Credit life is sold on a reducing or level-term basis. Credit accident and health insurance will normally only be written in conjunction with credit life insurance. To complement credit life and accident and health sales, First Colonial Insurance Company, a subsidiary of the Company ("FCIC") and a Florida insurance company, offers credit property insurance coverage.

BUSINESS STRATEGIES

     The Company's objective is to continue its record of increased operating earnings by following the strategies set forth below:

          COMMITMENT TO CORE BUSINESSES. The Company's primary focus will continue to be on its core businesses. Additionally, the Company will continue to evaluate opportunities to grow from internal expansion as well as by acquisitions of blocks of business and/or companies that are compatible with the Company's core businesses.

          CONCENTRATION ON MARKET NICHE. The Company believes it has a competitive advantage in the payroll allotment marketplace based upon its commitment to provide quality service, its offering of an expanding portfolio of products, and its development of processes and technology that are unique to servicing and administering that marketplace.

          SYNERGISTIC MARKETING AND STRATEGIC ALLIANCES. The Company's three marketing areas -- ordinary, group and credit -- provide opportunities for cross-selling the Company's products. The Company's group operations in particular provide the Company's ordinary operations access to sell payroll allotment products. The Company also has and is continuing to develop strategic alliances with other insurers to cross-sell such entities' products and to allow each entity access to the other's distribution channels. The Company presently has strategic alliance partnerships in various stages of development with several major life insurance companies which are expected to provide access to significant distribution systems during 1997.

          FOCUS ON EXPENSE CONTROL. The Company believes that its record of profitable growth has resulted from a combination of revenue growth and focus on expense control. The Company's ratio of general insurance expenses to total revenue (defined for this purpose as including premiums, premium equivalents and investment income and excluding realized investment gains and losses) has been recognized as being low as compared to industry norms. General insurance expenses as a percentage of total revenues for the years ended December 31, 1987 through 1996 and for the three months ended March 31, 1997 ranged from a high of 6.2% to a low of 4.9%.

ACQUISITIONS

     The Company entered into an agreement in principle on December 10, 1996 to acquire Columbia Universal for a purchase price of $44.0 million. The acquisition was closed on March 3, 1997. Columbia Universal markets individual life, annuity and supplemental health products to selected markets. Columbia Universal had premiums and premium equivalents of $36.4 million for the year ended December 31, 1996, and total assets of $368.5 million at December 31, 1996. The acquisition provides new distribution channels for the Company's ordinary payroll products and sales opportunities for both the Company and Columbia Universal and is projected to have a positive impact on the Company's future operating earnings.

     On April 16, 1997, the Company announced an agreement in principle to acquire Concord, a subsidiary of Concord General Mutual Insurance Company of Concord, New Hampshire, for total consideration of $7.5 million in cash. The transaction, which is subject to regulatory approval and the execution of a definitive agreement, is expected to be completed in the second quarter of 1997. Concord primarily markets supplemental life and health insurance products through worksite marketing and will increase the Company's presence in the Northeast.

     Effective December 31, 1996, the Company acquired a block of payroll deduction interest-sensitive whole life business from Kentucky Home Mutual Life Insurance Company. Additionally, during the past six years, the Company has acquired three other blocks of business. Excluding the Columbia Universal and Concord acquisitions, these four acquisitions aggregated $23.4 million in additional annualized premiums and $155.4 million in total assets and have provided new distribution channels for the Company's ordinary payroll products.

                         SUMMARY FINANCIAL INFORMATION

     The following summary consolidated financial data have been derived from the consolidated financial statements of the Company and should be read in conjunction with the consolidated financial statements of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                            THREE MONTHS
                                                ENDED
                                              MARCH 31,                     AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------------   --------------------------------------------------------------
                                          1997         1996         1996         1995         1994         1993         1992
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                             (UNAUDITED)
                                              ($ IN THOUSANDS, EXCEPT LIFE INSURANCE VOLUME IN FORCE AND PER SHARE DATA)
INCOME STATEMENT DATA:
  Insurance revenues.................  $   65,048   $   61,187   $  258,519   $  247,251   $  230,589   $  227,376   $  212,062
  Net investment income..............      25,223       19,070       77,035       70,601       66,706       63,875       59,721
  Realized investment gains
    (losses).........................         103          105          420        6,003        2,011        1,184          237
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total income.................  $   90,374   $   80,362   $  335,974   $  323,855   $  299,306   $  292,435   $  272,020
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Operating earnings.................  $    7,678   $    6,661   $   26,759   $   24,174   $   22,334   $   18,945   $   16,739
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Net earnings.......................  $    7,745   $    6,729   $   27,032   $   28,075   $   23,641   $   19,715   $   16,896
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA:
  Operating earnings.................  $      .56   $      .48   $     1.94   $     1.74   $     1.61   $     1.53   $     1.41
  Net earnings.......................         .56          .49         1.96         2.02         1.71         1.59         1.42
  Cash dividends paid................         .19          .18          .74          .70          .64          .59          .56
SEGMENT DATA:
Insurance revenues and premium
equivalents(1):
  Ordinary...........................  $   53,147   $   40,319   $  181,469   $  167,328   $  161,612   $  149,106   $  138,241
  Group..............................      50,201       48,502      214,933      206,354      167,520      158,188      163,701
  Credit.............................      40,517       33,177      171,209      138,134      116,318      103,113       93,027
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total........................  $  143,865   $  121,998   $  567,611   $  511,816   $  445,450   $  410,407   $  394,969
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
Pre-tax operating earnings:
  Ordinary...........................  $   10,185   $    8,359   $   35,070   $   28,935   $   26,049   $   21,798   $   17,322
  Group..............................       1,419        1,696        4,513        7,470        7,323        6,042        5,269
  Credit.............................         881          631        3,750        2,739        1,754        1,720        2,969
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total........................  $   12,485   $   10,686   $   43,333   $   39,144   $   35,126   $   29,560   $   25,560
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
OTHER DATA:
  Consolidated return on
    stockholders' equity(2)..........        13.1%        12.5%        12.8%        12.4%        12.6%        13.8%        14.2%
  Life insurance volume in force (in
    millions)........................  $   22,134   $   18,725   $   20,523   $   18,384   $   16,816   $   15,601   $   15,468
BALANCE SHEET DATA:
  Total investments..................  $1,325,727   $  975,002   $1,011,449   $  979,603   $  845,729   $  854,363   $  766,871
  Total assets.......................   1,738,090    1,329,077    1,370,117    1,317,896    1,179,257    1,138,578    1,016,984
  Notes payable......................     116,019       95,974       85,459       94,994       84,201       72,481       62,102
  Stockholders' equity...............     225,726      216,881      228,943      219,329      173,360      183,930      147,965

---------------

(1) For an explanation of insurance revenues and premium equivalents refer to Footnote (1) on page 39.
(2) Based on operating earnings for the prior twelve month period divided by average stockholders' equity for the prior twelve month period which excludes any unrealized investment gains (losses).

                                   THE TRUST

     AHL Financing is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of March 20, 1997, executed by the Company, as sponsor (the "Sponsor"), and the trustees of the Trust (the "AHL Trustees," which shall include all trustees serving at such applicable time as trustees) and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on March 20, 1997. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto. See "The Trust."

                                  THE OFFERING

Securities Offered.........  1,800,000 Income PRIDES.

Issuers....................  American Heritage Life Investment Corporation
                             ("AHLIC" or the "Company") and AHL Financing (the "Trust").

Stated Amount..............  $50 per Income PRIDES.

Components of FELINE
  PRIDES...................  Each FELINE PRIDES offered hereby initially will consist of a unit (referred to as an Income PRIDES) comprised of (a) a stock purchase contract (the "Purchase Contract") under which (i) the holder will purchase from the Company on August 16, 2000 (the "Purchase Contract Settlement Date"), for an amount equal to the Stated Amount, a number of new shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company equal to the Settlement Rate or the Cash Settlement Rate (each as defined herein), as applicable, and (ii) the Company will pay Contract Adjustment Payments to the holder, and (b) beneficial ownership of a 6.75% Trust Preferred Security, having a stated liquidation amount equal to the Stated Amount, representing a preferred, undivided beneficial interest in the assets of the Trust.

                             The Company will, directly or indirectly, own all of the Common Securities. The Trust exists for the sole purpose of issuing the Trust Preferred Securities and the Common Securities and investing the proceeds thereof in an equivalent amount of 6.75% Junior Subordinated Debentures of the Company, due August 16, 2002 (the "Junior Subordinated Debentures"). Upon the occurrence of a Tax Event or an Investment Company Event, as described below, the Junior Subordinated Debentures would be substituted for the Trust Preferred Securities. References herein to Trust Preferred Securities, unless the context otherwise requires, mean the (i) Trust Preferred Securities or (ii) the Junior Subordinated Debentures which have been delivered to holders in the case of a Tax Event or an Investment Company Event. The distribution rate and the payment dates for the Trust Preferred Securities will correspond to the interest rate and the payment dates for the Junior Subordinated Debentures, which will be the sole assets of the Trust. As long as the FELINE PRIDES are in the form of Income PRIDES, the Trust Preferred Securities will be pledged with The Chase Manhattan Bank as collateral agent for the Company (together with any successor thereto in such capacity, the "Collateral Agent"), to secure the holders' obligations to purchase Common Stock under the Purchase Contracts. See "Risk Factors."

Purchase Contract
  Agreement................  The FELINE PRIDES will be issued under a Purchase
                             Contract Agreement, dated as of June 27, 1997 (the "Purchase Contract Agreement"), between the Company and The First National Bank of Chicago, as agent for the holders of the FELINE PRIDES (together with any successor thereto in such capacity, the "Purchase Contract Agent").

Substitution of Pledged
  Securities...............  Each holder will have the right, at any time after issuance of the Income PRIDES, to substitute for any Trust Preferred Securities held by the Collateral Agent zero-coupon U.S. Treasury Securities (CUSIP No. 912820 AX5) which are principal strips of the 8.75% U.S. Treasury Securities which mature on August 15, 2000 (the "Treasury Securities") in a principal amount per Purchase Contract equal to the Stated Amount per Trust Preferred Security. Holders may make such substitution only in integral multiples of 20 Income PRIDES. Securities with respect to which Treasury Securities have been substituted for Trust Preferred Securities as collateral to secure a holder's obligation under the Purchase Contracts will be referred to as Growth PRIDES(SM). Each Growth PRIDES will consist of a unit with a face amount of $1000 comprised of (a) 20 Purchase Contracts under which for each Purchase Contract
                             (i) the holder will purchase from the Company on the Purchase Contract Settlement Date or earlier for an amount of cash equal to the Stated Amount, a number of shares of Common Stock of the Company equal to the Cash Settlement Rate described herein, and (ii) the Company will pay the holder Contract Adjustment Payments, and (b) beneficial ownership of a Treasury Security having a principal amount at maturity equal to $1,000. Upon the substitution of Treasury Securities for Trust Preferred Securities as collateral, such Trust Preferred Securities will be released to the holder as described herein and thereafter will trade separately from the resulting Growth PRIDES. See "Description of the FELINE PRIDES -- Substitution of Pledged Securities."

                             Holders who elect to substitute Pledged Securities (as defined in "Description of the Purchase Contracts -- Pledged Securities and Pledge Agreement"), thereby creating Growth PRIDES or recreating Income PRIDES (as discussed below), will be responsible for any fees or expenses payable in connection therewith. See "Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement -- Miscellaneous."

Recreating Income PRIDES...  A holder of Growth PRIDES will have the right to subsequently recreate an Income PRIDES by delivering a Growth PRIDES to the Purchase Contract Agent plus 20 Trust Preferred Securities to the Collateral Agent in exchange for 20 Income PRIDES and the release of the underlying Treasury Security to such holder. See "Description of the FELINE PRIDES -- Recreating Income PRIDES."

Current Payments...........  Holders of Income PRIDES are entitled to receive cash distributions at a rate of 8.50% of the Stated Amount per annum payable quarterly in arrears. The quarterly payments will consist of cumulative cash distributions on the Trust Preferred Securities payable by the Trust at the rate of 6.75% of the Stated Amount per annum, and Contract Adjustment

                             Payments, payable by the Company, until the Purchase Contract Settlement Date, at the rate of 1.75% of the Stated Amount per annum. The ability of the Trust to make the quarterly distributions on the Trust Preferred Securities is solely dependent upon the receipt of corresponding interest payments from the Company on the Junior Subordinated Debentures. The Company's obligations with respect to the Contract Adjustment Payments are subordinate and junior in right of payment to all liabilities of the Company (other than the Company's guarantee of junior subordinated debentures with which they rank pari passu). See "Risk Factors -- Ranking of Contract Adjustment Payments and Subordinate Obligations Under the Guarantee and Junior Subordinated Debentures."

                             Subject to the Company's rights of deferral described herein, in the event holders of Income PRIDES elect to substitute Treasury Securities for the Trust Preferred Securities, holders of Growth PRIDES would receive the quarterly distributions of Contract Adjustment Payments and, to the extent that they continue to hold any Trust Preferred Securities, the quarterly distributions on the Trust Preferred Securities. In addition, interest would continue to accrete on the Treasury Securities. See "Risk Factors -- Right to Defer Current Payments."

Option to Extend
  Distribution Payment
  Periods..................  The Company has the right at any time, and from time to time, limited to a period not extending beyond the maturity date of the Junior Subordinated Debentures, to defer the interest payments due on the Junior Subordinated Debentures. As a consequence of such deferral, quarterly distributions to holders of Income PRIDES (or any Trust Preferred Securities outstanding after the Purchase Contract Settlement Date or after a substitution of collateral resulting in the creation of Growth PRIDES) would be deferred (but despite such deferral, would continue to accumulate quarterly and would accrue interest thereon compounded quarterly at the same rate as interest on the Junior Subordinated Debentures). The Company also has the right to defer the payment of Contract Adjustment Payments on the Purchase Contracts until no later than the Purchase Contract Settlement Date; however, deferred Contract Adjustment Payments will bear additional Contract Adjustment Payments at the rate of 8.50% per annum (such deferred installments of Contract Adjustment Payments together with the additional Contract Adjustment Payments shall be referred to as the "Deferred Contract Adjustment Payments"). See "Description of the Purchase Contracts -- Contract Adjustment Payments." If interest payments on the Junior Subordinated Debentures or the Contract Adjustment Payments are deferred, the Company has agreed, among other things, not to declare or pay any dividend on or repurchase its capital stock during the period of such deferral.

                             In the event that the Company elects to defer the payment of Contract Adjustment Payments on the Purchase Contracts until the Purchase Contract Settlement Date, each holder of Income PRIDES or Growth PRIDES will receive on the Purchase Contract Settlement Date, in lieu of a cash payment, a number of shares of Common Stock (in addition to a number of shares of Common Stock equal to the Settlement Rate or the Cash Settlement Rate) equal to (x) the aggregate amount of Deferred Contract Adjustment Payments payable to a holder of either Income PRIDES or Growth PRIDES divided by (y) the Applicable

                             Market Value. See "Description of the Purchase Contracts -- Option to Defer Contract Adjustment Payments."

Payment Dates..............  Subject to the distribution deferral provisions described herein, the current payments described above will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1997, through and including (i) in the case of the Contract Adjustment Payments, the Purchase Contract Settlement Date or the most recent such quarterly date on or prior to the early settlement of the Purchase Contracts and (ii) in the case of Trust Preferred Securities, through and including the most recent such quarterly date on or prior to the date a Junior Subordinated Debenture represented by a Trust Preferred Security is put to the Company, as described under "Description of the Junior Subordinated Debenture -- Put Option", or the date the stated amount of a Trust Preferred Security, together with all accrued and unpaid distributions thereon, is paid in full (each, a "Payment Date").

Purchase Contract
  Settlement Date..........  On the Purchase Contract Settlement Date, unless a holder of the Income PRIDES (i) has settled the underlying Purchase Contract either through the early delivery of cash to the Purchase Contract Agent in the manner described herein or otherwise, or (ii) has notified the Purchase Contract Agent of its intention to settle the related Purchase Contract with separate cash on the Purchase Contract Settlement Date and has so settled the related Purchase Contract, or an event described under "Description of the Purchase
                             Contracts -- Termination" occurs, such holder will be deemed to have requested the Trust to put the related Junior Subordinated Debenture to the Company, and the principal amount of such Junior Subordinated Debenture equal to the Stated Amount per Purchase Contract will automatically be applied to satisfy in full such holder's obligation to purchase Common Stock under the Purchase Contract. See "Description of the Junior Subordinated Debentures -- Put Option."

                             With respect to each Growth PRIDES outstanding on the Purchase Contract Settlement Date, the principal amount of the Treasury Securities underlying each Growth PRIDES, when paid at maturity, will be automatically applied to satisfy in full the holder's obligation to purchase Common Stock under the 20 Purchase Contracts per Growth PRIDES.

                             In the event that a holder of either an Income PRIDES or Growth PRIDES effects the early settlement of a related Purchase Contract through the delivery of cash or settles a Purchase Contract with cash on the Purchase Contract Settlement Date, the underlying Trust Preferred Securities or Treasury Securities, as the case may be, will be released to the holder as described herein.

Settlement Rate and Cash
  Settlement Rate..........  The number of new shares of Common Stock issuable upon settlement of each Purchase Contract through the put of the related Junior Subordinated Debentures to the Company, and the redemption of the related Trust Preferred Securities, on the Purchase Contract Settlement Date (the "Settlement Rate") will be calculated as follows (subject to adjustment under certain circumstances): (a) if the Applicable Market Value (as defined below) is equal to or greater than $37.82 (the "Threshold Appreciation Price"), the Settlement Rate will be 1.322,

                             (b) if the Applicable Market Value is less than the Threshold Appreciation Price, but greater than $31 the Settlement Rate will equal the Stated Amount divided by the Applicable Market Value, and (c) if the Applicable Market Value is less than or equal to $31, the Settlement Rate will be 1.613. "Applicable Market Value" means the average of the Closing Price (as defined) per share of Common Stock on each of the thirty consecutive Trading Days (as defined) ending on the second Trading Day immediately preceding the Purchase Contract Settlement Date.

                             The number of new shares of Common Stock issuable upon settlement of each Purchase Contract through Early Settlement of FELINE PRIDES, cash settlement of the Income Prides on the Purchase Contract Settlement Date and settlement of Growth PRIDES through application of the related Treasury Securities on the Purchase Contract Settlement Date (the "Cash Settlement Rate") will be calculated as
                             (a) 1.324 shares, in the case of Early Settlement (which is equivalent to the number of shares of Common Stock that would be received upon Cash Settlement of Income PRIDES on the Purchase Contract Settlement Date where the Applicable Market Value is equal to or greater than the Threshold Appreciation Price), or (b) 1.00125 times the Settlement Rate, in those other cases.

                             A holder of Income PRIDES whose Purchase Contract has been settled with cash, or a holder of Growth PRIDES whose Purchase Contract has been settled through application of the principal amount of the related Treasury Securities, on the Purchase Contract Settlement Date, will receive 0.125% more shares of Common Stock per Purchase Contract than will be received by a holder of Income PRIDES whose Purchase Contracts are settled through the put of the related Junior Subordinated Debentures to the Company, and the redemption of the related Trust Preferred Securities, on the Purchase Contract Settlement Date. A holder of FELINE PRIDES whose Purchase Contract has settled through Early Settlement will receive 0.125% more shares of Common Stock per Purchase Contract than would be received by a holder of Income PRIDES who receives the Settlement Rate on the Purchase Contract Settlement Date if the Applicable Market Value was then equal to or greater than the Threshold Appreciation Price.

Early Settlement...........  A holder of Income PRIDES or Growth PRIDES may settle (an "Early Settlement") the underlying Purchase Contracts prior to the Purchase Contract Settlement Date in the manner described herein, but only in integral multiples of 20 Income PRIDES or one Growth PRIDES. Upon such Early Settlement, (a) the holder will pay to the Company through the Purchase Contract Agent in immediately available funds an amount equal to the Stated Amount per Purchase Contract and deliver the Income PRIDES or Growth PRIDES, as the case may be, to the Purchase Contract Agent, (b) the Trust Preferred Securities underlying such Income PRIDES or, if substituted, the Treasury Securities underlying such Growth PRIDES will, within three Business Days of the date of Early Settlement, be transferred to the holder free and clear of the Company's security interest therein, and (c) the Company will, within three Business Days of the date of Early Settlement, deliver newly issued shares of Common Stock to the holder under the Purchase Contract Agreement. Upon Early Settlement, (i) the holder's rights to receive Deferred Contract Adjustment Payments, if any, on the Purchase Contracts being settled will be forfeited, and (ii) the holder's right to receive additional Contract Adjustment Payments will terminate and, except as contemplated by clause (c) above, no adjustment will be made to or for the holder on account of current or deferred amounts accrued in respect thereof.

Termination................  The Purchase Contracts (including the right to receive accrued or Deferred Contract Adjustment Payments and the obligation to purchase Common Stock) will automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company. Upon such termination, the Collateral Agent will release the Trust Preferred Securities, or if substituted, the Treasury Securities, held by it to the Purchase Contract Agent for distribution to the holders, although there may be a limited delay before such release and distribution.

Voting Rights..............  Holders of Trust Preferred Securities will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of Trustees and will generally have no voting rights except in the limited circumstances described under "Description of Trust Preferred Securities -- Voting Rights." Holders of Purchase Contracts forming part of the Income PRIDES or Growth PRIDES will have no voting rights.

Listing of the Income
  PRIDES...................  The Income PRIDES have been approved for listing on the New York Stock Exchange (the "NYSE" ) under the symbol "AHL prI," subject to official notice of issuance. The Growth PRIDES and the Trust Preferred Securities will not be listed or traded on any securities exchange. See "Underwriting."

NYSE Symbol of Common
  Stock....................  "AHL"

TRUST PREFERRED SECURITIES

The Trust..................  AHL Financing, a Delaware statutory business trust
                             (the "Trust"). The sole assets of the Trust will consist of the Junior Subordinated Debentures of the Company. The Company will directly or indirectly own all of the Common Securities (the "Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust.

Trust Preferred
  Securities...............  1,800,000 of 6.75% Trust Preferred Securities
                             (liquidation amount $50 per Trust Preferred
                             Security), representing preferred undivided beneficial interests in the assets of the Trust.

Distributions..............  Distributions on the Trust Preferred Securities,
                             which constitute a portion of the distributions on the Income PRIDES, will be cumulative, will accrue from the first date of issuance of the Trust Preferred Securities and will be payable at the annual rate of 6.75% of the liquidation amount of $50 per Trust Preferred Security when, as and if funds are available for payment. Subject to the distribution deferral provisions, distributions will be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing September 30, 1997.

Distribution Deferral
  Provisions...............  The ability of the Trust to pay distributions on the Trust Preferred Securities is solely dependent on the receipt of interest payments from the Company on the Junior Subordinated Debentures. The Company has the right at any time, and from time to time, to defer the interest payments due on the Junior Subordinated Debentures for successive extension periods (the "Extension Periods"), limited, in the aggregate, to a period not extending beyond the maturity date of the Junior Subordinated Debentures. Quarterly distributions on the Trust Preferred Securities would be deferred by the Trust (but would continue to accumulate quarterly and would accrue interest, compounded quarterly, at the same rates as interest on the Junior Subordinated Debentures) until the end of any such Extension Period. If a deferral of an interest payment occurs, the holders of the Trust Preferred Securities will accrue interest income for United States federal income tax purposes in advance of the receipt of any corresponding cash distribution with respect to such deferred interest payments. See "Risk Factors -- Right to Defer Current Payments," "Description of the Trust Preferred Securities -- Distributions" and "Certain Federal Income Tax Consequences -- Distributions on Trust Preferred Securities."

Rights Upon Deferral of
  Distribution.............  During any period in which interest payments on the
                             Junior Subordinated Debentures are deferred, interest will accrue on the Junior Subordinated Debentures (compounded quarterly) and quarterly distributions on the Trust Preferred Securities will continue to accumulate with interest thereon at the distribution rate, compounded quarterly.

Liquidation Preference.....  In the event of any liquidation of the Trust, holders will be entitled to receive Junior
                             Subordinated Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the Trust Preferred Securities.

Put Option.................  On the Purchase Contract Settlement Date, each holder of Income PRIDES that has neither previously exercised its option of Early Settlement nor settled its Purchase Contract with cash will be deemed to have requested the Trust to put the aggregate principal amount of its Junior Subordinated Debentures to the Company in an amount per Junior Subordinated Debenture equal to $50, plus accumulated and unpaid distributions, if any (a "Put Option"). Upon the repurchase of the Junior Subordinated Debentures by the Company pursuant to such Put Option, (i) the proceeds from such repurchase shall simultaneously be applied to redeem Trust Preferred Securities of such holder having an aggregate Stated Amount equal to the aggregate principal amount of the Junior Subordinated Debentures so repurchased and will be applied to satisfy in full such holder's obligation to purchase Common Stock under the Purchase Contract as described herein and (ii) any accumulated and unpaid distributions with respect to the Junior Subordinated Debentures so repurchased will be paid to such holder in cash.

                             To the extent that holders of Income PRIDES exercise their right of Early Settlement or settle their Purchase Contracts with cash on the Purchase Contract Settlement Date, the related Trust Preferred Securities will not be redeemed on the Purchase Contract Settlement Date as stated above. All holders of Trust Preferred Securities that are not redeemed on the Purchase Contract Settlement Date will have the option on the Purchase Contract Settlement Date and for a period of ninety days thereafter to require the Trust to put to the Company, and the Company to repurchase, the related Junior Subordinated Debentures for an amount equal to $50, plus accumulated and unpaid distributions, if any. Upon such repurchase by the Company, the Trust shall simultaneously use the proceeds from such repurchase to redeem in cash the Trust Preferred Securities of such holders having an aggregate stated amount equal to $50 per Trust Preferred Security and to pay in cash any accumulated and unpaid distributions to the holders thereof.

Tax Event or Investment
  Company Event
  Distribution.............  In certain circumstances involving a Tax Event
                             (which event will generally be triggered upon the occurrence of certain adverse tax consequences or the denial of an interest deduction to the Company on the Junior Subordinated Debentures held by the Trust) or an Investment Company Event (which event will generally be triggered if the Trust is considered an "investment company" under the Investment Company Act of 1940, as amended), the Trust would be dissolved, with the result that the Junior Subordinated Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Preferred Securities, would be distributed to the holders of the Trust Preferred Securities on a pro rata basis. In such event, an Income PRIDES would thereafter consist of a Junior Subordinated Debenture with a principal amount equal to the Stated Amount and the related Purchase Contract and a holder could, on the Purchase Contract Settlement Date, cause the Junior Subordinated Debenture to be repaid and the proceeds thereof applied to satisfy in full such holder's obligation to purchase Common Stock under the Purchase Contract as described herein.

Redemption.................  The Company will not have the ability to redeem the
                             Junior Subordinated Debentures prior to the stated maturity date.

Guarantee..................  The Company will irrevocably and unconditionally guarantee (the "Guarantee"), on a subordinated basis and to the extent described herein, the payment in full of (i) distributions on the Trust Preferred Securities to the extent the Trust has funds available therefor, and (ii) generally, the liquidation amount of the Trust Preferred Securities to the extent the Trust has assets available for distribution to holders of Trust Preferred Securities in the event of a dissolution, winding up or termination of the Trust. The Guarantee will be unsecured and will be subordinate and junior in right of payment to all other liabilities of the Company and will rank pari passu in right of payment with the most senior preferred stock issued, from time to time, if any, by the Company and with any guarantee entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company. See "Risk Factors -- Ranking of Contact Adjustment Payments and Subordinate Obligations Under the Guarantee and Junior Subordinated Debentures."

Junior Subordinated
  Debentures...............  The Junior Subordinated Debentures will mature on
                             August 16, 2002, and will bear interest at the rate of 6.75% per annum, payable quarterly in arrears on each March 31, June 30, September 30 and December 31 commencing September 30, 1997. Interest payments may be deferred from time to time by the Company for successive Extension Periods not extending, in the aggregate, beyond the stated maturity date of the Junior Subordinated Debentures. During any Extension Period, interest would continue to accrue and compound quarterly. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, provided such extended Extension Period does not extend beyond the stated maturity date of the Junior Subordinated Debentures. No interest shall be due during an Extension Period until the end of such period. During an Extension Period, the Company will be prohibited from paying dividends on or purchasing any of its capital stock and making certain other restricted payments until quarterly interest payments are resumed and all amounts due on the Junior Subordinated Debentures are made current. The Junior Subordinated Debentures will be subordinate in right of payment of principal and interest to all Senior Indebtedness (as defined herein) of the Company and will rank pari passu in right of payment with other subordinated debentures issued by the Company and with all unsecured trade creditors of the Company. See "Description of the Junior Subordinated Debentures."

Federal Income Tax
  Consequences.............  Provided the Company does not exercise its right to defer interest on the Junior Subordinated
                             Debentures, holders of Income PRIDES and Trust Preferred Securities will include in income their allocable share of interest with respect to the Junior Subordinated Debentures when paid or accrued, in accordance with their regular method of accounting. The Company intends to report the Contract Adjustment Payments as income to holders of Income PRIDES and Growth PRIDES, but holders should consult their tax advisors concerning the possibility that the Contract Adjustment Payments may be treated as loans, purchase price adjustments, rebates or option premiums rather than being includible in income on a current basis. Holders of Growth PRIDES will continue to include in income any original issue discount ("OID") or market discount or amortize any bond premium otherwise includible or deductible, respectively, with respect to the Treasury Securities posted with the Collateral Agent. See "Certain Federal Income Tax Consequences."

Use of Proceeds............  All of the proceeds from the sale of the Income
                             PRIDES, of which the Trust Preferred Securities are a component, will be invested by the Trust in Junior Subordinated Debentures of the Company and the net proceeds of approximately $86.8 million ultimately will be used by the Company for the repayment of bank debt and for general corporate purposes. Repayment of bank debt will increase the available funding under the Company's existing lines of credit. Any additional amounts received by the Company upon settlement of the Purchase Contracts, whether on the Purchase Contract Settlement Date or an Early Settlement Date, are expected to be used for the repayment of bank debt or general corporate purposes. See "Use of Proceeds."

                                  RISK FACTORS

     Potential purchasers of the Securities offered hereby should carefully consider the risk factors set forth herein under "Risk Factors" as well as other information contained in this Prospectus.

                                  RISK FACTORS

     Prospective purchasers of Securities should consider, in addition to the other information contained or incorporated by reference in this Prospectus, the following information relating to the Securities and to the Company and the industry in which it operates.

RISK FACTORS -- THE SECURITIES

LIMITATIONS ON OPPORTUNITY FOR EQUITY APPRECIATION; RISK OF DECLINE IN EQUITY VALUE

     The opportunity for equity appreciation afforded by an investment in the FELINE PRIDES is less than the opportunity for equity appreciation afforded by a direct investment in the Common Stock, because the value of Common Stock to be received by a holder of Purchase Contracts on the Purchase Contract Settlement Date will only exceed the Stated Amount if the Applicable Market Value of the Common Stock exceeds the Threshold Appreciation Price (which represents an appreciation of 22% over the closing price of the Common Stock on the date hereof). If the Applicable Market Value of the Common Stock is less than the closing price of the Common Stock on the date hereof, such value to be received by the holder on the Purchase Contract Settlement Date will be less than the Stated Amount paid for the Income PRIDES, in which case an investment in the Income PRIDES will result in a loss. Accordingly, a holder of the Purchase Contracts assumes the risk that the market value of the Common Stock may decline, and that such decline could be substantial.

FACTORS AFFECTING TRADING PRICES

     The trading prices of the Income PRIDES and the Growth PRIDES in the secondary market will be directly affected by the trading prices of the Common Stock in the secondary market, the general level of interest rates and the credit quality of the Company. It is impossible to predict whether the price of Common Stock or interest rates generally will rise or fall. Trading prices of Common Stock will be influenced by the Company's operating results and prospects and by economic, financial and other factors and market conditions that can affect the capital markets generally, including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of Common Stock in the market subsequent to the offering of the Securities or the perception that such sales could occur. Fluctuations in interest rates may give rise to opportunities for arbitrage based upon changes in the relative value of the Common Stock underlying the Purchase Contracts and of the other components of the FELINE PRIDES. Any such arbitrage could, in turn, affect the trading prices of the Income PRIDES, Growth PRIDES, Trust Preferred Securities and Common Stock.

VOTING RIGHTS

     Holders of Trust Preferred Securities will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of Trustees and will generally have no voting rights except in the limited circumstances described under "Description of Trust Preferred Securities -- Voting Rights." Holders of Purchase Contracts underlying the Income PRIDES or Growth PRIDES will have no voting rights.

DILUTION OF COMMON STOCK

     The number of shares of Common Stock that holders of the FELINE PRIDES are entitled to receive on the Purchase Contract Settlement Date is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions of the Company that modify its capital structure. See "Description of the Purchase Contracts -- Anti-Dilution Adjustments." Such number of shares of Common Stock to be received by such holders on the Purchase Contract Settlement Date will not be adjusted for other events, such as offerings of Common Stock for cash or in connection with acquisitions. The Company is not restricted from issuing additional Common Stock during the term of either the Purchase Contracts or the Trust Preferred Securities. Additional issuances may materially and adversely affect the price of the Common Stock and, because of the relationship of the number of shares to be received on the Purchase Contract

Settlement Date to the price of the Common Stock, such other events may adversely affect the trading price of the Income PRIDES or Growth PRIDES.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET

     It is not possible to predict how the Income PRIDES, the Growth PRIDES or the Trust Preferred Securities will trade in the secondary market or whether the market for any such securities will be liquid or illiquid. The Income PRIDES and the Growth PRIDES are novel securities and there is currently no secondary market for either the Income PRIDES or Growth PRIDES. The Income PRIDES have been approved for listing on the NYSE, subject to official notice of issuance. The Growth PRIDES and the Trust Preferred Securities will not be listed or traded on any securities exchange. The Company and the Trust have been advised by the Underwriters that they presently intend to make a market for the Growth PRIDES and the Trust Preferred Securities; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance as to the liquidity of any such market that may develop for the Income PRIDES, the Growth PRIDES or the Trust Preferred Securities, the ability of holders to sell such securities, the price at which holders would be able to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that holders of Income PRIDES were to substitute Treasury Securities for the Trust Preferred Securities, thereby converting their Income PRIDES to Growth PRIDES, the liquidity of Income PRIDES could be adversely affected. There can be no assurance that the Income PRIDES will not be delisted from the NYSE or that trading in the Income PRIDES will not be suspended as a result of the election by holders to create Growth PRIDES through the substitution of collateral, which could cause the number of Income PRIDES to fall below the minimum requirements for listing the securities on the NYSE.

PLEDGED SECURITIES ENCUMBERED

     Although holders of FELINE PRIDES will be beneficial owners of the underlying Trust Preferred Securities or the Treasury Securities (together, the "Pledged Securities"), as the case may be, those Pledged Securities will be pledged with the Collateral Agent to secure the obligations of the holders under the Purchase Contracts. Thus, rights of the holders to their Pledged Securities will be subject to the Company's security interest. Additionally, notwithstanding the automatic termination of the Purchase Contracts, in the event that the Company becomes the subject of a case under the United States Bankruptcy Code (the "Bankruptcy Code"), the delivery of the Pledged Securities to holders of the Securities may be delayed by the imposition of the automatic stay of Section 362 of the Bankruptcy Code.

TAX EVENT OR INVESTMENT COMPANY EVENT DISTRIBUTION

     Upon the occurrence of a Tax Event or an Investment Company Event, the Trust will be dissolved (except in the limited circumstances described in the following sentence) with the result that the Junior Subordinated Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Preferred Securities would be distributed to the holders of the Trust Preferred Securities on a pro rata basis. In the case of the occurrence of a Tax Event, such dissolution and distribution shall be conditioned on the Company being unable to avoid such Tax Event within a 90 day period by taking some ministerial action or pursuing some other reasonable measure that will have no adverse effect on the Trust, the Company or the holders of the Trust Preferred Securities, and will involve no material cost. See "Description of the Trust -- Trust Preferred Securities -- Special Event Distribution."

     Under current United States federal income tax law, a distribution of Junior Subordinated Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Trust Preferred Securities including the Collateral Agent. See "Certain Federal Income Tax Consequences -- Receipt of Junior Subordinated Debentures upon Liquidation of the Trust."

     There can be no assurance as to the impact on the market prices for the Income PRIDES of a distribution of the Junior Subordinated Debentures in exchange for Trust Preferred Securities upon a dissolution or liquidation of the Trust. Because the Income PRIDES will consist of Junior Subordinated

Debentures and related Purchase Contracts upon the occurrence of an Investment Company Event, or, in certain circumstances, a Tax Event or liquidation of the Trust, prospective purchasers of Income PRIDES are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein. See "Description of the Trust Preferred Securities -- Special Event Distribution" and "Description of the Junior Subordinated
Debentures -- General."

RIGHT TO DEFER CURRENT PAYMENTS

     The Company may, at its option, defer the payment of Contract Adjustment Payments on the Purchase Contracts until the Purchase Contract Settlement Date. However, deferred installments of Contract Adjustment Payments will bear additional Contract Adjustment Payments at the rate of 8.50% per annum (compounding on each succeeding Payment Date) until paid (such deferred installments of Contract Adjustment Payments together with the additional Contract Adjustment Payments shall be referred to herein as the "Deferred Contract Adjustment Payments"). If the Purchase Contracts are settled early or terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company), the right to receive Contract Adjustment Payments, and Deferred Contract Adjustment Payments, will terminate.

     In the event that the Company elects to defer the payment of Contract Adjustment Payments on the Purchase Contracts until the Purchase Contract Settlement Date, each holder of Purchase Contracts will receive on the Purchase Contract Settlement Date, in lieu of a cash payment, a number of shares of Common Stock (in addition to a number of shares of Common Stock equal to the Settlement Rate or the Cash Settlement Rate) equal to (x) the aggregate amount of Deferred Contract Adjustment Payments payable to a holder of Securities divided by (y) the Applicable Market Value. See "Description of the Purchase Contracts -- Contract Adjustment Payments."

     The Company also has the right under the Indenture (as such term is defined in "Description of Junior Subordinated Debentures" herein) to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period at any time, and from time to time, on the Junior Subordinated Debentures. As a consequence of such an extension, quarterly distributions on the Trust Preferred Securities, held either as a component of the Income PRIDES or held separately, would be deferred (but despite such deferrals would accrue interest compounded on a quarterly basis) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Junior Subordinated Debentures is limited to a period, in the aggregate, not extending beyond the maturity date of the Junior Subordinated Debentures. See "Description of the Trust Preferred Securities -- Distributions" and "Description of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period."

     The Company believes that the likelihood that it will exercise its right to defer payments of interest on the Junior Subordinated Debentures is remote and that, therefore, the Junior Subordinated Debentures should not be considered to be issued with OID unless it actually exercises such deferral right. There is no assurance that the Internal Revenue Service (the "IRS") will agree with such position. See "Certain Federal Income Tax Consequences -- Distributions on Trust Preferred Securities."

     Should the Company exercise its right to defer payments of interest by extending the interest payment period, each holder of Trust Preferred Securities held either as a component of the Income PRIDES or held separately will accrue income (as OID) in respect of the deferred interest allocable to its Trust Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed to holders of record of Trust Preferred Securities. As a result, each such holder of Trust Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its Trust Preferred Securities prior to the record date for the date on which distributions of such amounts are made. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should the Company determine to exercise such right in the future, the market price of the Trust Preferred Securities is likely to be affected. A holder that disposes of its Trust Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Trust Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Trust Preferred Securities (which represent an undivided beneficial interest in the assets of the Trust) may be more volatile than the market price of other securities that are not subject to such deferral. See "Certain Federal Income Taxation -- Distributions on Trust Preferred Securities."

RANKING OF CONTRACT ADJUSTMENT PAYMENTS AND SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE AND JUNIOR SUBORDINATED DEBENTURES

     The Company's obligations with respect to the Contract Adjustment Payments and the Guarantee are subordinate and junior in right of payment to all liabilities of the Company (other than the Company's guarantee of its other subordinated debentures, if any, with which they rank pari passu). The obligations of the Company under the Junior Subordinated Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of the Company and pari passu with other subordinated debentures issued by the Company and obligations to or rights of the Company's other general unsecured creditors and other junior subordinated debentures issued hereafter. No payment of principal of (including redemption payments, if any), premium, if any, or interest on the Junior Subordinated Debentures may be made if (i) any Senior Indebtedness of the Company is not paid when due and any applicable grace period with respect to such default has ended with such default not having been cured or waived or ceasing to exist, or (ii) the maturity of any Senior Indebtedness has been accelerated because of a default. As of March 31, 1997, Senior Indebtedness aggregated approximately $116.0 million. There are no terms in the Trust Preferred Securities, the Junior Subordinated Debentures or the Guarantee that limit the Company's ability to incur additional indebtedness, including indebtedness that ranks senior to the Contract Adjustment Payments, the Junior Subordinated Debentures and the Guarantee. See "Description of the Guarantee," "Description of the Purchase Contracts -- Contract Adjustment Payments" and "Description of the Junior Subordinated
Debentures -- Subordination."

PURCHASE CONTRACT AGREEMENT NOT QUALIFIED UNDER TRUST INDENTURE ACT; LIMITED OBLIGATIONS OF PURCHASE CONTRACT AGENT

     Although the Trust Preferred Securities constituting a part of the Income PRIDES will be issued pursuant to a Declaration (as defined herein) qualified under the Trust Indenture Act, the Purchase Contract Agreement will not be qualified as an indenture under the Trust Indenture Act, and the Purchase Contract Agent will not be required to qualify as a trustee thereunder. Accordingly, holders will not have the benefit of the protection of the Trust Indenture Act. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include disqualification of the indenture trustee for "conflicting interests" as defined under the Trust Indenture Act, provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under the Indenture and the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities. Under the terms of the Purchase Contract Agreement, the Purchase Contract Agent will not be required to resign as agent in the event of a "conflicting interest," will not be obligated to establish a separate account for the benefit of holders in the case of a credit relationship with the Company at the time of a default under the Purchase Contract Agreement and will not be required to furnish any annual reports. A holder of a Trust Preferred Security, as a part of an Income PRIDES or otherwise, will have the protections of the Declaration, which will be qualified under the Trust Indenture Act.

PROPOSED TAX LEGISLATION

     On February 6, 1997, as part of the fiscal budget submitted to Congress, the Clinton Administration proposed a number of changes to federal income tax laws. One proposal would preclude the issuer from deducting interest on debt instruments payable in stock of the issuer. A debt instrument would be treated as payable in stock of the issuer if it were part of an arrangement designed to result in payment of debt with such stock, such as certain issuances of a forward contract in connection with the issuance of debt. The effective date of the proposals is the date of first Congressional committee action. The House Ways and Means Committee has approved a similar provision as part of the Revenue Reconciliation Act of 1997 (the "Revenue Act"). The effective date of this provision of the Revenue Act is for instruments issued after June 8, 1997 which is the date prior to the date of first Congressional Committee action which occurred on June 9, 1997. The legislative language of the Revenue Act, as approved by the House Ways and Means Committee, provides for a transition rule for instruments described in a filing with the Securities and Exchange Commission made on or prior to June 8, 1997 where such filing was required solely by reason of the distribution. The Junior Subordinated Debentures were described in a filing with the Securities and Exchange Commission made prior to June 8, 1997 and such filing was required solely by reason of their distribution. Accordingly, the proposals in their current form, including the applicable provision of the Revenue Act, would not apply to the Junior Subordinated Debentures since they would be subject to the transition rules. There can be no assurance, however, that the proposals, if enacted, will be enacted as currently drafted or will include such a transitional rule or that other legislation enacted after the date hereof will not adversely affect the tax treatment of the Junior Subordinated Debentures or cause a Tax Event, resulting in the distribution of the Junior Subordinated Debentures to holders of Trust Preferred Securities. See "Description of the Trust Preferred Securities -- Special Event Distribution."

RISK FACTORS -- THE INDUSTRY

RESERVES

     The Company maintains reserves for future policy benefits and unpaid claims expenses which include policy reserves and claims reserves established for its insurance products. Policy reserves represent the portion of premiums received which are reserved to provide for future claims. Claims reserves are established for future payments not yet due on claims already incurred. Neither generally accepted accounting principles nor statutory reserves represent an exact calculation of future benefit liabilities but are instead estimates made by the Company using actuarial and statistical procedures. However, there can be no assurance that any such reserves would be sufficient to fund future liabilities in all circumstances. Future loss development could require reserves for prior periods to be increased, which would adversely affect earnings in future periods. Adjustments to reserve amounts may be required in the event of changes from the assumptions regarding future morbidity (the incidence of claims and the rate of recovery, including the effects thereon of inflation, and other societal and economic factors), persistency, mortality, and interest rates used in calculating the reserve amounts.

COMPETITION

     The Company's businesses are highly competitive. The Company's profitability is affected by a number of factors, including rate competition, mortality and morbidity experience, lapse rates, government regulation, interest rates, and general business considerations. There are many insurance companies which actively compete with the Company in its lines of businesses, some of which are larger and have greater financial resources than the Company, and there is no assurance that the Company will be able to compete effectively against such companies in the future.

RATINGS

     Claims-paying and financial strength ratings, such as those assigned by A.M. Best, S&P and other independent insurance rating organizations, have become an increasingly important factor in establishing the competitive position of insurance companies. A.M. Best and S&P ratings are intended to provide an independent opinion of an insurer's ability to meet its obligations to policyholders and should not be considered an investment recommendation. Management believes that such ratings held by the Company's insurance subsidiaries are important credentials that allow and enhance marketing opportunities. Lower ratings could adversely affect the ability of the insurance subsidiaries to gain new business.

RELIANCE ON DIVIDENDS AND OTHER PAYMENTS FROM INSURANCE SUBSIDIARIES

     The Company is a holding company with no independent business operations. Consequently, the Company's primary sources of cash to meet its debt service and other obligations and to pay dividends on its capital stock are dividends, management fees, surplus debenture payments and tax sharing payments from its various subsidiaries. The ability of the Company's insurance subsidiaries to pay dividends and make other payments is limited by the insurance laws of their respective states of domicile. There can be no assurance that the Company's insurance subsidiaries will continue to be able to make sufficient funds available to the Company without regulatory approval or that the Company will be able to obtain any regulatory approvals that may be required from time to time.

REGULATION

     Insurance companies are subject to governmental regulation in each of the jurisdictions in which they conduct business. Insurance regulatory agencies have broad administrative power with respect to all aspects of an insurance company's business, including rates, policy forms, dividend payments, capital adequacy and the amount and type of investments it may have. These regulations are intended primarily to protect policyholders rather than security holders.

                                   THE TRUST

     AHL Financing is a statutory business trust formed under Delaware law pursuant to (i) the Declaration, executed by the Company, as Sponsor, and the AHL Trustees and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on March 20, 1997. The Declaration will be qualified as an indenture under the Trust Indenture Act. Although upon issuance of the Trust Preferred Securities, the holders of Income PRIDES will be beneficial owners of the underlying Trust Preferred Securities, these Trust Preferred Securities will be pledged with the Collateral Agent to secure the obligations of the holders under the Purchase Contracts. See "Description of the Purchase Contracts -- Pledged Securities and Pledge Agreement" and "Description of the Trust Preferred Securities-Book-Entry Only Issuance -- The Depository Trust Company." The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto. The Trust has a term of approximately seven years, but may terminate earlier as provided in the Declaration.

     Pursuant to the Declaration, the number of trustees at the time of issuance of the Trust Securities will be four. Two of the Trustees (the "Regular Trustees") will be persons who are employees or officers of or who are affiliated with the Company. A third trustee will be an entity that is unaffiliated with the Company and that has its principal place of business in the State of Delaware (the "Delaware Trustee"). Initially, The First National Bank of Chicago, a national banking corporation, will serve as institutional trustee and the fourth trustee under the Declaration and as Indenture Trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Institutional Trustee"). The First National Bank of Chicago will be the Institutional Trustee until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The First National Bank of Chicago will also act as trustee (the "Guarantee Trustee") under the Guarantee and an affiliate, First Chicago Delaware Inc., will act as Delaware Trustee for the purposes of the Trust Act (as defined herein), until removed or replaced by the holder of the Common Securities. See "Description of the Trust Preferred Securities Guarantees" and "Description of the Trust Preferred Securities -- Voting Rights."

     The Institutional Trustee will hold title to the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities and the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Junior Subordinated Debentures. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities. The Company, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees; provided, that the number of trustees shall be at least three, a majority of which shall be Regular Trustees. The Company will pay all fees and expenses related to the Trust and the offering of the Trust Securities. See "Description of the Junior Subordinated
Debentures -- Miscellaneous."

     The rights of the holders of the Trust Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Trust Preferred Securities."

     The Delaware Trustee is First Chicago Delaware Inc. The principal place of business of the Trust shall be c/o American Heritage Life Investment Corporation, 1776 American Heritage Life Drive, Jacksonville, Florida 32224, and its telephone number is (904) 992-1776.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The high and low sales prices of the Common Stock of the Company, as reported on the NYSE Composite Tape (ticker symbol: "AHL"), and the dividends paid on the Common Stock during the fiscal years ended December 31, 1995 and 1996, and for the first and second quarters of fiscal 1997 are set out below:

                                                                            CASH DIVIDENDS
                                                           HIGH     LOW     PAID PER SHARE
                                                          ------   ------   --------------
1995:
  First Quarter.........................................  $19.75   $17.88       $.1650
  Second Quarter........................................   21.25    16.25        .1750
  Third Quarter.........................................   21.50    18.88        .1800
  Fourth Quarter........................................   23.25    19.25        .1800
1996:
  First Quarter.........................................  $23.88   $20.50       $.1800
  Second Quarter........................................   24.25    19.88        .1800
  Third Quarter.........................................   21.75    19.00        .1900
  Fourth Quarter........................................   27.75    19.75        .1900
1997:
  First Quarter.........................................  $27.00   $23.50       $.1900
  Second Quarter (through June 23, 1997)................   31.25    23.88        .1900

     On April 24, 1997, the Company declared a 5.3% quarterly dividend increase to $.20 per share, payable in the third quarter of 1997, which marks the 28th year of increased dividends to shareholders.

     On June 23, 1997, the last reported sale price of the Common Stock on the NYSE was $31 per share. As of April 30, 1997, the approximate number of holders of record of Common Stock was 8,400.

     The Company's Board of Directors currently intends to continue to declare a quarterly cash dividend on each share. The amount of such dividend is intended to be based on the Company's net income and cash flow. Each declaration of dividends will be reviewed by the Board of Directors quarterly and will be determined, at the discretion of the Board of Directors, in light of the Company's results of operations, financial condition, capital requirements, and other factors deemed relevant at that time by the Company's Board of Directors. As an insurance holding company, the Company depends on dividends and other permitted payments from its subsidiaries to pay cash dividends to shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Government Regulation," and "Business -- Dividend Regulation."

                                USE OF PROCEEDS

     All of the proceeds from the sale of the Income PRIDES, of which the Trust Preferred Securities are a component, will be invested by the Trust in Junior Subordinated Debentures of the Company pursuant to the Indenture described herein and the net proceeds of approximately $86.8 million ultimately will be used by the Company for the repayment of bank debt and for general corporate purposes. Repayment of bank debt will increase the available funding under the Company's existing lines of credit. Any additional amounts received by the Company upon settlement of the Purchase Contracts, whether on the Purchase Contract Settlement Date or Early Settlement Date, are expected to be used for the repayment of bank debt or general corporate purposes. The Company's bank debt consists of two components: (i) demand lines of credit and (ii) an acquisition line of credit. The demand lines of credit have interest rates that range primarily between LIBOR plus 50 basis points to LIBOR plus 55 basis points. The acquisition line of credit has an interest rate of LIBOR plus 55 basis points. The acquisition line of credit is a revolving loan with a four year maturity that converts to a two year term loan upon maturity. The acquisition line of credit funded the acquisition of Columbia Universal.

                                 CAPITALIZATION

     The following table sets forth the summary capitalization at March 31, 1997, of the Company and its consolidated subsidiaries on a historical basis and on a pro forma basis after giving effect to the sale by the Company of the FELINE PRIDES offered hereby and the application of the net proceeds therefrom. See "Use of Proceeds." The table should be read in conjunction with the Company's consolidated financial statements and notes thereto and other financial data included elsewhere herein.

                                                                  AT MARCH 31, 1997
                                                              --------------------------
                                                                ACTUAL      PRO FORMA(1)
                                                              -----------   ------------
                                                                     (UNAUDITED)
                                                                ($ IN THOUSANDS EXCEPT
                                                                    SHARE AMOUNTS)
Notes payable to banks......................................   $116,019       $ 29,244
                                                               --------       --------
AHLIC-obligated mandatorily redeemable preferred securities
  of subsidiaries holding solely subordinated debentures of
  AHLIC(2)..................................................         --         90,000
                                                               --------       --------
Stockholders' equity:
  Common stock of $1.00 par value.
  Authorized 35,000,000 shares; issued 13,990,371 shares....     13,990         13,990
  Additional paid-in capital................................     43,228         43,228
  Retained earnings.........................................    168,582        168,582
  Net unrealized investment gains (losses)..................      3,717          3,717
  Less: Cost of 173,128 common shares in treasury...........     (3,791)        (3,791)
                                                               --------       --------
          Total stockholders' equity........................    225,726        225,726
                                                               --------       --------
          Total capitalization..............................   $341,745       $344,970
                                                               ========       ========
          Debt as a percentage of total capitalization(3)...       33.9%           8.5%
                                                               ========       ========

---------------

(1) Adjusted for the sale of Trust Preferred Securities, the application of the estimated net proceeds to the purchase of the Junior Subordinated Debentures and the application by the Company of all of the estimated net proceeds of Junior Subordinated Debentures for the repayment of bank debt. See "Use of Proceeds."
(2) The sole assets of the Trust will be 6.75% subordinated debentures of the Company due 2002 with a principal amount of approximately $92.8 million. Upon redemption of such debt, the Trust Preferred Securities of such subsidiary will be mandatorily redeemable.
(3) Debt as a percentage of total capitalization represents notes payable to banks divided by total capitalization.

                              ACCOUNTING TREATMENT

     The financial statements of the Trust will be reflected in the Company's consolidated financial statements with the $90.0 million Trust Preferred Securities shown as AHLIC-obligated mandatorily redeemable preferred securities of subsidiaries holding solely subordinated debentures of the Company. The notes to the consolidated financial statements of the Company will reflect that the sole asset of the Trust will be approximately $92.8 million principal amount of 6.75% Junior Subordinated Debentures due August 16, 2002 of the Company. See "Capitalization." Under current generally accepted accounting principles, the Purchase Contracts will not be recorded on the Company's consolidated balance sheet but will be disclosed in the notes to the consolidated financial statements.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following summary data should be read in conjunction with the Company's consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations. The annual income statement and balance sheet data set forth below for the years 1992 through 1996 have been derived from the consolidated financial statements audited by KPMG Peat Marwick LLP, independent accountants. The audited consolidated balance sheets at December 31, 1995 and 1996 and the related audited consolidated statements of earnings and of cash flows for the three years ended December 31, 1996, notes thereto and related Auditor's Report appear elsewhere in this Prospectus. The unaudited financial information as of and for the three months ended March 31, 1997 and 1996 has been derived from unaudited financial statements which include, in the Company's opinion, all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the interim results. Interim results are not necessarily indicative of the results to be expected for the full year.

                                   THREE MONTHS ENDED
                                        MARCH 31,                        AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                -------------------------   -------------------------------------------------------------------
                                   1997          1996          1996          1995          1994          1993          1992
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                       (UNAUDITED)
                                     ($ IN THOUSANDS, EXCEPT LIFE INSURANCE VOLUME IN FORCE AND SHARE AND PER SHARE DATA)
INCOME STATEMENT DATA:
Income:
  Insurance revenues..........  $    65,048   $    61,187   $   258,519   $   247,251   $   230,589   $   227,376   $   212,062
  Net investment income.......       25,223        19,070        77,035        70,601        66,706        63,875        59,721
  Realized investment gains,
    net.......................          103           105           420         6,003         2,011         1,184           237
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total income..........       90,374        80,362       335,974       323,855       299,306       292,435       272,020
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Benefits, claims and expenses:
  Benefits and claims.........       41,618        35,929       148,887       148,581       146,146       159,335       155,722
  Underwriting, acquisitions
    and insurance expenses:
    Taxes and commissions.....       19,324        19,785        85,690        77,697        67,164        54,657        42,969
    General expenses..........        9,363         7,390        31,724        28,702        28,162        27,641        28,043
    Amortization of deferred
      acquisition costs.......        6,937         6,403        25,628        23,744        20,758        20,091        19,450
  Other operating expenses....        1,582           954         4,186         3,694         2,413         1,806         1,685
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
        Total benefits claims
          and expenses........       78,824        70,461       296,115       282,418       264,643       263,530       247,869
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
    Earnings before income
      taxes...................       11,550         9,901        39,859        41,437        34,663        28,905        24,151
Income taxes..................        3,805         3,172        12,827        13,362        11,022         9,190         7,255
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
      Net earnings............  $     7,745   $     6,729   $    27,032   $    28,075   $    23,641   $    19,715   $    16,896
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
Operating earnings(3).........  $     7,678   $     6,661   $    26,759   $    24,174   $    22,334   $    18,945   $    16,739
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
PER SHARE DATA:
  Net earnings................  $       .56   $       .49   $      1.96   $      2.02   $      1.71   $      1.59   $      1.42
  Operating earnings(3).......          .56           .48          1.94          1.74          1.61          1.53          1.41
  Cash dividends paid.........          .19           .18           .74           .70           .64           .59           .56
  Weighted average number of
    shares outstanding........   13,810,142    13,833,356    13,825,560    13,882,041    13,855,297    12,399,070    11,902,790
BALANCE SHEET DATA:
  Total investments...........  $ 1,325,727   $   975,002   $ 1,011,449   $   979,603   $   845,729   $   854,363   $   766,871
  Total assets................    1,738,090     1,329,077     1,370,117     1,317,896     1,179,257     1,138,578     1,016,984
  Notes payable...............      116,019        95,974        85,459        94,994        84,201        72,481        62,102
  Stockholders' equity........      225,726       216,881       228,943       219,329       173,360       183,930       147,965
OTHER DATA:
  Consolidated return on
    stockholders' equity(1)...         13.1%         12.5%         12.8%         12.4%         12.6%         13.8%         14.2%
  First year annualized,
    issued, delivered and paid
    premiums on a weighted
    basis.....................  $    65,399   $    78,585   $   290,173   $   252,332   $   221,502   $   191,921   $   160,892
  Life insurance volume in
    force (in millions).......       22,134        18,725        20,523        18,384        16,816        15,601        15,468
  Ratio of earnings to fixed
    charges(2)................         7.80x         7.41x         7.49x         7.38x         9.13x         8.76x         9.47x

---------------

(1) Based on operating earnings for the prior twelve month period divided by average stockholders' equity for the prior twelve month period which excludes any unrealized investment gains (losses).
(2) For the purposes of the ratio of earnings to fixed charges, earnings were calculated by adding interest expense to operating earnings before income taxes and excluding any unrealized investment gains and losses. Fixed charges consist of interest expense payable on bank debt and issuance of the Junior Subordinated Debentures. The pro forma ratio of earnings to fixed charges for the three months ended March 31, 1997, giving pro forma effect to the sale of the Income PRIDES as if such sale and issuance had occurred at January 1, 1997, assuming repayment of bank indebtedness from the net proceeds, was 7.16x.
(3) The amounts exclude realized investment gains and losses.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     American Heritage Life Investment Corporation and its subsidiaries are engaged primarily in the life and health insurance business. The Company's consolidated earnings are primarily attributable to its principal subsidiaries, American Heritage Life Insurance Company ("AHL") and Columbia Universal. Following is a discussion of the significant components of the consolidated results of operations for the years ended December 31, 1996, 1995 and 1994 and for the three months ended March 31, 1997 and 1996.

INSURANCE OPERATIONS

     Insurance revenues pursuant to generally accepted accounting principles ("GAAP") include only the mortality, expense and surrender charges for interest-sensitive products. Insurance revenues do not include group and credit premium equivalents and cash deposits from interest-sensitive products.

     As a result of more of the ordinary life business being interest-sensitive, the group business being on a self-funded or split funded basis and the credit business being written on an administrative services only basis, in which only the fees charged are included in insurance revenues for GAAP purposes, it is necessary to evaluate insurance revenues including premium equivalents.

     For 1996, 1995 and 1994, insurance revenues were $258.5 million, $247.3 million and $230.6 million, respectively, while total insurance revenues including premium equivalents were $567.6 million, $511.8 million and $445.5 million, respectively.

     Insurance revenues for the three months ended March 31, 1997 were $65.0 million, an increase of 6.3% from the $61.2 million for the same period in 1996. This increase was due primarily to an increase in ordinary accident and health insurance revenues and the inclusion of Columbia Universal revenues of $3.5 million in 1997 with no comparable amount in 1996. Including premium equivalents of $78.8 million and $60.8 million for the three months ended March 31, 1997 and 1996, respectively, insurance revenues, including premium equivalents, were $143.9 million and $122.0 million, up 17.9% in 1997. These increases in insurance revenues including premium equivalents were due to an increase in long-term care revenues. Additionally, credit insurance revenues and premium equivalents were up due to increased sales of reinsurance, which generally provides less risk to the Company at an acceptable profit margin and an increase in administrative services only business. Also, Columbia Universal revenues and premium equivalents were $9.3 million in 1997 with no comparable amount in 1996.

     Ordinary insurance revenues amounted to $137.4 million, $123.7 million and $114.0 million, in 1996, 1995 and 1994, respectively. Premiums including equivalents were $181.5 million, $167.3 million and $161.6 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in revenues and premiums and premium equivalents in 1996 over 1995 and 1995 over 1994 were due primarily to increased policy charges on interest-sensitive products due to increased sales, increased sales of individual accident and health plans, and rate increases on certain cancer/dread disease plans. The increase in individual accident and health sales in 1996 compared to 1995 included for the first time a full year of long-term care product sales that increased revenues approximately $5.7 million.

     Group insurance revenues in 1996, 1995 and 1994 totaled $35.5 million, $39.9 million and $43.2 million, respectively. Premiums and premium equivalents were $214.9 million, $206.4 million and $167.5 million for 1996, 1995 and 1994, respectively. These increases in premiums and premium equivalents included the sales to larger group cases that were sold on a self-funded basis.

     Credit insurance revenues for 1996, 1995 and 1994 were $85.6 million, $83.6 million and $73.4 million, respectively. Credit premiums and premium equivalents amounted to $171.2 million, $138.1 million and $116.3 million for the years ended December 31, 1996, 1995 and 1994, respectively. Credit insurance revenues and premiums and premium equivalents increased during these periods as a result of geographic expansion and increased sales of reinsured business, which generally provides less risk to the Company at an acceptable profit margin. The increase in 1996 over 1995 was also attributed to additional fee income generated from administering the run-off of credit life and health insurance for another insurance company, effective June 1996.

     Benefits and claims were $41.6 million for the three months ended March 31, 1997, up 15.8% from the $35.9 million for the same period in 1996. The increase for the three months ended March 31, 1997 versus 1996 was due primarily to increased ordinary benefits, including increased dread disease claims and an increase in reserves for long-term care business due to its growth. Also, 1997 included benefits and claims for Columbia Universal of $6.7 million with no comparable amount for 1996.

     Ordinary benefits and claims in 1996, 1995 and 1994 were $111.0 million, $103.2 million and $95.6 million, respectively. The increase each year was the result of growth in first year and renewal business, increased interest credited to policyholder account balances and some increase in mortality and morbidity experience.

     Group benefits and claims in 1996, 1995 and 1994 totaled $24.0 million, $25.6 million and $29.1 million, respectively. Group benefits have been reduced as a result of a managed care program, the AHL Select Provider Network, and new cases written on a self-funded or split-funded basis where claims are not included in the Company's benefits and claims expense for financial statement purposes.

     Credit benefits and claims amounted to $13.9 million, $19.8 million and $21.4 million in 1996, 1995 and 1994, respectively. These decreases were due, in part, to a reduction in the change in unearned premiums which is included in credit benefits and claims. These reductions were also the result of terminating unprofitable accounts and certain previously retained business accounts converting to reinsured accounts.

     The Company's major operating costs consist of commissions, payroll, premium taxes and administrative-related expenditures. Taxes, commissions, and general expenses aggregated $28.7 million for the first three months of 1997 versus $27.2 million for the first three months of 1996, or an increase of 5.6%. The increase was primarily due to Columbia Universal taxes, commissions and general expenses of $1.5 million for 1997 with no comparable amount for 1996.

     General insurance expenses as a percentage of total income, excluding realized investment gains (losses) and including premium equivalents for the years ended December 31, 1994 through 1996 and for the three months ended March 31, 1997 ranged from a high of 5.5% to a low of 4.9%. This demonstrates that the Company has been able to control the level of general insurance expenses, which in turn has been a significant factor in the Company's steady growth in operating earnings.

     Ordinary taxes, commissions and general expenses were $33.1 million, $29.4 million and $29.0 million for 1996, 1995 and 1994, respectively. The increase each year was primarily the result of growth in ordinary business. Group taxes, commissions and general expenses were $12.3 million, $12.2 million and $12.5 million, respectively. These expenses have remained relatively flat due to a decrease in taxes and commissions offset by an increase in general expenses. The decrease in commissions and taxes was the result of reduced premiums. The increases in general insurance expenses in 1996 and 1995 were due to growth in business, administration of larger group cases and the implementation of a new local area network group system. Credit taxes, commissions and general expenses were $72.3 million, $65.1 million and $54.1 million in 1996, 1995 and 1994, respectively. The increase each year was primarily due to an increase in commissions earned as a result of increased insurance revenues and a higher effective commission rate, due to increased contingent commissions as a result of improved claims experience.

     Pursuant to GAAP, the initial costs directly associated with selling, underwriting, and processing ordinary insurance are deferred and amortized over the premium-paying period of the related policies for traditional products. For interest-sensitive products, these costs are amortized over the lives of the policies in relation to the present value of estimated gross profits from surrender charges and investment, mortality, and expense margins. These costs increase as the amount of sales and insurance in force increases. The charge to earnings for acquisition costs of ordinary insurance is comprised of two components: (1) the amortization of costs for policies which remain in force, and (2) the write-off of unamortized costs related to policies which are terminated. For the three months ended March 31, 1997, the amortization of deferred acquisition costs was

$6.9 million compared to $6.4 million for the comparable period in 1996. The increase in amortization expense for the three months ended March 31, 1997 was primarily due to increased amortization from the growth of business in force and Columbia Universal amortization of $.9 million for 1997 with no comparable amount for 1996.

     Amortization of deferred acquisition costs was $25.6 million in 1996, $23.7 million in 1995 and $20.8 million in 1994. These increases were primarily due to growth in business in force and an increase in lapses of individual health business resulting from the implementation of rate increases, which increase the write-off of the policies' deferred acquisition costs.

     For the three months ended March 31, 1997, other operating expenses were $1.6 million compared to $1.0 million for the same period in 1996, or an increase of 65.8%. This increase was due primarily to an increase in interest expense as a result of an increase in the amount of average outstanding bank debt including increased debt related to the acquisition of Columbia Universal.

     Non-segmented operating expenses in 1996, 1995 and 1994 were $3.9 million, $3.4 million and $2.2 million, respectively. These expenses primarily relate to non-life insurance operations, including interest expense. Interest expense is a function of the average debt outstanding and interest rate charged. Interest expense included in non-segmented operating expenses was $3.7 million, $3.3 million and $2.0 million for 1996, 1995 and 1994, respectively. These increases were due primarily to additional bank debt outstanding in 1996 and 1995 and an increase in interest rates in 1995 from 1994.

INCOME TAXES

     Income taxes increased 20.0% for the three months ended March 31, 1997 from the same period in 1996, primarily as a result of an increase in net earnings and a higher effective tax rate. For the three months ended March 31, 1997 and 1996, the effective tax rate was 32.9% and 32.0%, respectively. The increase in the effective tax rate was primarily due to Columbia Universal's earnings being taxed at a rate of 35% in 1997.

     Income tax expense was down in 1996 compared to 1995 due to a decrease in pre-tax earnings and up in 1995 compared to 1994 due to increased pre-tax earnings. The effective tax rates on net earnings were 32.2% in 1996 and 1995 and 31.8% in 1994.

NET INVESTMENT INCOME

     For the three months ended March 31, 1997, net investment income was $25.2 million, an increase of 32.3% over the $19.1 million reported for the same period in 1996. This increase in net investment income for the three months ended March 31, 1997 compared to the same period in 1996 was due primarily to an increase in invested assets, and $6.1 million of investment income for Columbia Universal with no comparable amount in 1996, partially offset by a decrease in Management Security Plan ("MSP") policy loan interest due to a decrease in the average rate charged (7.98% in 1997 versus 9.36% in 1996) on increased policy loan balances (see page 35 for discussion regarding MSP loans.) The effective yield on invested assets for the three months ended March 31, 1997 was 7.50% compared to 7.80% for the same period in 1996.

     Net investment income was $77.0 million, $70.6 million and $66.7 million for the years ended December 31, 1996, 1995 and 1994, respectively. These increases were due primarily to an increase in invested assets and changes made in the investment portfolio to improve the yield. The effective yield on invested assets for the year ended December 31, 1996 was 7.72% compared to 7.64% for the year ended December 31, 1995 and 7.87% for the year ended December 31, 1994. The increase in yield from 1995 to 1996 was due to changes made in the investment portfolio including a reduction in lower yielding equity securities and an increase in higher yielding corporate bonds and mortgage loans. The reduction in yield from 1994 to 1995 was primarily the result of declining interest rates during 1995.

PRE-TAX OPERATING EARNINGS

     For the three months ended March 31, 1997, ordinary pre-tax operating earnings were $10.2 million compared to $8.4 million for the three months ended March 31, 1996. The increase in 1997 is the result of growth in business and additional earnings from Columbia Universal with no comparable amount for 1996. Ordinary pre-tax operating earnings were $35.1 million, $28.9 million and $26.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increase each year was primarily due to growth in insurance revenues and investment income, less normal growth in benefits and claims, and expenses.

     For the three months ended March 31, 1997, group pre-tax operating earnings were $1.4 million versus $1.7 million for the three months ended March 31, 1996. Group pre-tax operating earnings were $4.5 million, $7.5 million and $7.3 million for the years ended December 31, 1996, 1995 and 1994, respectively. The decreases in group pre-tax operating earnings in 1997 and 1996 were the result of reduced margins on certain cases due to the competitive pricing in the group marketplace on both administrative services only and insured business and increased health claims on insured cases. The increase in group pre-tax operating earnings from 1994 to 1995 was the result of necessary rate actions on certain cases, the terminations of certain unprofitable cases.

     For the three months ended March 31, 1997, credit pre-tax operating earnings were $.9 million compared to $.6 million for the three months ended March 31, 1996. Credit pre-tax operating earnings were $3.8 million, $2.7 million and $1.8 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increases in credit pre-tax operating earnings for the periods were the result of terminating certain unprofitable accounts and reducing the commissions paid on accounts with unsatisfactory margins which negatively impacted operations in 1994. Additionally, the Company is administering the run-off of the credit life and health insurance business for another insurance company, effective June 1996, which will increase fee income over a four-year period. The Company is only responsible for administration of the run-off and has no insurance risk.

OTHER ITEMS

     Management is not aware of any pending regulation from the various state insurance departments that would have a significant impact on the Company's operations.

     The Company's legal department includes a compliance area headed by an officer who is a lawyer with regulatory experience. The compliance area reviews and approves marketing material, policy filings and other areas which are the subject of market conduct compliance requirements of the various state insurance departments.

REALIZED INVESTMENT GAINS

     Realized investment gains, net were $102,766 for the three months ended March 31, 1997, consistent with the $105,472 reported for the three months ended March 31, 1996. Realized investment gains, net were $419,511 for the year ended December 31, 1996 compared to $6.0 million for the year ended December 31, 1995 and $2.0 million for the year ended December 31, 1994. The realized investment gains for the respective periods were primarily the result of adjustments made in the investment portfolio to increase the yield on invested assets less recognizing any decline in value other than temporary in the value of certain investments. The 1995 realized investment gains also included realized gains on real estate.

LIQUIDITY AND CAPITAL RESOURCES

     The Company is engaged primarily in the life and health insurance business. The Company's insurance subsidiaries generate major sources of cash flow from premiums collected for traditional insurance products, deposits and policy charges for interest-sensitive products, and investment income attributable to its life insurance operations and associated investment portfolio. This results in a significant portion of the Company's assets being liquid.

     As insurers, the Company's subsidiaries are required to maintain substantial liabilities for future policy benefits and policyholders' account balances. Since premiums and deposits received in anticipation of such benefits are investable funds, it is expected that the Company's insurance subsidiaries will continue to increase their investment portfolios using cash flow from operations.

OPERATING ACTIVITIES

     The increase in net cash provided by operating activities of $24.9 million for the three months ended March 31, 1997, compared to $4.2 million for the same period in 1996, was due primarily to 1996 including the funding of surrenders of certain ordinary life policies with no such comparable surrenders for 1997.

     The increase in net cash used by investing activities of $49.7 million for the first quarter of 1997 versus $1.9 million for the same period in 1996 was due primarily to the acquisition of Columbia Universal.

     The increase in net cash provided by financing activities of $21.1 million for the three months ended March 31, 1997, compared to $1.7 million used for the same period in 1996, was due primarily to increased borrowing on a line of credit for the acquisition of Columbia Universal, which was partially offset with the pay off of $20.0 million of debt related to certain investment purchases in prior years.

     The net cash provided by operating activities for the years ended December 31, 1996, 1995 and 1994 aggregated $66.5 million, $75.8 million and $48.5 million, respectively. The decrease in 1996 from 1995 was due primarily to (i) the funding of surrenders and maturities of certain ordinary life policies in 1996 and (ii) an increase in reinsurance receivables primarily from the increased sales from credit reinsured accounts. The increase in 1995 from 1994 was due primarily to (i) the funding in 1994 of the termination of certain premium deposit accounts amounting to $16.4 million with no comparable reductions in 1995 and (ii) an increase in accrued investment income and a related decrease in unearned investment income due to changing policy loan interest on certain plans from in advance to in arrears during 1994 discussed in the following paragraph.

     The net cash used by investing activities amounted to $45.0 million, $75.0 million and $51.3 million for 1996, 1995 and 1994, respectively. These changes are consistent with the amounts available to invest as a result of the cash provided by operating activities and borrowings.

     Net cash of $20.5 million was used by financing activities in 1996 compared to cash provided by financing activities of $.3 and $3.3 million in 1995 and 1994, respectively. The changes in these amounts are primarily related to increases or payoffs of borrowings.

INVESTMENTS

     The Company's balance sheet contains a high ratio of liquid assets. Such assets are made up of cash, short-term investments and readily marketable securities.

     At March 31, 1997, the fair value of the Company's debt and equity security portfolio aggregated $839.6 million compared with an amortized cost of $834.8 million, or an unrealized gain of $4.8 million. At December 31, 1996, the fair value of the portfolio aggregated $556.4 million compared with an amortized cost of $534.4 million, or an unrealized gain of $22.0 million. This change in the unrealized gain was primarily due to changes in market conditions.

     The Company's amortized cost of high-yield bonds (rated below BBB by Standard & Poor's Corporation and excluding non-rated and private placements) at March 31, 1997 aggregated $31.3 million with a market value of $30.5 million. At market value, these investments represented 1.8% of total assets, or 2.3% of total invested assets. The amortized cost of high yield bonds at December 31, 1996 aggregated $14.8 million with a market value of $15.0 million. At December 31, 1996 these investments represented only 1.1% of total assets or 1.5% of invested assets.

     At March 31, 1997, U. S. Treasury obligations and mortgage backed securities at market value aggregated $195.7 million, or 25.3% of the total bond portfolio of $774.5 million.

     Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires that securities classified as available-for-sale be reported at fair value and the related unrealized gain or loss net of deferred income taxes be reported as a separate component of stockholders' equity. Additionally, pursuant to GAAP, deferred acquisition costs for interest-sensitive products, decreased $3.4 million at December 31, 1996 and decreased $7.3 million at December 31, 1995 for the effect that would have been recognized had the unrealized gain/loss at December 31, 1996 and 1995 on debt securities actually been realized.

     During 1996 and 1995, consistent with the Company's investment strategy, certain changes were made in the investment portfolio to improve the overall investment results. Changes to the investment portfolio in 1996 included sales of GNMA's and purchases of corporate bonds and mortgage loans. During 1995, the Company sold certain parcels of real estate, reduced common stock and GNMA holdings, and increased investments in bonds and mortgage loans. The current investment strategy includes increasing investments in corporate bonds and mortgage loans while decreasing investments in GNMA's as they pay down.

     The mortgage loan portfolio at December 31, 1996, which aggregated $53.7 million, consisted of residential mortgages of $1.2 million and commercial mortgages of $52.5 million (with no concentration in any particular industry), all of which were first mortgages on properties. There were no non-performing mortgage loans in the portfolio at December 31, 1996.

     The Company's policy loans are a higher percentage of invested and total assets than industry norm as a result of a significant block of MSP business. The MSP product is an interest-sensitive, deferred compensation/executive benefit-type product with the policy loan feature being an integral part of the product. A market rate of interest is charged on the policy loans, and a predetermined built-in spread is achieved between the interest rate charged on the policy loans and the interest rate credited on the loaned funds. Accordingly, all MSP policy loans are completely collateralized by the underlying policyholders' account balances. All policy loans are funded out of cash provided by operating activities and do not represent a significant restriction on the Company's liquidity.

     Policy loans totaled $399.6 million at December 31, 1996, or 39.5% of total invested assets. The significant amount of policy loans was attributable to the policy loans associated with the MSP executive deferred compensation plan offered by the Company which aggregated $370.7 million at December 31, 1996. As discussed earlier, the policy loan feature is an integral part of the product. MSP policy loans increased by approximately $22.1 million in 1996 over 1995.

     The Company's investment strategy is to earn a favorable return on its investments in excess of rates for which the Company is contractually obligated to its policyholders. To achieve this policy, the Company maintains an asset/liability matching program, monitoring the investment spread achieved on each product. Targeted investment spreads have been maintained for all products despite fluctuations in interest rates and an overall compression of market rates.

NOTES PAYABLE TO BANKS

     Notes payable to banks at March 31, 1997 were $116.0 million. The increase in bank debt at March 31, 1997, compared to the amount at December 31, 1996, reflected the cash needs for the Company including the acquisition of Columbia Universal, stockholder dividends, federal income taxes, and interest expense on outstanding debt partially offset by the payoff of $20.0 million of debt related to investment purchases.

     Notes payable to banks at December 31, 1996 were $85.5 million compared to a balance of $95.0 million at December 31, 1995. The decrease in bank debt at December 31, 1996 compared to the amount at December 31, 1995 reflected the 1996 payoff of a $20.0 million loan related to investment purchases. Partially offsetting this reduction was an increase in bank debt for cash needs of the Company including stockholder dividends, interest expense on outstanding debt and federal income taxes during 1996.

     Notes payable to banks at December 31, 1996 included $20.0 million related to a $20.0 million investment purchase where the Company is earning a positive spread on the invested assets acquired less the interest paid on the bank debt. This loan was paid off in the first quarter of 1997. The weighted average interest rate on the remaining $65.5 million of bank debt at December 31, 1996 was 6.12%. Also, the Company has an acquisition line of credit to be used to fund acquisitions of blocks of business or other life and health insurance companies. The Company borrowed $47.3 million on this acquisition line during the first quarter of 1997 to fund the acquisition of Columbia Universal.

ACQUISITIONS

     On April 16, 1997, the Company announced an agreement in principle to acquire Concord General Life Insurance Company for total consideration of $7.5 million in cash. The transaction, which is subject to regulatory approval and the execution of a definitive agreement, is expected to be completed in the second quarter of 1997. Concord primarily markets supplemental life and health insurance products through worksite marketing and will increase the Company's presence in the Northeast.

     On December 10, 1996, the Company announced it had entered into an agreement in principle to acquire Columbia Universal for $44 million in cash. This acquisition closed on March 3, 1997. Columbia Universal had premiums and premium equivalents of $36.4 million for the year ended December 31, 1996 and total assets of $368.5 million at December 31, 1996. This acquisition was reflected in the Company's financial statements in 1997. Effective December 31, 1996, the Company acquired a block of business from Kentucky Home Mutual Life Insurance Company with approximately $1.8 million of premiums and premium equivalents and $3.3 million of assets.

OTHER

     The Company is a holding company and its liquidity is largely dependent on the ability of its subsidiaries, primarily AHL, to pay dividends and on external financing. In addition, the Company charges its subsidiaries a management fee to cover its basic operating expenses.

     The amount of dividends that AHL can pay to the Company is limited by regulatory restriction to an annual amount equal to the greater of 10% of AHL's statutory surplus, or its prior year's statutory gain from operations plus net realized capital gains on a noncumulative basis if AHL will have surplus as to policyholders equal to or exceeding 115% of the minimum required statutory surplus as to policyholders after the dividend is paid. A dividend of approximately $13.2 million, related to AHL's earnings in 1994, was paid to the Company in 1995. AHL chose not to pay any dividends to the Company during 1996 and 1994. Approximately $20.8 million, related to 1996 earnings, is available to dividend to the Company during 1997 without regulatory approval. The outstanding bank debt of the Company is serviced through either dividends from AHL in excess of the amount used to pay stockholder dividends or by replacement borrowing.

     As a Texas domiciled insurance company, Columbia Universal is subject to Texas law to the effect that its dividends are limited to the greater of the net statutory gain from operations for the preceding year or 10% of net statutory surplus at the end of the preceding year, as further restricted by the balance of "unassigned surplus" from which dividends are paid. For 1997, the maximum amount available for payment of dividends by Columbia Universal would be approximately $2.9 million. Payment of dividends in excess of such amount would require approval of the Texas Department of Insurance. Prior notification to the Texas Department of Insurance is required before the payment of any dividends.

     In the fourth quarter of 1995, the Company's Board of Directors authorized management to repurchase from time to time up to 300,000 shares of the Company's common stock. At December 31, 1996, 101,700 shares had been acquired and funded by borrowings of $2.2 million.

     The Risk-Based Capital for Life and/or Health Insurers Model Act was adopted by the National Association of Insurance Commissioners ("NAIC") in 1992. A similar act was adopted for property and casualty insurance companies in 1994. The main purpose of these model acts was to provide a tool for insurance regulators to evaluate the capital of insurers. Based on calculations using the appropriate NAIC formula, AHL, Columbia Universal and FCIC exceeded the Risk-Based Capital requirements at December 31, 1996 and 1995.

                                    BUSINESS

     The Company is a holding company whose principal subsidiaries are AHL, a Florida life insurance company, and Columbia Universal, a Texas life insurance company. The Company is engaged in the business of underwriting life and accident and health insurance on an individual, group and credit basis. The Company is a leading marketer of life and supplemental health insurance products through payroll allotment, a specialized distribution method on which it has focused since its inception. Payroll allotment is an efficient way to distribute most products to employees on the job by conveniently deducting the premium from their paychecks. The Company was organized on September 11, 1956 and is presently authorized to do business as a life insurance company in all states, other than New York, and in the District of Columbia, U.S. Virgin Islands and Puerto Rico.

     The Company has reported increased operating earnings for 21 consecutive years and has increased dividends to shareholders for 28 consecutive years. The following chart presents the Company's consolidated operating earnings for the last ten years. Operating earnings are defined as net earnings excluding realized investment gains and losses, net of income taxes, and non-recurring gains related to the sale of home office property.

                         OPERATING EARNINGS HISTORY(1)

YEAR ENDED                                                                               % INCREASE
DECEMBER 31                                                      OPERATING EARNINGS    FROM PRIOR YEAR
-----------                                                     ------------------    ---------------
                                                                 (IN THOUSANDS)
   1987......................................................       $ 9,637                6.5%
   1988......................................................        10,649               10.5
   1989......................................................        11,920               11.9
   1990......................................................        13,409               12.5
   1991......................................................        15,019               12.0
   1992......................................................        16,739               11.5
   1993......................................................        18,945               13.2
   1994......................................................        22,334               17.9
   1995......................................................        24,174                8.2
   1996......................................................        26,759               10.7

---------------

(1) Excluding investment income on the net proceeds of $33.5 million from a secondary public stock offering in 1993, the percentage increase in operating earnings was 11.9% and 11.4% for 1994 and 1993, respectively, and the average annual percentage increase in earnings from operations for the period 1987-1996 was 10.7%.

     AHL, is rated "A (Excellent)" by A. M. Best, an independent nationally recognized insurance publishing and rating service and has an insurer claims paying ability rating of "AA" from S&P. A.M. Best ratings for solvent insurance companies range from "A++ (Superior)" to "D (Very Vulnerable)." During the second quarter of 1997, Columbia Universal's A.M Best rating was upgraded from "B (Adequate)" to "A- (Excellent)". An A.M. Best rating is intended to provide an independent opinion of an insurer's ability to meet its obligations to policyholders and should not be considered an investment recommendation. A Standard & Poor's insurance claims paying ability rating is an assessment of an operating insurance company's financial capacity to meet obligations under an insurance policy in accordance with its terms. Standard & Poor's ratings ranges from "AAA (Extremely strong capacity to meet contractual policy obligations)" to "D (Default, terms of the obligation will not be met)". AHL's "AA" rating, the second highest major rating category, indicates a very strong capacity to meet contractual policy obligations. At March 31, 1997, the Company had $1.7 billion of total assets, $225.7 million of stockholders' equity, and more than $22.1 billion of gross life insurance volume in force. Also, approximately 96% of the $803.4 million of debt securities held by the Company had investment grade ratings.

     The executive offices of the Company and its subsidiaries, other than Columbia Universal, are located at the American Heritage Life Building, 1776 American Heritage Life Drive, Jacksonville, Florida 32224 and the Company's telephone number is (904) 992-1776. The executive offices of Columbia Universal are located at 11044 Research Boulevard, Building A, 5th Floor, Austin, Texas 78759 and its telephone number is (512) 345-3200.

BUSINESS STRATEGIES

     The Company's objective is to continue its record of increased operating earnings by following the strategies set forth below:

          COMMITMENT TO CORE BUSINESSES. The Company's primary focus will continue to be on its core businesses. Additionally, the Company will continue to evaluate opportunities to grow from internal expansion as well as by acquisitions of blocks of business and/or companies that are compatible with the Company's core businesses.

          CONCENTRATION ON MARKET NICHE. The Company believes it has a competitive advantage in the payroll allotment marketplace based upon its commitment to provide quality service, its offering of an expanding portfolio of products, and its development of processes and technology that are unique to servicing and administering that marketplace.

          SYNERGISTIC MARKETING AND STRATEGIC ALLIANCES. The Company's three marketing areas -- ordinary, group and credit -- provide opportunities for cross-selling the Company's products. The Company's group operations in particular provide the Company's ordinary operations access to sell payroll allotment products. The Company also has and is continuing to develop strategic alliances with other insurers to cross-sell such entities' products and to allow each entity access to the other's distribution channels.

          FOCUS ON EXPENSE CONTROL. The Company believes that its record of profitable growth has resulted from a combination of revenue growth and focus on expense control. The Company's ratio of general insurance expenses to total revenue (defined for this purpose as including premiums, premium equivalents and investment income and excluding realized investment gains and losses) has been recognized as being low as compared to industry norms. General insurance expenses as a percentage of total revenues for the years ended December 31, 1987 through 1996 and the three months ended March 31, 1997 ranged from a high of 6.2% to a low of 4.9%.

ACQUISITIONS

     The Company entered into an agreement in principle on December 10, 1996 to acquire Columbia Universal for a purchase price of $44.0 million. This transaction closed on March 3, 1997. Columbia Universal markets individual life, annuity and supplemental health products to selected markets. Columbia Universal had premiums and premium equivalents of $36.4 million for the year ended December 31, 1996, and total assets of $368.5 million at December 31, 1996. The acquisition provides new distribution channels for the Company's ordinary payroll products and sales opportunities for both companies and is projected to have a positive impact on the Company's future operating earnings.

     On April 16, 1997, the Company announced an agreement in principle to acquire Concord General Life Insurance Company, for total consideration of $7.5 million in cash. The transaction, which is subject to regulatory approval and the execution of a definitive agreement, is expected to be completed in the second quarter of 1997. Concord primarily markets supplemental life and health insurance products through worksite marketing and will increase the Company's presence in the Northeast.

     Effective December 31, 1996, the Company acquired a block of payroll deduction interest-sensitive whole life business from Kentucky Home Mutual Life Insurance Company. Additionally, during the past six years, the Company has acquired three other blocks of business. Excluding the Columbia Universal and Concord acquisitions, these four blocks of business aggregated $23.4 million in additional annualized premiums and $155.4 million in assets and have provided new distribution channels for the Company's ordinary payroll products.

     The financial information included in this prospectus includes the balance sheet information on the acquisition of Kentucky Home Mutual Life Insurance Company as of December 31, 1996, the effective date for the acquisition, and March 31, 1997. Amounts for Columbia Universal are not reflected in the Company's December 31, 1996 financial statements.

MARKETING AREAS

     The Company has three primary marketing areas: ordinary, group and credit. The following table sets forth the insurance revenues and pre-tax operating earnings of the three marketing areas for each of the years in the five year period ended December 31, 1996 and for the three months ended March 31, 1997 and 1996.

                           THREE MONTHS ENDED
                                MARCH 31,                      YEAR ENDED DECEMBER 31,
                           -------------------   ----------------------------------------------------
                             1997       1996       1996       1995       1994       1993       1992
                           --------   --------   --------   --------   --------   --------   --------
                               (UNAUDITED)
                                                        ($ IN THOUSANDS)
INSURANCE REVENUES(1):
  Ordinary
     Life................  $ 13,404   $  9,233   $ 42,998   $ 40,173   $ 38,405   $ 37,000   $ 35,753
     Accident and
       health............    25,845     22,796     94,423     83,545     75,588     71,975     65,464
                           --------   --------   --------   --------   --------   --------   --------
          Total
            ordinary.....  $ 39,249   $ 32,029   $137,421   $123,718   $113,993   $108,975   $101,217
                           --------   --------   --------   --------   --------   --------   --------
  Group
     Life................  $  1,878   $  1,717   $ 10,482   $  8,604   $  7,719   $ 10,350   $ 10,832
     Accident and
       health............     5,232      7,016     24,998     31,321     35,503     42,473     48,325
                           --------   --------   --------   --------   --------   --------   --------
          Total group....  $  7,110   $  8,733   $ 35,480   $ 39,925   $ 43,222   $ 52,823   $ 59,157
                           --------   --------   --------   --------   --------   --------   --------
  Credit
     Life................  $  7,155   $  8,021   $ 36,650   $ 35,380   $ 29,516   $ 29,183   $ 25,053
     Accident and
       health............    11,534     12,404     48,968     48,228     43,858     36,395     26,635
                           --------   --------   --------   --------   --------   --------   --------
          Total credit...  $ 18,689   $ 20,425   $ 85,618   $ 83,608   $ 73,374   $ 65,578   $ 51,688
                           --------   --------   --------   --------   --------   --------   --------
          Total..........  $ 65,048   $ 61,187   $258,519   $247,251   $230,589   $227,376   $212,062
                           ========   ========   ========   ========   ========   ========   ========
INSURANCE REVENUES AND
  PREMIUM EQUIVALENTS(1):
  Ordinary...............  $ 53,147   $ 40,319   $181,469   $167,328   $161,612   $149,106   $138,241
  Group..................    50,201     48,502    214,933    206,354    167,520    158,188    163,701
  Credit.................    40,517     33,177    171,209    138,134    116,318    103,113     93,027
                           --------   --------   --------   --------   --------   --------   --------
          Total..........  $143,865   $121,998   $567,611   $511,816   $445,450   $410,407   $394,969
                           ========   ========   ========   ========   ========   ========   ========
PRE-TAX OPERATING
  EARNINGS(2):
  Ordinary...............  $ 10,185   $  8,359   $ 35,070   $ 28,935   $ 26,049   $ 21,798   $ 17,322
  Group..................     1,419      1,696      4,513      7,470      7,323      6,042      5,269
  Credit.................       881        631      3,750      2,739      1,754      1,720      2,969
                           --------   --------   --------   --------   --------   --------   --------
          Total..........  $ 12,485   $ 10,686   $ 43,333   $ 39,144   $ 35,126   $ 29,560   $ 25,560
                           ========   ========   ========   ========   ========   ========   ========

---------------

(1) Pursuant to generally accepted accounting principles, insurance revenues include only the fees charged for interest-sensitive and administrative services only business and do not include group and credit premium equivalents and cash deposits from interest-sensitive products. Thus it is necessary to evaluate insurance revenues including premium equivalents. Ordinary insurance revenues for reporting purposes pursuant to generally accepted accounting principles include only the cost of insurance, expense and surrender charges for interest-sensitive products. Insurance revenues do not include cash deposits from interest-sensitive products. Group and credit insurance revenues do not include premium equivalents for the periods presented. Group premium equivalents represent the claim costs paid for split funded or self funded type plans which are paid with policyholder funds as opposed to being paid by the Company. Under indemnity type plans offered by the Company, claims are considered in determining the premiums to be paid by the policyholder. For split funded or self funded type plans, the Company pays the claim costs with policyholder funds and such amounts are not included in the premiums paid to the Company. Credit premium equivalents represent reinsured premiums and earned premium equivalents related to administrative services only business.
(2) Pre-tax operating earnings represent the pre-tax operating earnings of the respective marketing areas excluding non-insurance related income and expense and realized investment gains and losses.

ORDINARY DEPARTMENT

     GENERAL. Ordinary operations provide interest-sensitive products (universal life, single and flexible premium deferred annuities and excess-interest whole life), single premium immediate annuities, level and decreasing term products and supplemental accident and health insurance products to individuals. The largest portion (76.7% for the three months ended March 31, 1997) of new annualized sales was produced on a payroll allotment basis with the remainder produced by a variety of direct billing methods through individual agents. The Company's strategy in its ordinary operations is to offer a broader product mix than its competitors in the payroll allotment area and to solicit all of the employee base by targeting direct sales of insurance products to higher income employees in addition to payroll allotment sales. Recent life insurance studies published by LIMRA International, a prominent industry market research organization, indicate that the Company is one of only four life insurance companies that sell in excess of $40 million of voluntary payroll life and payroll health insurance premiums per year. To describe the Company's differentiation in the marketplace, the Company has coined the following descriptive phrase: "AHL -- The Workplace Marketer(R) -- the Company that serves the life and supplemental health insurance needs of the American worker -- from the lunchroom to the board room."

     Distribution by payroll allotment requires a sophisticated data processing capability which the Company has developed over the years. The Company believes it has sufficient data processing capacity to accommodate future growth for the foreseeable future without any significant additional capital expenditures.

     The Ordinary Department has been a key component of the strategy and profit-making ability of the Company since its founding. For the three months ended March 31, 1997, the Ordinary Department accounted for approximately 82% of the Company's pre-tax operating earnings, which excludes non-operating items not allocated to the marketing areas.

     Initially, ordinary operations consisted only of life insurance products. In the mid-1970's, ordinary health insurance products were introduced into the product portfolio in response to the Company's increasing sales opportunities and successes in the payroll allotment market niche.

     More recently, the Company has begun to recognize an adjunct market that is available and very synergistic to the payroll deduction marketing efforts -- that being the corporate life insurance needs of the payroll deduction client companies and the personal life insurance needs of the owners, executives and managers of those client companies. As a result, the strategic marketing mission has been expanded to include this adjunct market niche in addition to the more traditional rank and file worker market addressed by other payroll deduction marketing life insurance companies.

     MARKETS. Many ordinary life insurance companies focus on the upscale market consisting of those individuals earning $80,000 or more. However, this target market constitutes a small percentage of the buyer population. By targeting the entire workplace, including the lower income worker earning under $40,000 per year and the middle income worker earning $40,000-$80,000 per year, the Company has increased its market to a majority of the buyer population. Furthermore, the Company offers a multiple product line of life and supplemental health products, rather than the more narrow product mix offered by some other companies, thereby increasing its marketing opportunities.

     The Company believes that by targeting a much larger market and offering the workplace market a full range of life and supplemental health products results in a stronger marketing strategy.

     TECHNOLOGY. The Company has introduced new state-of-the-art technology for its agents during the first part of 1997. This new comprehensive system consists of three components:

     - An integrated software package that provides sales presentations, proposal illustrations and computer enrollment capabilities of its entire portfolio of life, health and annuity products.

     - An "on-line" access that provides its agents 24 hours a day, seven days a week access via modem to their in-force and pending policyholder data and production information.

     - An agent management software package specifically designed for the payroll deduction marketplace that assists the Company's agents in managing their business.

     The Company believes that the new technology will allow its agency force to operate more effectively and allow the Company to process new business more efficiently.

     PRODUCTS. The Company's strategy is to price its products at levels competitive with those of comparable products in the market, so long as they will provide an acceptable profit margin. Set forth below are the primary products offered:

PAYROLL ALLOTMENT PRODUCTS:        UPSCALE PRODUCTS:
---------------------------        -----------------
Universal Life                     Universal Life
Term Life                          Term Life
Annuities                          Annuities
Cancer/Dread Disease               Long Term Care
Accident                           Home Health Care
Disability Income
Hospital Indemnity
Long Term Care

     It is the general policy of the Company to declare the interest rate to be credited on funds received from interest-sensitive products monthly with such rates being guaranteed for one year for both first year and renewal funds during a particular month. All interest-sensitive products are subject to surrender charge provisions which vary depending upon the particular type of policy. For universal life-type policies, the surrender charges generally range over a period of 10-20 years at varying rates, depending upon the plan of insurance. For annuities, the surrender charges generally range over a period of 7-10 years with charges varying from 1% to 10% of the accumulated fund value over the surrender charge period.

     All ordinary accident and health products are guaranteed renewable, with periodic rate increases permitted due to adverse claims experience with the approval of the respective state insurance departments. Major health products include cancer/dread disease, accident, disability income, long-term care, home health care and hospital income. Premiums on ordinary policies are payable on a monthly, quarterly, semi-annual, annual, single or flexible premium basis.

     The Company's current practice dictates that unless the need for a medical examination is indicated by the age and amount applied for or by an investigation, the majority of ordinary life insurance is written without requiring a medical examination in amounts up to $250,000 on applicants aged 0-35; up to $150,000 on applicants aged 36-40; up to $99,999 on applicants aged 41-50; up to $49,999 on applicants up to age 60. Somewhat higher limits are permitted for certain agents with home office approval. A blood chemistry profile is generally required for insurance amounts of $100,000 and greater.

     DISTRIBUTION SYSTEM/STRATEGIC ALLIANCES. The Company's products are marketed through the personal producing general agent ("PPGA") system in 49 states. The Company has found the PPGA system to be an efficient distribution system. These agents are not exclusively AHL producers but may write business for several insurance companies. Each PPGA's compensation is based only upon production. Additionally, in 1996 AHL launched a strategic alliance initiative by seeking targeted life insurance companies to offer AHL's workplace marketing products through their existing distribution systems. The interest level expressed by the targeted companies was high due to several factors, including the promising potential of workplace marketing, the targeted companies' lack of one or more of the major components necessary for success in workplace marketing, and the targeted companies' recognition of AHL as a successful, quality company dedicated and committed to workplace marketing. The Company presently has strategic alliance partnerships in various stages of development with several major life insurance companies which are expected to provide access to significant distribution systems during 1997.

     The Ordinary Department distribution system operates with the efficiency and effectiveness that are consistent with the Company's philosophy as a service oriented, results driven organization. In addition to the Home Office, the Company maintains regional offices located throughout the United States. The Company has implemented plans to expand its national presence in 1997 by establishing additional regional offices in Lacrosse, Wisconsin; Denver, Colorado; and a site to be determined in New England. The decision to expand the number of regional offices was influenced by the Company's desire to fully support the evolving opportunities developing with strategic alliances and national accounts.

GROUP DEPARTMENT

     GENERAL. Group operations distribute insurance products and related services to large employers for their employee benefit plans. The Company provides life, disability, medical and dental insurance programs, which are the foundation of any employer's package of group benefits. The Company furnishes all components necessary to effectively manage program costs for the client companies including a provider network, managed care program and benefits determination. Group products include group term life insurance, accidental death and dismemberment, short-term disability, long-term disability, dental and major medical coverage. In offering these product lines, the Company provides a wide range of funding vehicles from fully insured to employer funded products, which the Company tailors to the particular needs of its employer clients.

     MARKETS. Although the Company's Group Department focuses its efforts in the southeastern United States, it has clients of national scope. The Company's primary market for group life and health insurance is corporate employers that have more than 100 employees located in the southeast. Employer groups range in size from 100 to over 40,000 employees. The Company has focused on an integrated approach to manage benefits. With health care being a locally delivered product, it is important to establish close relations with providers and client companies.

     The Company's target market will continue to be corporate employers with 100 or more lives. Particular emphasis has been placed on direct marketing to those employers having a home office or regional presence within the southeastern United States employing between 500 and 5,000 employees. The products offered by the Company's Group Department complement the individual life and health products sold on a payroll deduction basis and provide the Company's agents and brokers and the Company's client companies with a complete portfolio of products and services.

     PRODUCTS. The Company's group products include group term life insurance, accidental death and dismemberment, short-term disability, long-term disability, dental, and major medical coverage. A wide range of funding vehicles, including fully insured, split funding and self-funded products, are sold within these product lines. For the years ended December 31, 1996 and 1995, approximately 83% and 81%, respectively, of group business (based on premiums and premiums equivalents) was written on a self-funded or split funded basis. For the three months ended March 31, 1997 and 1996, approximately 86% and 82%, respectively, of group business was written on a self-funded or split funded basis.

     The Company's group business has responded to the market by offering more products which allow employers to share more of the risk for the financing of their health benefit programs. There has been a shift in the Company's block of business from traditionally funded products to split funded products and administrative services only products which may be purchased with or without specific and aggregate stop-loss coverage. The impact of this in the financial statement presentation has been a reduction in traditional premium levels offset by an increase in premium equivalents.

     The Company has developed innovative new products and approaches to controlling and reducing health care costs for its client companies. Specifically, two areas that continue to enhance the products and services offered by the Group Department are the AHL Select Provider Network and its managed care activities. Through the AHL Select Provider Network, AHL's customers receive preferential pricing from hospitals, physicians, and other providers of medical services and supplies. At March 31, 1997, there were 2,019 hospitals and 125,423 physicians included in the AHL Select Provider Network. The Company's managed care activities, which utilize a professional staff with diverse medical and clinical backgrounds to assist the Company's insureds in obtaining quality medical care, include preadmission certification, prenatal, cancer, psychiatric, substance abuse, and large case management programs.

     The Company will continue to develop products and services to meet employer/employee needs. As managed care has gained growing acceptance within the Company's market, the Company has decided to complement its product line with the introduction of health maintenance organization ("HMO") products. The creation of a new HMO subsidiary and filing with Florida regulatory agencies took place during 1996. The HMO subsidiary was licensed during the second quarter of 1997 and initial product offerings will be within the North Florida area with expansion to other Florida metropolitan areas.

     DISTRIBUTION SYSTEM. The Company's group life and health products are distributed through its regional group managers working with agents, consultants, brokers and directly with policyholders.

     The Company's strategy of focusing its marketing efforts on the brokerage and consulting community has resulted in a significant portion of sales coming from this important business segment. The Company has been successful in demonstrating the value of its products and services to leading brokerage firms.

CREDIT DEPARTMENT

     GENERAL. Credit operations consist of life and accident and health insurance coverages offered to consumer debtors, primarily through banks, automobiles dealers, finance companies and retailers. The Company currently offers credit insurance products in 44 states and ranks among the top 15 credit life insurance providers in the country. Typically, credit insurance will pay outstanding loan obligations in the event of an insured loss. This coverage is issued on either the single-premium or outstanding loan balance basis. Credit life is sold on a reducing or level-term basis. Credit accident and health insurance will normally only be written in conjunction with credit life insurance.

     MARKETS AND PRODUCTS. AHL is a full service credit insurance operation (credit life, credit accident and health insurance) providing direct and reinsured programs to a broad spectrum of the marketplace. In addition, credit related property insurance coverage through its wholly-owned subsidiary, First Colonial Insurance Company ("FCIC"), is offered.

     The Credit Department tailors programs to meet specific consumer and lending requirements. The Company's ability to offer property products, as well as life and disability products, has contributed to its current growth and should continue to enhance future growth as FCIC expands into new markets and develops new products. FCIC is currently licensed in 13 states.

     Credit operations consist of life, accident and health and property insurance coverages offered to consumer debtors, primarily through banks, automobiles dealers, finance companies and retailers. Typically, this insurance will pay outstanding loan obligations in the event of an insured loss. This coverage is issued on either a single-premium or outstanding loan balance basis. Credit life is sold on a reducing or level-term basis and is available on a single-life or, if permitted by state law, on a joint-life basis where the related loan is co-signed.

     FCIC's products are designed to address the additional needs of the clients of the Credit Department. Collateral protection coverage is marketed to financial institutions and installment floater and vendor's single interest coverage are marketed to consumer finance companies and retail dealers. In addition, unemployment insurance is offered where permitted. All of the foregoing terms and limits are subject to statutory requirements which may vary in individual states from those specified above.

     COMPETITION. The credit insurance industry is well established and is closely controlled by state regulation. Competition is still very strong even though there has been some retrenchment in the industry.

Several companies have restricted their marketing and several major providers have withdrawn completely from the marketplace, which management believes has provided significant opportunities for both new account sales and the administration of runoff business for companies that have ceased writing credit insurance.

     The Company has successfully administered the run-off business of two companies that had terminated their credit operations and is currently administering the business of a large automobile credit insurance company that ceased writing new business in 1995. The Company also has increased its writings of reinsured business which currently accounts for 68% of total credit business and which generally provides less risk to the Company than fully insured programs. At December 31, 1996, the Company administered 134 reinsurance companies compared to 10 in 1990 which with tight expense control allows the Company to be very competitive in this market.

     DISTRIBUTION SYSTEM. The distribution channels used by AHL and FCIC include direct marketing by regional sales managers, home office-based marketing staff and the general agency system. The credit marketing employees' primary responsibilities are to attract new business, service accounts and support the general agents. AHL and FCIC do not use direct mail or other mass solicitation-type marketing.

INVESTMENTS

     The Company's investment objective is to earn a favorable return on invested assets in excess of contractual obligations through a diversified portfolio of high-quality, income-producing assets including primarily bonds, preferred stocks, common stocks and mortgages (residential and commercial). The Company's current investment strategy includes increasing its investments in corporate bonds and mortgage loans while decreasing its investments in GNMA's as they pay down. The Company carefully matches the investment portfolio's assets with its policy liabilities. A positive investment spread has been attained for all products. The maturity of the investment portfolio is monitored so that the Company will be able to fund its future expected cash obligations.

     At March 31, 1997 and December 31, 1996, the Company had consolidated invested assets of $1.3 billion and $1.0 billion, respectively. The following tabulation sets forth the categories, amounts and percentages of these investments.

                                                  MARCH 31,                 DECEMBER 31,
                                                     1997      % OF TOTAL       1996       % OF TOTAL
                                                  ----------   ----------   ------------   ----------
                                                                   ($ IN THOUSANDS)
Debt securities available-for-sale..............  $  803,415      60.6%      $  521,916       51.6%
Equity securities available-for-sale............      36,202       2.7           34,520        3.4
Mortgage loans on real estate...................      60,663       4.6           53,736        5.3
Investment real estate..........................         461        --              453         --
Policy loans....................................     423,078      31.9          399,608       39.5
Short-term investments..........................       1,908        .2            1,216         .2
                                                  ----------     -----       ----------      -----
          Total.................................  $1,325,727     100.0%      $1,011,449      100.0%
                                                  ==========     =====       ==========      =====

     At March 31, 1997, the Company had consolidated debt securities available-for-sale at an amortized cost of $812.7 million and a fair value of $803.4 million. The following tabulation sets forth these investments by Standard and Poor's rating categories.

                                                              MARCH 31, 1997    MARCH 31, 1997
RATING                                                        AMORTIZED COST      FAIR VALUE
------                                                        --------------    --------------
                                                                      ($ IN THOUSANDS)
AAA.........................................................     $279,894          $273,184
AA..........................................................       59,568            58,278
A,A-........................................................      177,379           176,514
BBB+, BBB, BBB-.............................................      226,889           225,232
BB+ and lower...............................................       31,341            30,459
Non-rated...................................................          345               361
Private placements..........................................        7,692            10,448
                                                                 --------          --------
Total bonds.................................................      783,108           774,476
Redeemable preferred stocks.................................       29,598            28,939
                                                                 --------          --------
          Total debt securities available-for-sale..........     $812,706          $803,415
                                                                 ========          ========

     The amortized cost and estimated fair value of debt securities at March 31, 1997, by contractual maturity, were as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without penalties.

                                                                         MARCH 31, 1997
                                                              -------------------------------------
                                                              AMORTIZED COST   ESTIMATED FAIR VALUE
                                                              --------------   --------------------
                                                                        ($ IN THOUSANDS)
Due in one year or less.....................................     $  1,650            $  1,657
Due after one year through five years.......................       30,481              31,402
Due after five years through ten years......................      163,701             166,313
Due after ten years.........................................      348,083             341,768
Mortgage backed securities..................................      239,193             233,336
Redeemable preferred stocks.................................       29,598              28,939
                                                                 --------            --------
          Total.............................................     $812,706            $803,415
                                                                 ========            ========

     The following tabulation provides information with respect to the investment results of the Company for the years ended December 31, 1996, 1995 and 1994 and for the three months ended March 31, 1997 and 1996:

                                      THREE MONTHS ENDED               YEAR ENDED
                                           MARCH 31,                  DECEMBER 31,
                                     ---------------------   ------------------------------
                                        1997        1996       1996       1995       1994
                                     ----------   --------   --------   --------   --------
                                                        ($ IN THOUSANDS)
Average invested assets,
  weighted(1)......................  $1,345,939   $977,797   $997,599   $923,946   $848,012
Net investment income..............      25,223     19,070     77,035     70,601     66,706
Realized investment gains..........         103        105        420      6,003      2,011
Change in unrealized investment
  gains (losses) on equity and debt
  securities(2)....................      (8,441)    (6,464)    (4,614)    27,664    (24,919)
Ratio of net investment income to
  weighted average invested
  assets(3)........................        7.50%      7.80%      7.72%      7.64%      7.87%

---------------

(1) Average invested assets are calculated using fair values for all securities as required by Financial Accounting Standard No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities."
(2) Unrealized gains and losses are calculated on both equity and debt securities as prescribed by FAS 115.
(3) Since all securities are carried at fair values for all years presented, all increases (decreases) in fair value result in a reduction (increase) of the ratio calculated above.

     At March 31, 1997, U.S. Treasury obligations and mortgage backed securities, aggregated at fair value $195.7 million or 25.3% of the total bond portfolio of $774.5 million. The amortized cost of non-investment grade bonds (rated below BBB by Standard & Poor's Corporation and excluding private placements and non-rated securities) at March 31, 1997 was $31.3 million with a fair value of $30.5 million. At fair value, these investments represented 1.8% of total consolidated assets, or 2.3% of invested assets. The Company's holdings of non-investment grade paper has been limited and will continue to be minimal in the future.

     The Company's mortgage loan portfolio aggregated $60.7 million at March 31, 1997. There were no non-performing mortgage loans at March 31, 1997.

ADDITIONAL INFORMATION REGARDING INSURANCE OPERATIONS

     The following table sets forth the cash premiums and deposits received by geographic region in the United States for the Company's insurance subsidiaries for the three years ended December 31, 1996 and for the three months ended March 31, 1997 and 1996:

                                        THREE MONTHS ENDED
                                             MARCH 31,           YEAR ENDED DECEMBER 31,
                                        -------------------   ------------------------------
                                          1997       1996       1996       1995       1994
                                        --------   --------   --------   --------   --------
                                                          ($ IN THOUSANDS)
  Southeast...........................   $60,313    $63,036   $265,784   $258,408   $252,531
  Southwest...........................    19,573      9,618     45,307     43,804     41,863
  Midwest.............................     5,172      3,565     16,204     14,185     13,007
  Northeast...........................     2,350      2,122     12,920      8,220      6,934
  Northwest...........................     2,924      2,525     14,699     12,523      8,586
                                         -------    -------   --------   --------   --------
            Total.....................   $90,332    $80,866   $354,914   $337,140   $322,921
                                         =======    =======   ========   ========   ========

     The following tabulation sets forth the amount of gross life insurance volume in force by industry segment at December 31, 1996, 1995, and 1994 and at March 31, 1997 and 1996:

                                             AT MARCH 31,            AT DECEMBER 31,
                                           -----------------   ---------------------------
                                            1997      1996      1996      1995      1994
                                           -------   -------   -------   -------   -------
                                                           ($ IN MILLIONS)
Type of Insurance:
  Ordinary...............................  $11,495   $ 9,272   $ 9,759   $ 9,167   $ 8,282
  Credit.................................    4,485     4,255     4,590     4,138     3,578
  Group..................................    6,154     5,198     6,174     5,079     4,956
                                           -------   -------   -------   -------   -------
          Total..........................  $22,134   $18,725   $20,523   $18,384   $16,816
                                           =======   =======   =======   =======   =======

REINSURANCE

     It is the general practice of the life insurance industry to reinsure portions of life and accident and health insurance risks with other companies. The maximum amount of ordinary insurance that AHL generally retains on any one life currently insured under ordinary policies is $100,000 for policies issued prior to July 1, 1994 and $200,000 for policies issued subsequent to July 1, 1994, with reductions for certain substandard, military and older age risks. The major portion of reinsurance ceded on a GAAP basis is under agreements with American United Life Insurance Company, Barnett Banks Insurance, Inc., General Financial Life Insurance Company, Lincoln National Life Insurance Company, Optimum Reassurance Life Insurance Company, RGA Reinsurance Company, Southwestern Dealers Insurance Company, and Transamerica Occidental Life Insurance Company. At December 31, 1996, the aggregate amount of life insurance volume in force ceded under reinsurance agreements totaled $4.6 billion (22.4% of the total in force at that date). For the year ended December 31, 1996, $50.1 million, or 22.9%, of the total accident and health insurance premiums written were reinsured.

     Pursuant to GAAP and the terms and conditions of the reinsurance agreements with the reinsurers, the Company has taken credit in its consolidated financial statements for the portion ceded to the respective reinsurer.

     Management reviews the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. All receivables due from the reinsurers have been settled in a timely manner.

GOVERNMENT REGULATION

     The Company and its insurance subsidiaries are subject to regulation and supervision by the states in which the insurance subsidiaries transact business. The laws of the various states establish regulatory agencies with broad administrative powers to grant and revoke licenses to transact business, regulate rates on certain business prior to use, establish reserve requirements, determine the form and content of required statutory financial statements, determine the reasonableness and adequacy of statutory capital and surplus and prescribe the types of permitted investments and the maximum concentrations of certain classes of investments. As part of their routine regulatory oversight process, approximately once every three years state insurance departments conduct periodic detailed examinations of the books, records and accounts of insurance companies domiciled in their states. Further, insurance companies are subject to market conduct examinations by state insurance regulators. Such examinations are not conducted according to any fixed schedule.

     Insurance companies are required to file detailed annual and quarterly statements with the state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such agencies at any time. State insurance receivership laws, rather than federal bankruptcy laws, govern the liquidation or rehabilitation of insurance companies.

     This insurance regulation and supervision is designed primarily to ensure the financial stability of insurance companies and to protect policyholders rather than shareholders or general creditors.

FINANCIAL REGULATION

     The Risk-Based Capital for Life and/or Health Insurers Model Act (the "Model Act") was adopted by the National Association of Insurance Commissioners ("NAIC") in 1992. A similar model act was adopted for property and casualty insurance companies in 1994. The main purpose of these model acts was to provide a tool for insurance regulators to evaluate the capital of insurers with respect to the risks assumed by them and determine whether there is a need for possible corrective action.

     These model acts provide for four different levels of regulatory action, each of which may be triggered if an insurer's Total Adjusted Capital is less than a corresponding "level" of Risk Based Capital ("RBC"). A modified phase-in test is triggered if an insurer's Total Adjusted Capital is less than 200% of its "Authorized Control Level RBC" (as defined in the Model Act), or less than 250% of its Authorized Control Level RBC and the insurer has a negative trend ("the Company Action Level"). At the Company Action Level, the insurer must submit a comprehensive plan to the regulatory authority which discusses proposed corrective actions to improve its capital position. The "Regulatory Action Level" is triggered if an insurer's Total Adjusted Capital is less than 150% of its Authorized Control Level RBC. At the Regulatory Action Level, the regulatory authority will perform a special examination of the insurer and issue an order specifying corrective actions that must be followed. The "Authorized Control Level" is triggered if an insurer's Total Adjusted Capital is less than 100% of its Authorized Control Level RBC, and at that level the regulatory authority is authorized (although not mandated) to take regulatory control of the insurer. The "Mandatory Control Level" is triggered if an insurer's Total Adjusted Capital is less than 70% of its Authorized Control Level RBC, and at that level the regulatory authority must take regulatory control of the insurer. Regulatory control may lead to rehabilitation or liquidation of an insurer.

     Based on calculations using the NAIC formula as of December 31, 1996, all of the Company's insurance subsidiaries exceeded the required level for RBC at such time.

DIVIDEND REGULATION

     The Company is a legal entity separate and distinct from its subsidiaries. As a holding company with no other significant business operations, its primary sources of cash to meet its obligations are borrowings, dividends and other payments from its insurance subsidiaries.

     The Company's insurance subsidiaries are subject to various regulatory restrictions on the maximum amount of payments, including dividends and other distributions, that they may make to the Company without obtaining prior regulatory approval. As a Florida domiciled insurance company, AHL is subject to Florida law, to the effect that life and health insurance company dividends may be made without prior approval of the Florida Insurance Commissioner if the dividend is equal to or less than the greater of: (a) 10% of AHL's surplus as to policyholders derived from realized net operating profits on its business and net realized capital gains; or (b) AHL's entire net operating profits and realized net capital gains derived during the immediately preceding calendar year, if AHL will have surplus as to policyholders equal to or exceeding 115% of the minimum required statutory surplus as to policyholders after the dividend is paid.

     As a Texas domiciled insurance company, Columbia Universal is subject to Texas law to the effect that its dividends are limited to the greater of the net statutory gain from operations for the preceding year or 10% of net statutory surplus at the end of the preceding year, as further restricted by the balance of "unassigned surplus" from which dividends are paid. Payment of dividends in excess of such amount would require approval of the Texas Department of Insurance. Prior notification to the Texas Department of Insurance is required before the payment of dividends of any lesser amount.

     If insurance regulators determine that payment of a dividend or any other payment to an affiliate (such as a payment under a tax allocation agreement or for employee or other services or pursuant to a surplus debenture) would, because of the financial condition of the paying insurance company or otherwise, be hazardous to such insurance company's policyholders or creditors or to certain other parties, the regulators may block payment of such dividends or such other payment to the affiliates that would otherwise be permitted without prior approval.

CHANGE OF CONTROL REGULATION

     The states in which the Company's insurance subsidiaries are domiciled have enacted legislation or adopted administrative regulations affecting the acquisition of control of insurance companies as well as transactions between insurance companies and persons controlling them. Most states require administrative approval of the acquisition of control of an insurance company incorporated in the state or the acquisition of control of an insurance holding company whose insurance subsidiary is incorporated in the state. In Florida and Texas, the acquisition of 5% and 10% of such shares, respectively, is generally deemed to be the acquisition of "control" for the purpose of the holding company statutes and requires not only filing of detailed information concerning the acquiring parties and the plan of acquisition, but also administrative approval prior to the acquisition.

LITIGATION

     The Company's insurance subsidiaries, like other insurance companies, are currently defendants in lawsuits that involve claims for punitive, exemplary or other extracontractual damages, which are for amounts substantially in excess of the actual damages sought. Management considers such litigation regrettably to be of the type to which insurance companies are usually and customarily subjected in the ordinary course of business and to date the settlements of such claims of this nature have not been material to the financial position of the Company. In the opinion of management, based on the currently ascertained facts of the pending litigation, which the Company intends to vigorously defend, the ultimate resolution of such litigation should not be material to the financial position of the Company.

COMPETITION

     The life insurance industry is highly competitive. The competitors of the Company consist of both stock and mutual companies, and in many instances they have been in business for longer periods of time and may have greater financial resources than the Company. However, management of the Company believes that its policies are generally competitive with similar types of policies being offered by other insurers doing business in the jurisdictions in which they operate.

     In addition to life and health insurance companies which are competitors of the Company, there are banks and other financial institutions that could be permitted to sell life insurance products directly, thereby increasing competition even more. However, there are a number of unresolved regulatory issues related to the authority of banks located in the Company's major marketing areas to compete directly with the Company in the sale of life insurance products, including interest-sensitive products.

OTHER BUSINESS

     The non-life insurance operations, excluding AHL, Columbia Universal and FCIC, consisted primarily of intercompany operations which were eliminated in consolidation and accordingly did not contribute materially to consolidated operating earnings.

                                   MANAGEMENT

     The following tabulation is a list of the names and ages as well as the position held for the past five years by each executive officer and director of the Company and certain executive officers of AHL, none of whom is related to each other either by blood or marriage, except W. Ashley Verlander and Chris A. Verlander, who are father and son, respectively, and A. Dano Davis and Robert D. Davis, who are first cousins.

NAME                                        AGE                         POSITION
----                                        ---                         --------
T. O'Neal Douglas.........................  61    AHL and AHLIC -- Chairman of the Board and Chief
                                                    Executive Officer, Director
Chris A. Verlander........................  49    AHL and AHLIC -- President and Chief Operating
                                                    Officer, Director
C. Richard Morehead.......................  50    AHL and AHLIC -- Executive Vice-President, Treasurer
                                                    and Chief Financial Officer
Charles C. Baggs..........................  46    AHL -- Senior Vice-President, Administration
James H. Baum.............................  45    AHL -- Senior Vice-President Group Department
David A. Bird.............................  40    AHL -- Senior Vice-President Agency Department
W. Michael Heekin.........................  44    AHLIC -- Senior Vice-President and Corporate
                                                    Secretary; AHL -- Senior Vice-President, General
                                                    Counsel and Corporate Secretary
Elizabeth A. Mahin........................  36    AHL -- Senior Vice-President and Chief Accounting
                                                    Officer
William J Thomas..........................  52    AHL -- Senior Vice-President Credit Department
Curtiss S. Sheldon........................  56    AHL -- Senior Vice-President and Chief Actuary
Edward L. Baker...........................  62    Director
A. Dano Davis.............................  51    Director
Robert D. Davis...........................  65    Director
H. Corbin Day.............................  59    Director
Radford D. Lovett.........................  63    Director
W. Ashley Verlander.......................  77    Director

     T. O'NEAL DOUGLAS' principal positions are those of: Chairman of the Board of Directors of the Company, a position he has held since April, 1994; Chief Executive Officer of the Company, a position he has held since February, 1990; Director of the Company, a position he has held since July, 1987; Director of AHL, a position he has held since January, 1984; Chief Executive Officer of AHL, a position he has held since February, 1990; and Chairman of AHL, a position he has held since April, 1994. From February, 1990 to April, 1996 he was President of the Company. From July, 1986 to April, 1994 he was President of AHL. Mr. Douglas is also a director of Physicians Sales and Service, Inc.

     CHRIS A. VERLANDER'S principal positions are those of: President and Chief Operating Officer of the Company, which he has held since April, 1996; Director of the Company, a position he has held since July, 1987; Director of AHL which he has held since April, 1985, Chief Operating Officer of the Company, which he has held since April, 1996, and President of AHL, which he has held since April, 1994. Prior to April, 1996, and since April, 1990, he was Executive Vice President of the Company. Prior to April, 1994 and since April, 1990, he was Executive Vice President of AHL. Prior to April, 1994 and since September, 1985, he was Corporate Secretary of the Company and AHL.

     C. RICHARD MOREHEAD'S principal positions are those of Executive Vice President of the Company and AHL, which he has held since April, 1994, Treasurer and Chief Financial Officer and Chief Accounting Officer of the Company and Chief Financial Officer of AHL, which he has held since July, 1986 and Director of AHL, which he has held since July, 1990. Prior to April, 1994 and since July, 1986, he was Senior Vice President and Chief Financial Officer of the Company and AHL. Prior to July, 1986 and since 1983, he was a partner in the accounting firm of Peat, Marwick, Mitchell & Co. (now KPMG Peat Marwick LLP) and had been affiliated with that firm since 1976.

     CHARLES C. BAGG'S principal position is that of Senior Vice President of AHL, a position he has held since December, 1990. Prior to December, 1990 and since November, 1988 he was Vice President of AHL.

     JAMES H. BAUM'S principal position is that of Senior Vice President, Group Department, of AHL, a position he has held since September, 1987.

     DAVID A. BIRD'S principal position is that of Senior Vice President, Agency Department of AHL, which he has held since May, 1994. Prior to May, 1994 and since January, 1994 he was Vice-President of AHL. Prior to 1994 and since 1987, he was a Regional Director of AHL.

     W. MICHAEL HEEKIN'S principal positions are those of Senior Vice President and Corporate Secretary of the Company, which he has held since April, 1994; Senior Vice President and General Counsel of AHL, which he has held since March, 1993; and Corporate Secretary of AHL, which he has held since April, 1994. Prior to March, 1993 and since July, 1991, he was engaged by the Florida State Insurance Department as the Deputy Receiver of Guarantee Security Life Insurance Company in Receivership in Jacksonville, Florida. Prior to July 1991 and since October, 1988, Mr. Heekin was Associate Dean of Florida State University College of Law in Tallahassee, Florida.

     ELIZABETH A. MAHIN'S principal position is that of Senior Vice President and Chief Accounting Officer of AHL, which she has held since April, 1994. Prior to April, 1994 and since August, 1990 she was Vice President and Controller of AHL.

     WILLIAM J THOMAS' principal position is that of Senior Vice President of AHL, a position he has held since July, 1995. Prior to July, 1995 and since April, 1990, he was Vice President of AHL.

     CURTISS S. SHELDON'S principal position is that of Senior Vice President and Chief Actuary of AHL, which he has held since August, 1993. Prior to August, 1993 and since June, 1978, he was with Southern Farm Bureau Life Insurance Company, serving as vice president and chief actuary since February, 1987.

     EDWARD L. BAKER has served as a Director since 1994. Mr. Baker has been Chairman of the Board of Florida Rock Industries, Inc., a construction products company since February, 1989. Mr. Baker is also a director of FRP Properties, Inc., Flowers Industries, Inc. and Regency Realty.

     A. DANO DAVIS has served as a Director since June, 1993. Mr. Davis has been Chairman of the Board and Principal Executive Officer of Winn-Dixie Stores, Inc., a retail grocery chain, since 1988.

     ROBERT D. DAVIS has served as a Director since 1968. Mr. Davis has been Chairman of the Board of D.D.I., Inc., a private investment company, since 1984. Prior to June, 1990 and since 1988 he was Vice Chairman of the Board of Winn-Dixie Stores, Inc. Mr. Davis is also a director of Winn-Dixie Stores, Inc., and First Union Corporation, a bank holding company.

     H. CORBIN DAY has served as a Director since June, 1993 and has served on the board of AHL since 1989. Mr. Day has been Chairman of the Board of Jemison Investment Co., Inc., an investment banking firm since May, 1988. Mr. Day is also a director of Blount International, Inc., a construction and manufacturing company and a limited partner of Goldman, Sachs & Co., one of the Underwriters.

     RADFORD D. LOVETT has served as a Director since 1989. Mr. Lovett has been Chairman of the Board of Commodores Point Terminal Corp., which operates a marine terminal, since 1982. Mr. Lovett is also a director of First Union Corporation, Winn-Dixie Stores, Inc., Florida Rock Industries, Inc., a construction products company and FRP Properties, Inc., a trucking and real estate company.

     W. ASHLEY VERLANDER has served as a Director of the Company since its organization in 1968. He served as Chairman of the Board of the Company from February, 1990 to April, 1994. He was Chairman of the Board of AHL from July, 1986 to April, 1994.

DIRECTORS OF AHL

     The following are the members of the Board of Directors of AHL, the Company's principal subsidiary.

     F. DUANE ACKERMAN, President and Chief Executive Officer of BellSouth Corporation, Atlanta, Georgia (Telecommunications).

     EDWARD L. BAKER, Chairman of the Board of Florida Rock Industries, Inc., Jacksonville, Florida (Construction Products Company).

     I. JON BRUMLEY, Chairman of the Board and Chief Executive Officer of Mesa, Inc., Irving, Texas (Oil and Gas Production Company).

     JOHN ELLIS "JEB" BUSH, President of Codina Group, Inc., Coral Gables, Florida (Real Estate).

     ALVIN R. "PETE" CARPENTER, President and Chief Executive Officer of CSX Transportation, Inc., Jacksonville, Florida (Transportation).

     A. DANO DAVIS, Chairman of the Board and Principal Executive Officer of Winn-Dixie Stores, Inc., Jacksonville, Florida (Retail Grocery Chain).

     ROBERT D. DAVIS, Chairman of the Board of D.D.I., Inc., Jacksonville, Florida (Investments).

     H. CORBIN DAY, Chairman of the Board of Jemison Investment Co., Inc., Birmingham, Alabama (Investment Banker).

     T. O'NEAL DOUGLAS, Chairman of the Board and Chief Executive Officer of the Company and AHL.

     LANGDON S. FLOWERS, Retired Chairman of the Board of Flowers Industries, Inc., Thomasville, Georgia (Food Manufacturing and Distribution).

     RADFORD D. LOVETT, Chairman of the Board of Commodores Point Terminal Corp., Jacksonville, Florida (Marine Terminal).

     CLARENCE V. MCKEE, Chairman of the Board, Chief Executive Officer and President, McKee Communications, Inc., Tampa, Florida (Broadcasting).

     PATRICIA G. MORAN, President and Chief Executive Officer of JM Family Enterprises, Inc., Deerfield Beach, Florida (Automobile Distribution).

     C. RICHARD MOREHEAD, Executive Vice President, Treasurer and Chief Financial Officer of the Company and AHL.

     HERBERT H. PEYTON, President of Gate Petroleum Company, Jacksonville, Florida (Petroleum Products Retailing).

     FREDERICK H. SCHULTZ, Private Investor, Jacksonville, Florida. Former Vice Chairman of the Board of Governors of the Federal Reserve System, Washington, D.C.

     JAY STEIN, Chairman of the Board and Chief Executive Officer of Stein Mart, Inc., Jacksonville, Florida (Retail Department Store Chain).

     ROLF H. TOWE, Senior Partner of The Clipper Group, L.P., New York, New York (Investments).

     CHRIS A. VERLANDER, President and Chief Operating Officer of the Company and AHL.

     W. ASHLEY VERLANDER, Retired Chairman of the Board of the Company and AHL.

                        DESCRIPTION OF THE FELINE PRIDES

     The summaries of certain provisions of documents described below do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of such documents (including the definitions therein of certain terms), forms of which are on file with the Commission. Wherever particular sections of, or terms defined in, such documents are referred to herein, such sections or defined terms are incorporated by reference herein.

     Each FELINE PRIDES will be issued under a Purchase Contract Agreement between the Company and the Purchase Contract Agent. Each FELINE PRIDES offered hereby initially will consist of a unit (referred to as an Income PRIDE) with a Stated Amount of $50 comprised of (a) a Purchase Contract under which (i) the holder will purchase from the Company on the Purchase Contract Settlement Date of August 16, 2000, for an amount equal to the Stated Amount, a number of new shares of Common Stock equal to the Settlement Rate or the Cash Settlement Rate, as applicable, described below under "Description of the Purchase Contracts-General," and (ii) the Company will pay Contract Adjustment Payments to the holder, and (b) (i) beneficial ownership of a 6.75% Trust Preferred Security, having a stated liquidation amount per Trust Preferred Security equal to the Stated Amount, representing a preferred, undivided beneficial interest in the assets of the Trust, which will consist solely of the Junior Subordinated Debentures, or (ii) in the case of a Tax Event or an Investment Company Event, as described below, Junior Subordinated Debentures of the Company having a principal amount equal to the Stated Amount. As long as the FELINE PRIDES are in the form of Income PRIDES, the Trust Preferred Securities will be pledged to the Collateral Agent, to secure the holder's obligation to purchase Common Stock under the Purchase Contract.

SUBSTITUTION OF PLEDGED SECURITIES

     Each holder will have the right, at any time after issuance of the Income PRIDES, to substitute for any Trust Preferred Securities held by the Collateral Agent Treasury Securities, in a principal amount per Purchase Contract equal to the Stated Amount per Trust Preferred Security. Holders may make such substitution only in integral multiples of 20 Income PRIDES. Securities with respect to which Treasury Securities have been substituted for Trust Preferred Securities as collateral to secure a holder's obligation under the Purchase Contracts will be referred to as Growth PRIDES(SM). To create each Growth PRIDES, the Income PRIDES holder will (a) deposit with the Collateral Agent a Treasury Security and (b) transfer 20 Income PRIDES to the Purchase Contract Agent accompanied by a notice stating that the Income PRIDES holder has deposited a Treasury Security with the Collateral Agent and requesting that the Purchase Contract Agent instruct the Collateral Agent to release to such holder the 20 Trust Preferred Securities underlying such Income PRIDES. Upon such deposit and receipt of an instruction from the Purchase Contract Agent, the Collateral Agent will effect the release of the 20 Trust Preferred Securities from the pledge under the Pledge Agreement free and clear of the Company's security interest therein to the Purchase Contract Agent, which will (i) cancel the 20 Income PRIDES, (ii) transfer the 20 Trust Preferred Securities to such holder and (iii) deliver one Growth PRIDES to the holder. Each Growth PRIDES will therefore consist of a unit with a face amount of $1,000 comprised of (a) 20 Purchase Contracts with respect to which (i) the holder will purchase from the Company on the Purchase Contract Settlement Date or earlier for an amount of cash equal to the Stated Amount, a number of shares of Common Stock of the Company equal to the Cash Settlement Rate described herein, and (ii) the Company will pay the holder Contract Adjustment Payments, and (b) beneficial ownership of a Treasury Security having a principal amount at maturity equal to $1,000. The Trust Preferred Securities released to the holder thereafter will trade separately from the resulting Growth PRIDES. Contract Adjustment Payments will be payable by the Company on the Growth PRIDES on March 31, June 30, September 30 and December 31 of each year from the time each Growth PRIDES was created. In addition, interest would accrete on the underlying Treasury Securities. Distributions on any Trust Preferred Securities still outstanding after the Purchase Contract Settlement Date or after a substitution of collateral resulting in the creation of Growth PRIDES will continue to be payable by the Trust at the rate of 6.75% of the Stated Amount per annum, subject to the Company's deferral rights described in "-- Current Payments."

     Holders who elect to substitute Pledged Securities, thereby creating Growth PRIDES or recreating Income PRIDES (as discussed below), shall be responsible for any fees or expenses payable in connection therewith. See "Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement -- Miscellaneous."

RECREATING INCOME PRIDES

     A holder of each Growth PRIDES may recreate 20 Income PRIDES by (a) depositing with the Collateral Agent 20 Trust Preferred Securities and (b) transferring a Growth PRIDES to the Purchase Contract Agent accompanied by a notice stating that the Growth PRIDES holder has deposited 20 Trust Preferred Securities with the Collateral Agent and requesting that the Purchase Contract Agent instruct the Collateral Agent to release to such holder the Treasury Security related to such Growth PRIDES. Upon such deposit and receipt of instructions from the Purchase Contract Agent, the Collateral Agent will effect the release of the Treasury Security from the pledge of the Pledge Agreement free and clear of the Company's security interest therein to the Purchase Contract Agent which will (i) cancel the Growth PRIDES, (ii) transfer the Treasury Security to such holder and (iii) deliver 20 Income PRIDES to the holder.

CURRENT PAYMENTS

     Holders of Income PRIDES are entitled to receive cash distributions at a rate of 8.50% of the Stated Amount per annum, payable quarterly in arrears. The quarterly payments on the Income PRIDES set forth on the cover page of this Prospectus will consist of (i) cumulative cash distributions on the Trust Preferred Securities payable by the Trust at the rate of 6.75% of the Stated Amount per annum and (ii) Contract Adjustment Payments, payable by the Company, until the Purchase Contract Settlement Date, at the rate of 1.75% of the Stated Amount per annum.

     The ability of the Trust to make the quarterly distributions on the Trust Preferred Securities is solely dependent upon the receipt of corresponding interest payments from the Company on the Junior Subordinated Debentures. The Company has the right at any time, and from time to time, limited to a period not extending beyond the maturity of the Junior Subordinated Debentures, to defer the interest payments on the Junior Subordinated Debentures. As a consequence of such deferral, quarterly distributions to holders of Income PRIDES (or any Trust Preferred Securities outstanding after the Purchase Contract Settlement Date or after a substitution of collateral resulting in the creation of Growth PRIDES) would be deferred (but despite such deferral, would continue to accumulate quarterly and would accrue interest thereon compounded quarterly at the same rate as interest on the Junior Subordinated Debentures). The Company also has the right to defer the payment of Contract Adjustment Payments on the Purchase Contracts until the Purchase Contract Settlement Date; however, deferred Contract Adjustment Payments will bear additional Contract Adjustment Payments at the rate of 8.50% per annum (such deferred installments of Contract Adjustment Payments together with the additional Contract Adjustment Payments shall be referred to as the "Deferred Contract Adjustment Payments"). See "Description of the Purchase Contracts-Contract Adjustment Payments" and "Description of the Trust Preferred Securities -- Distributions."

     Subject to the Company's rights of deferral, in the event a holder of Income PRIDES substituted Treasury Securities for the Trust Preferred Securities, such holder would still receive quarterly Contract Adjustment Payments. In addition, interest would accrete on the underlying Treasury Securities.

VOTING RIGHTS

     Holders of Trust Preferred Securities will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of Trustees and will generally have no voting rights except in the limited circumstances described under "Description of Trust Preferred Securities -- Voting Rights." Holders of Purchase Contracts underlying the Income PRIDES or Growth PRIDES will have no voting rights.

LISTING OF THE SECURITIES

     The Income PRIDES have been approved for listing on the NYSE under the symbol "AHL prI," subject to official notice of issuance. The Growth PRIDES and the Trust Preferred Securities will not be listed or traded on any securities exchange.

NYSE SYMBOL OF COMMON STOCK

     The Common Stock of the Company is listed on the NYSE under the symbol
"AHL."

                     DESCRIPTION OF THE PURCHASE CONTRACTS

GENERAL

     Each Purchase Contract underlying a FELINE PRIDES (unless earlier terminated, or earlier settled at the holder's option) will obligate the holder of such Purchase Contract to purchase, and the Company to sell, on the Purchase Contract Settlement Date, for an amount in cash equal to the Stated Amount, a number of new shares of Common Stock, in the case of Income PRIDES, equal to the Settlement Rate or Cash Settlement Rate, as applicable, or in the case of Growth PRIDES, equal to the Cash Settlement Rate. The Settlement Rate will be calculated as follows (subject to adjustment under certain circumstances): (a) if the Applicable Market Value is equal to or greater than the Threshold Appreciation Price, the Settlement Rate will be 1.322, (b) if the Applicable Market Value is less than the Threshold Appreciation Price but greater than $31, the Settlement Rate will equal the Stated Amount divided by the Applicable Market Value, and (c) if the Applicable Market Value is less than or equal to $31, the Settlement Rate will be 1.613. "Applicable Market Value" means the average of the Closing Prices (as defined) per share of Common Stock on each of the thirty consecutive Trading Days (as defined) ending on the second Trading Day immediately preceding the Purchase Contract Settlement Date.

     The number of new shares of Common Stock issuable upon settlement of each Purchase Contract through Early Settlement of FELINE PRIDES, cash settlement of the Income PRIDES on the Purchase Contract Settlement Date and settlement of the Growth PRIDES through application of the related Treasury Securities on the Purchase Contract Settlement Date (the "Cash Settlement Rate") will be calculated as (a) 1.324 shares, in the case of Early Settlement (which is equivalent to the number of shares that would be received upon Cash Settlement of Income PRIDES on the Purchase Contract Settlement Date where the Applicable Market Value is equal to or greater than the Threshold Appreciation Price), or
(b) 1.00125 times the Settlement Rate, in those other cases.

     A holder of Income PRIDES whose Purchase Contract has been settled with cash, or a holder of Growth PRIDES whose Purchase Contract has been settled through application of the principal amount of the related Treasury Securities, on the Purchase Contract Settlement Date, will receive 0.125% more shares of Common Stock per Purchase Contract than will be received by a holder of Income PRIDES whose Purchase Contracts are settled through the put of the related Junior Subordinated Debentures to the Company, and the redemption of the related Trust Preferred Securities, on the Purchase Contract Settlement Date. A holder of FELINE PRIDES whose Purchase Contract has settled through Early Settlement will receive 0.125% more shares of Common Stock per Purchase Contract than would be received by a holder of Income PRIDES who receives the Settlement Rate on the Purchase Contract Settlement Date if the Applicable Market Value was then equal to or greater than the Threshold Appreciation Price.

     No fractional shares of Common Stock will be issued by the Company pursuant to the Purchase Contracts. In lieu of fractional shares otherwise issuable in respect of Purchase Contracts being settled by a holder of Income PRIDES or Growth PRIDES the holder will be entitled to receive an amount of cash equal to such fraction of a share times the Applicable Market Value.

     On the Purchase Contract Settlement Date, unless a holder of Income PRIDES
(i) has settled the underlying Purchase Contracts prior to the Purchase Contract Settlement Date through the early delivery of cash to the Purchase Contract Agent or (ii) has notified the Purchase Contract Agent of its intention to settle the related Purchase Contract with separate cash on the Purchase Contract Settlement Date in the manner described under "-- Early Settlement" and under "-- Notice to Settle with Cash," respectively, and has so settled the Purchase Contract or an event described under "-- Termination" below occurs, such holder will be deemed to have requested the Trust to put the aggregate principal amount of its Junior Subordinated Debenture to the Company, in return for an amount per Junior Subordinated Debenture equal to $50, plus accumulated and unpaid distributions, if any. Upon the repurchase of the Junior Subordinated Debentures by the Company pursuant to a Put Option (as defined herein), (i) the proceeds from such repurchase shall simultaneously be applied to redeem Trust Preferred Securities of such holder having an aggregate Stated Amount equal to the aggregate principal amount of the Junior Subordinated Debentures so repurchased and will be automatically applied to satisfy in full such holder's obligation to purchase Common Stock under the Purchase Contract and (ii) any accumulated and unpaid distributions with respect to Junior Subordinated Debentures so repurchased will be paid to such holder in cash. See "Description of the Junior Subordinated Debentures -- Put Option." With respect to each Growth PRIDES outstanding on the Purchase Contract Settlement Date, the principal amount of the Treasury Securities underlying each Growth PRIDES, when paid at maturity, will be automatically transferred to the Company to satisfy in full the holder's obligation to purchase Common Stock under the 20 Purchase Contracts per Growth PRIDES. Such Common Stock will then be issued and delivered to such holder or such holder's designee, upon presentation and surrender of the certificate evidencing such FELINE PRIDES (a "FELINE PRIDES Certificate") and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the Common Stock to any person other than such holder. In the event that a holder of either an Income PRIDES or Growth PRIDES effects the early settlement of a Purchase Contract through the delivery of cash or a holder of Income PRIDES settles a Purchase Contract with cash on the Purchase Contract Settlement Date, the underlying Trust Preferred Securities or Treasury Securities, as the case may be, will be released to the holder as described herein.

     Prior to the date on which shares of Common Stock are issued in settlement of Purchase Contracts, the Common Stock underlying the related Purchase Contracts will not be deemed to be outstanding for any purpose and the holder thereof will generally not have any voting rights, rights to dividends or other distributions or other rights or privileges of a stockholder by virtue of holding such Purchase Contracts. See "Description of Trust Preferred
Securities -- Voting Rights."

     Each holder of Income PRIDES or Growth PRIDES, by acceptance thereof, will under the terms of the Purchase Contract Agreement and the Purchase Contracts be deemed to have (a) irrevocably agreed to be bound by the terms of the Purchase Contracts and the Pledge Agreement for so long as such holder remains a holder of such FELINE PRIDES and (b) duly appointed the Purchase Contract Agent as such holder's attorney-in-fact to enter into and perform the related Purchase Contracts on behalf of and in the name of such holder.

EARLY SETTLEMENT

     A holder of Income PRIDES or Growth PRIDES may settle the underlying Purchase Contracts prior to the Purchase Contract Settlement Date by presenting and surrendering the FELINE PRIDES certificate evidencing such Income PRIDES or Growth PRIDES at the offices of the Purchase Contract Agent with the form of "Election to Settle Early" on the reverse side of the certificate completed and executed as indicated, accompanied by payment (in the form of a certified or cashier's check payable to the order of the Company) of an amount equal to the Stated Amount times the number of Purchase Contracts being settled. So long as the FELINE PRIDES are evidenced by one or more global security certificates deposited with the Depositary (as defined below), procedures for early settlement will also be governed by standing arrangements between the Depositary and the Purchase Contract Agent. HOLDERS MAY SETTLE SECURITIES EARLY ONLY IN INTEGRAL MULTIPLES OF 20 Income PRIDES or one Growth PRIDES.

     Upon Early Settlement of Purchase Contracts underlying any Income PRIDES or Growth PRIDES, (a) the holder will receive 1.324 shares of Common Stock per Income PRIDES having a Stated Amount of $50 or 26.48 shares of Common Stock per Growth PRIDES having a face amount of $1,000 (regardless of the market price of the Common Stock on the date of purchase), subject to adjustment under certain circumstances, (b) the Trust Preferred Securities underlying such Income PRIDES or, if substituted, the Treasury Securities underlying such Growth PRIDES, will thereupon be transferred to the holder free and clear of the Company's security interest therein, (c) the holder's right to receive Deferred Contract Adjustment Payments (as defined below), if any, on the Purchase Contracts being settled will be forfeited and

(d) the holder's right to receive future Contract Adjustment Payments will terminate and, except as contemplated by clause (a) above, no adjustment will be made to or for the holder on account of current or deferred amounts accrued in respect thereof.

     If the Purchase Contract Agent receives the FELINE PRIDES Certificate, accompanied by the completed "Election to Settle Early" and requisite check, from a holder of Securities by 5:00 p.m., New York City time, on a Business Day, that day will be considered the settlement date. If the Purchase Contract Agent receives the foregoing after 5:00 p.m., New York City time, on a Business Day or at any time on a day that is not a Business Day, the next Business Day will be considered the settlement date.

     Upon Early Settlement of Purchase Contracts in the manner described above, presentation and surrender of the FELINE PRIDES Certificate evidencing the related Income PRIDES or Growth PRIDES and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the Common Stock to any person other than the holder of such Income PRIDES or Growth PRIDES, the Company will cause the shares of Common Stock being purchased to be issued, and the Trust Preferred Securities or, if substituted, the Treasury Securities securing such Purchase Contracts, to be released from the pledge under the Pledge Agreement (described in "-- Pledged Securities and Pledge Agreement") and transferred, within three Business Days following the settlement date, to the purchasing holder or such holder's designee.

NOTICE TO SETTLE WITH CASH

     A holder of an Income PRIDES wishing to settle the related Purchase Contract with separate cash on the Purchase Contract Settlement Date must notify the Purchase Contract Agent by presenting and surrendering the FELINE PRIDES Certificate evidencing such Income PRIDES at the offices of the Purchase Contract Agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York city time, on the second Business Day immediately preceding the Purchase Contract Settlement Date. Such form must be accompanied by payment (in the form of a certified or cashier's check payable to the order of the Company) of an amount equal to the Stated Amount times the number of Purchase Contracts being settled.

CONTRACT ADJUSTMENT PAYMENTS

     Contract Adjustment Payments will be fixed at a rate per annum of 1.75% of the Stated Amount per Purchase Contract. Contract Adjustment Payments in arrears for more than one quarter will bear interest thereon at the rate per annum of 8.50% thereof compounded quarterly. Contract Adjustment Payments payable for any period will be computed on the basis of a 360-day year of twelve 30 day-months. Contract Adjustment Payments will accrue from June 27, 1997 and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1997.

     Contract Adjustment Payments will be payable to the holders thereof as they appear on the books and records of the Purchase Contract Agent on the relevant record dates, which, as long as the Income PRIDES or Growth PRIDES remain in book-entry only form, will be one Business Day prior to the relevant payment dates. Such distributions will be paid through the Purchase Contract Agent who will hold amounts received in respect of the Contract Adjustment Payments for the benefit of the holders of the Purchase Contracts underlying the Income PRIDES or Growth PRIDES. Subject to any applicable laws and regulations, each such payment will be made as described under "Book-Entry System" below. In the event that the Income PRIDES or Growth PRIDES do not continue to remain in book-entry only form, the Company shall have the right to select relevant record dates, which shall be more than one Business Day but less than 60 Business Days prior to the relevant payment dates. In the event that any date on which Contract Adjustment Payments are to be made on the Purchase Contracts underlying the Income PRIDES or Growth PRIDES is not a Business Day, then payment of the Contract Adjustment Payments payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such payment date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New York) are permitted or required by any applicable law to close.

     The Company's obligations with respect to Contract Adjustment Payments are subordinate and junior in right of payment to all liabilities of the Company (other than the Company's guarantee of junior subordinated debentures, if any, issued by the Company, with which they rank pari passu). See "Risk
Factors -- Ranking of Contract Adjustment Payments and Subordinated Obligations Under the Guarantee and Junior Subordinated Debentures."

OPTION TO DEFER CONTRACT ADJUSTMENT PAYMENTS

     The Company may, at its option and upon prior written notice to the holders of the Income PRIDES or Growth PRIDES and the Purchase Contract Agent, defer the payment of Contract Adjustment Payments on the Purchase Contracts until no later than the Purchase Contract Settlement Date. However, Deferred Contract Adjustment Payments will bear additional Contract Adjustment Payments at the rate of 8.50% per annum (compounding on each succeeding Payment Date) until paid. If the Purchase Contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company), the right to receive Contract Adjustment Payments and Deferred Contract Adjustment Payments will terminate.

     In the event that the Company elects to defer the payment of Contract Adjustment Payments on the Purchase Contracts until the Purchase Contract Settlement Date, each holder of Income PRIDES or Growth PRIDES will receive on the Purchase Contract Settlement Date, in lieu of a cash payment, a number of shares of Common Stock (in addition to a number of shares of Common Stock equal to the Settlement Rate or the Cash Settlement Rate) equal to (x) the aggregate amount of Deferred Contract Adjustment Payments payable to a holder of either Income PRIDES or Growth PRIDES divided by (y) the Applicable Market Value.

     No fractional shares of Common Stock will be issued by the Company with respect to the payment of Deferred Contract Adjustment Payments on the Purchase Contract Settlement Date. In lieu of fractional shares otherwise issuable with respect to such payment of Deferred Contract Adjustment Payments, the holder will be entitled to receive an amount in cash equal to such fraction of a share times the Applicable Market Value.

     In the event the Company exercises its option to defer the payment of Contract Adjustment Payments, then, until the Deferred Contract Adjustment Payments have been paid, the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase shares of Common Stock, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock or (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing.

ANTI-DILUTION ADJUSTMENTS

     The formula for determining the Settlement Rate will be subject to adjustment upon the occurrence of certain events, including: (a) the payment of dividends (and other distributions) of Common Stock on Common Stock; (b) the issuance to all holders of Common Stock of rights, warrants or options entitling them, for a period of up to 45 days, to subscribe for or purchase Common Stock at less than the Current Market Price (as defined) thereof; (c) subdivisions, splits and combinations of Common Stock; (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash); (e) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, together with (i) other all-cash distributions made within the preceding 12 months and (ii) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a subsidiary for the Common Stock concluded within the preceding 12 months, exceeds 15% of the Company's aggregate market capitalization (such aggregate market capitalization being the product of the Current Market Price (as defined) of the Common Stock multiplied by the number of shares of Common Stock then outstanding) on the date of such distribution; and (f) the successful completion of a tender or exchange offer made by the Company or any subsidiary for the Common Stock which involves an aggregate consideration that, together with (i) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by the Company or a subsidiary for the Common Stock concluded within the preceding 12 months and (ii) the aggregate amount of any all-cash distributions to all holders of the Company's Common Stock made within the preceding 12 months, exceeds 15% of the Company's aggregate market capitalization on the expiration of such tender or exchange offer.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the Common Stock is converted into the right to receive other securities, cash or property, each Purchase Contract then outstanding would, without the consent of the holders of Income PRIDES or Growth PRIDES as the case may be, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares of Common Stock which would have been received by the holder of the related Income PRIDES or Growth PRIDES immediately prior to the date of consummation of such transaction if such holder had then settled such Purchase Contract.

     If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (i.e., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the Settlement Rate adjustment provisions of the Purchase Contract Agreement, the Settlement Rate is increased, such increase may be deemed to be the receipt of taxable income to holders of Securities. See "Certain Federal Income Tax Consequences -- Adjustment of Settlement Rate."

     In addition, the Company may make such increases in the Settlement Rate as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes or for any other reasons.

     Adjustments to the Settlement Rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the Settlement Rate shall be required unless such adjustment would require an increase or decrease of at least one percent in the Settlement Rate; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     The Company will be required, within ten Business Days following the occurrence of an event that requires or permits an adjustment in the Settlement Rate, to provide written notice to the Purchase Contract Agent of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Settlement Rate was determined and setting forth the revised Settlement Rate.

     Each adjustment to the Settlement Rate will result in a corresponding adjustment to the number of shares of Common Stock issuable upon early settlement of a Purchase Contract.

TERMINATION

     The Purchase Contracts, and the rights and obligations of the Company and of the holders of the FELINE PRIDES thereunder (including the right to receive accrued Contract Adjustment Payments or Deferred Contract Adjustment Payments and the right and obligation to purchase Common Stock), will automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company. Upon such termination, the Collateral Agent will release the Trust Preferred Securities or, if substituted, the Treasury Securities held by it to the Purchase Contract Agent for distribution to the holders. Upon such termination, however, such release and termination may be subject to a limited delay. In the event that the Company becomes the subject of a case under the Bankruptcy Code, such delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until such automatic stay has been lifted.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

     The Trust Preferred Securities underlying the Income PRIDES or, if substituted, the Treasury Securities underlying the Growth PRIDES (together, the "Pledged Securities") will be pledged to the Collateral Agent, for the benefit of the Company, pursuant to a pledge agreement, to be dated as of June 27, 1997 (the "Pledge Agreement"), to secure the obligations of the holders to purchase Common Stock under the Purchase Contracts. The rights of holders of Income PRIDES or Growth PRIDES to the underlying Pledged Securities will be subject to the Company's security interest therein created by the Pledge Agreement. No holder of Income PRIDES or Growth PRIDES will be permitted to withdraw the Pledged Securities underlying such Income PRIDES or Growth PRIDES from the pledge arrangement except (i) to substitute Treasury Securities for Trust Preferred Securities, (ii) to substitute Trust Preferred Securities for Treasury Securities (for both (i) and (ii), as provided for under "Description of the FELINE PRIDES -- Substitution of Pledged Securities") or (iii) upon the termination or Early Settlement of the related Purchase Contracts. Subject to such security interest and the terms of the Purchase Contract Agreement and the Pledge Agreement, each holder of an Income PRIDES will be entitled through the Purchase Contract Agent and the Collateral Agent to all of the proportional rights and preferences of a Trust Preferred Security (including distribution, voting, redemption, repayment and liquidation rights) and each holder of a Growth PRIDES will retain beneficial ownership of the Treasury Securities pledged in respect of such Purchase Contracts. The Company will have no interest in the Pledged Securities other than its security interest.

     The Collateral Agent will, upon receipt of distributions on the Pledged Securities, distribute such payments to the Purchase Contract Agent, which will in turn distribute those payments, together with Contract Adjustment Payments received from the Company, to the persons in whose names the related Income PRIDES or Growth PRIDES are registered at the close of business on the Record Date immediately preceding the date of such distribution.

     The quarterly payments on the Income PRIDES set forth on the cover page of this Prospectus will consist of (i) cumulative cash distributions on the Trust Preferred Securities payable by the Trust at the rate of 6.75% of the Stated Amount per annum, and (ii) Contract Adjustment Payments, payable by the Company, at the rate of 1.75% per annum.

     The ability of the Trust to make quarterly distributions on the Trust Preferred Securities is solely dependent upon the receipt of corresponding interest payments from the Company on the Junior Subordinated Debentures. The Company has the right at any time, and from time to time, limited to a period not extending beyond the maturity of the Junior Subordinated Debentures, to defer the interest payments on the Junior Subordinated Debentures and to defer Contract Adjustment Payments. As a consequence of such deferral, quarterly distributions to holders would be deferred (but despite such deferral, would continue to accrue with interest thereon compounded quarterly at the same rate as interest on the Junior Subordinated Debentures). See "Description of the Purchase Contract -- Contract Adjustment Payments" and "Description of the Trust Preferred Securities -- Distributions."

     Subject to the Company's rights of deferral, in the event a holder of Income PRIDES substituted Treasury Securities for the Trust Preferred Securities, such holder would still receive quarterly Contract Adjustment Payments. In addition, interest would acrete on the underlying Treasury Securities.

BOOK-ENTRY SYSTEM

     The Depository Trust Company (the "Depositary") will act as securities depositary for the FELINE PRIDES. The FELINE PRIDES will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global security certificates ("Global Security Certificates"), representing the total aggregate number of FELINE PRIDES, will be issued and will be deposited with the Depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the FELINE PRIDES so long as such FELINE PRIDES are represented by Global Security Certificates.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

     No FELINE PRIDES represented by Global Security Certificates may be exchanged in whole or in part for FELINE PRIDES registered, and no transfer of Global Security Certificates in whole or in part may be registered, in the name of any person other than the Depositary or any nominee of the Depositary unless the Depositary has notified the Company that it is unwilling or unable to continue as depositary for such Global Security Certificates or has ceased to be qualified to act as such as required by the Purchase Contract Agreement or there shall have occurred and be continuing a default by the Company in respect of its obligations under one or more Purchase Contracts. All FELINE PRIDES represented by one or more Global Security Certificates or any portion thereof will be registered in such names as the Depositary may direct.

     As long as the Depositary or its nominee is the registered owner of the Global Security Certificates, such Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the Global Security Certificates and all FELINE PRIDES represented thereby for all purposes under the FELINE PRIDES and the Purchase Contract Agreement. Except in the limited circumstances referred to above, owners of beneficial interests in Global Security Certificates will not be entitled to have such Global Security Certificates or the FELINE PRIDES represented thereby registered in their names, will not receive or be entitled to receive physical delivery of FELINE PRIDES Certificates in exchange therefor and will not be considered to be owners or holders of such Global Security Certificates or any FELINE PRIDES represented thereby for any purpose under the FELINE PRIDES or the Purchase Contract Agreement. All payments on the FELINE PRIDES represented by the Global Security Certificates and all transfers and deliveries of Trust Preferred Securities, Treasury Securities and Common Stock with respect thereto will be made to the Depositary or its nominee, as the case may be, as the holder thereof.

     Ownership of beneficial interests in the Global Security Certificates will be limited to Participants or persons that may hold beneficial interests through institutions that have accounts with the Depositary or its nominee. Ownership of beneficial interests in Global Security Certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee (with respect to Participants' interests) or any such Participant (with respect to interests of persons held by such Participants on their behalf). Procedures for settlement of Purchase Contracts on the Purchase Contract Settlement Date or upon Early Settlement will be governed by arrangements among the Depositary, Participants and persons that may hold beneficial interests through Participants designed to permit such settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Security Certificates may be subject to various policies and procedures adopted by the Depositary from time to time. None of the Company, the Purchase Contract Agent or any agent of the Company or the Purchase Contract Agent will have any responsibility or liability for any aspect of the Depositary's or any Participant's records relating to, or for payments made on account of, beneficial interests in Global Security Certificates, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's records relating to such beneficial ownership interests.

                        DESCRIPTION OF THE COMMON STOCK

     The shares of the Company's Common Stock presently outstanding, including those to be ultimately purchased in this offering, will be, legally issued, fully paid and non-assessable. The shareholders are entitled to receive ratably such dividends as may from time to time be declared by the Board of Directors. Upon liquidation, the holders of the shares are entitled to share ratably in the net assets of the Company. All voting rights are vested exclusively in the holders of the shares and each shareholder is entitled to one vote for each share held. The holders of the shares have no cumulative voting or preemptive rights.

     Under Florida law, the Company may pay dividends only out of net income, retained earnings, and capital and surplus.

     Article VI of the Articles of Incorporation of the Company provides for the division of the Board of Directors of the Company as equally as possible into three classes whose terms are staggered and each class is elected for a term of three years. The By-Laws of the Company provide that its Board consist of eight Directors as follows: three directors in Class I; two directors in Class II; and three directors in Class III. Article VI also provides that (1) no class of directors shall be subject to election by shareholders until all classes holding office for terms of longer duration without being subject to election shall be so subject and directors have been elected with respect thereto, and (2) no one meeting of shareholders can consider or act upon the election of more than one class of directors, except that shareholders can fill vacancies occurring in any class as may be provided for in the By-laws. This Article also provides that no amendment to the By-laws of the Company decreasing the number of directors shall have the effect of shortening the term of any incumbent director and no action shall be taken by the directors to increase the number of directors as provided in the By-Laws unless at least 75% of the directors then in office concur. The affirmative vote of the holders of at least 75% of the outstanding shares is required to (a) amend Article VI, (b) remove a director with or without cause, or (c) increase the number of directors as provided in the By-Laws of the Company.

     Article XI of the Articles of Incorporation of the Company provides that the affirmative vote of at least 80% of the outstanding shares is required to approve any merger or consolidation of the Company into another corporation or other entity or any sale, lease, or exchange of all or substantially all of the assets of the Company to or with another corporation, person, or any other entity if such other corporation, person, or entity is the beneficial owner of 10% or more of the outstanding shares.

     The Company is subject to several anti-takeover provisions under Florida law. These provisions permit a corporation to elect to opt out of such provision in its articles of incorporation or (depending on the provision in question) its bylaws. The Company has not elected to opt out of these provisions. The Florida Business Corporation Act (the "Florida Act") contains a provision that prohibits the voting of shares in a publicly-held Florida corporation which are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power and (iii) a majority or more of such voting power.

     The Florida Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder,
(ii) the interested shareholder has
owned at least 80% of the corporation's outstanding voting shares for at least five years, or (iii) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the Company, exclusive of shares acquired directly from the Company in a transaction not approved by a majority of the disinterested directors. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

     SunTrust Bank, Atlanta, Georgia, is transfer agent and registrar of the shares of the Company's Common Stock.

     The Company sends to its shareholders annual reports including financial statements audited by independent public accountants and quarterly unaudited interim financial reports.

                  CERTAIN PROVISIONS OF THE PURCHASE CONTRACT
                       AGREEMENT AND THE PLEDGE AGREEMENT

GENERAL

     Distributions on the FELINE PRIDES will be payable, Purchase Contracts (and documents related thereto) will be settled and transfers of the FELINE PRIDES will be registrable at the office of the Purchase Contract Agent in the Borough of Manhattan, The City of New York. In addition, in the event that the FELINE PRIDES do not remain in book-entry form, payment of distributions on the FELINE PRIDES may be made, at the option of the Company, by check mailed to the address of the person entitled thereto as shown on the Security Register.

     On the Purchase Contract Settlement Date, shares of Common Stock will be delivered, or, if the Purchase Contracts have terminated, Pledged Securities will be delivered potentially after a limited delay (see "Description of the Purchase Contracts -- Termination") in each case upon presentation and surrender of the FELINE PRIDES Certificate at the office of the Purchase Contract Agent.

     If a holder of outstanding Income PRIDES or Growth PRIDES fails to present and surrender the FELINE PRIDES Certificate evidencing such Income PRIDES or Growth PRIDES to the Purchase Contract Agent on the Purchase Contract Settlement Date, the shares of Common Stock issuable in settlement of the applicable Purchase Contract and in payment of any Deferred Contract Adjustment Payments will be registered in the name of the Purchase Contract Agent and, together with any distributions thereon, shall be held by the Purchase Contract Agent as agent for the benefit of such holder, until such FELINE PRIDES Certificate is presented and surrendered or the holder provides satisfactory evidence that such certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Purchase Contract Agent and the Company.

     If the Purchase Contracts have terminated prior to the Purchase Contract Settlement Date, the Pledged Securities have been transferred to the Purchase Contract Agent for distribution to the holders entitled thereto and a holder fails to present and surrender the FELINE PRIDES Certificate evidencing such holder's Income PRIDES or Growth PRIDES to the Purchase Contract Agent, the Pledged Securities delivered to the Purchase Contract Agent and payments thereon shall be held by the Purchase Contract Agent as agent for the benefit of such holder, until such FELINE PRIDES Certificate is presented or the holder provides the evidence and indemnity described above.

     The Purchase Contract Agent will have no obligation to invest or to pay interest on any amounts held by the Purchase Contract Agent pending distribution, as described above.

     No service charge will be made for any registration of transfer or exchange of the FELINE PRIDES, except for any tax or other governmental charge that may be imposed in connection therewith.

MODIFICATION

     The Purchase Contract Agreement and the Pledge Agreement will contain provisions permitting the Company and the Purchase Contract Agent or Collateral Agent, as the case may be, with the consent of the holders of not less than 66 2/3% of the Purchase Contracts at the time outstanding, to modify the terms of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement, except that no such modification may, without the consent of the holder of each outstanding Purchase Contract affected thereby, (a) change any Payment Date, (b) change the amount or type of Pledged Securities underlying the Purchase Contract, impair the Right of the holder of any Pledged Securities to receive distributions on the underlying Pledged Securities (except for the rights of holders of Income PRIDES to substitute the Treasury Securities for the Trust Preferred Securities or the rights of holders of Growth PRIDES to substitute Trust Preferred Securities for the Treasury Securities) or otherwise adversely affect the holder's rights in or to such Pledged Securities, (c) change the place or currency of payment or reduce any Contract Adjustment Payments or any Deferred Contract Adjustment Payments, (d) impair the right to institute suit for the enforcement of any Purchase Contract, (e) reduce the amount of Common Stock purchasable under any Purchase Contract, increase the price to purchase Common Stock on settlement of any Purchase Contract, change the Purchase Contract Settlement Date or otherwise adversely affect the holder's rights under any Purchase Contract or (f) reduce the above-stated percentage of outstanding Purchase Contracts the consent of whose holders is required for the modification or amendment of the provisions of the Purchase Contracts, the Purchase Contract Agreement or the Pledge Agreement; provided, that if any amendment or proposal referred to above would adversely affect only the Income PRIDES or the Growth PRIDES, then only the affected class of holder will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the consent of the holders of not less than 66 2/3% of such class.

NO CONSENT TO ASSUMPTION

     Each holder of Income PRIDES or Growth PRIDES, by acceptance thereof, will under the terms of the Purchase Contract Agreement and the Income PRIDES or Growth PRIDES, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the Purchase Contracts by the Company or its trustee in the event that the Company becomes the subject of a case under the Bankruptcy Code.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Company will covenant in the Purchase Contract Agreement that it will not merge or consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person, firm or corporation unless the Company is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or a state thereof and such corporation expressly assumes the obligations of the Company under the Purchase Contracts, the Junior Subordinated Debentures, the Purchase Contract Agreement and the Pledge Agreement, and the Company or such successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of its obligations thereunder.

TITLE

     The Company, the Purchase Contract Agent and the Collateral Agent may treat the registered owner of any FELINE PRIDES as the absolute owner thereof for the purpose of making payment and settling the Purchase Contracts and for all other purposes.

REPLACEMENT OF FELINE PRIDES CERTIFICATES

     In the event that physical certificates have been issued, any mutilated FELINE PRIDES Certificate will be replaced by the Company at the expense of the holder upon surrender of such certificate to the Purchase Contract Agent. FELINE PRIDES Certificates that become destroyed, lost or stolen will be replaced by the Company at the expense of the holder upon delivery to the Company and the Purchase Contract Agent of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Purchase Contract Agent. In the case of a destroyed, lost or stolen FELINE PRIDES Certificate, an indemnity satisfactory to the Purchase Contract Agent and the Company may be required at the expense of the holder of the FELINE PRIDES evidenced by such certificate before a replacement will be issued.

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

     Notwithstanding the foregoing, the Company will not be obligated to issue any Income PRIDES or Growth PRIDES on or after the Purchase Contract Settlement Date or after the Purchase Contracts have terminated. The Purchase Contract Agreement will provide that in lieu of the delivery of a replacement FELINE PRIDES Certificate following the Purchase Contract Settlement Date, the Purchase Contract Agent, upon delivery of the evidence and indemnity described above, will deliver the Common Stock issuable pursuant to the Purchase Contracts included in the Income PRIDES or Growth PRIDES evidenced by such certificate, or, if the Purchase Contracts have terminated prior to the Purchase Contract Settlement Date, transfer the principal amount of the Pledged Securities included in the Income PRIDES or Growth PRIDES evidenced by such certificate.

GOVERNING LAW

     The Purchase Contract Agreement, the Pledge Agreement and the Purchase Contracts will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

     The First National Bank of Chicago will be the Purchase Contract Agent. The Purchase Contract Agent will act as the agent for the holders of Income PRIDES and Growth PRIDES from time to time. The Purchase Contract Agreement will not obligate the Purchase Contract Agent to exercise any discretionary actions in connection with a default under the terms of the Income PRIDES and Growth PRIDES or the Purchase Contract Agreement.

     The Purchase Contract will contain provisions limiting the liability of the Purchase Contract Agent. The Purchase Contract Agreement will contain provisions under which the Purchase Contract Agent may resign or be replaced. Such resignation or replacement would be effective upon the appointment of a successor.

INFORMATION CONCERNING THE COLLATERAL AGENT

     The Chase Manhattan Bank will be the Collateral Agent. The Collateral Agent will act solely as the agent of the Company and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Income PRIDES and Growth PRIDES except for the obligations owed by a pledgee of property to the owner thereof under the Pledge Agreement and applicable law.

     The Pledge Agreement will contain provisions limiting the liability of the Collateral Agent. The Pledge Agreement will contain provisions under which the Collateral Agent may resign or be replaced. Such resignation or replacement would be effective upon the appointment of a successor.

MISCELLANEOUS

     The Purchase Contract Agreement will provide that the Company will pay all fees and expenses related to (i) the offering of the FELINE PRIDES, (ii) the retention of the Collateral Agent and (iii) the enforcement by the Purchase Contract Agent of the rights of the holders; provided, however, that holders who elect to substitute Pledged Securities, thereby creating Growth PRIDES or recreating Income PRIDES, shall be responsible for any fees or expenses payable to the Collateral Agent in connection therewith, as well as any commissions, fees or other expenses incurred in acquiring the Pledged Securities to be substituted, and the Company shall not be responsible for any such fees or expenses.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     The Trust Preferred Securities, which form a component of the Income PRIDES, and which, under certain circumstances, will trade separately, will be issued pursuant to the terms of the Declaration. See "Description of the FELINE PRIDES -- Substitution of Pledged Securities." The Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, The First National Bank of Chicago, an independent trustee, will act as indenture trustee for the Trust Preferred Securities under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Trust Preferred

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

Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Trust Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to the Declaration, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Trust Act and the Trust Indenture Act.

GENERAL

     The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly by the Company. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Trust Preferred Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Institutional Trustee will own the Junior Subordinated Debentures purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Trust Preferred Securities or liquidation of the Trust, are guaranteed by the Company to the extent described under "Description of the Guarantee." The Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debentures and the Indenture and its obligations under the Declaration, including the obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Preferred Securities), provides a full and unconditional guarantee of amounts due on the Trust Preferred Securities. The Guarantee will be held by The First National Bank of Chicago, the Guarantee Trustee, for the benefit of the holders of the Trust Preferred Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Trust Preferred Securities is to vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights under the Junior-Subordinated Debentures (except in the limited circumstances in which the holder may take direct action). See "-- Declaration Events of Default" and "-- Voting Rights."

DISTRIBUTIONS

     Distributions on the Trust Preferred Securities will be fixed at a rate per annum of 6.75% of the stated liquidation amount of $50 per Trust Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of 6.75% thereof compounded quarterly. The term "distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

     Distributions on the Trust Preferred Securities will be cumulative and will accrue from June 27, 1997 and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing September 30, 1997, when, as and if funds are available for payment. Distributions will be made by the Institutional Trustee, except as otherwise described below.

     The Company has the right under the Indenture to defer payments of interest on the Junior Subordinated Debentures by extending the interest payment period from time to time on the Junior Subordinated Debentures, which right, if exercised, would defer quarterly distributions on the Trust Preferred Securities (though such distributions would continue to accrue with interest since interest would continue to accrue on the Junior Subordinated Debentures) during any such extended interest payment period. Such right to extend the interest payment period for the Junior Subordinated Debentures is limited to a period, in the aggregate, not extending beyond the maturity date of the Junior Subordinated Debentures. In the event that the Company exercises this right, then (a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of the Company's Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase shares of the Company's Common Stock, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock or (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such Company capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing, (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company that rank pari passu with or junior to such Junior Subordinated Debentures, and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Trust Preferred Securities Guarantee). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not extend beyond the maturity date of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. See "Description of the Junior Subordinated Debentures -- Interest" and
"-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Trust Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period.

     Distributions on the Trust Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Trust Preferred Securities will be limited to payments received from the Company on the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures." The payment of distributions out of moneys held by the Trust is guaranteed by the Company to the extent set forth under "Description of the Guarantee."

     Distributions on the Trust Preferred Securities will be payable to the holders thereof, including the Collateral Agent, as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Trust Preferred Securities remain in book-entry only form, will be one Business Day prior to the relevant payment dates. Such distributions will be paid through the Institutional Trustee which will hold amounts received in respect of the Junior Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Preferred Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance-The Depository Trust Company" below. In the event that the Trust Preferred Securities do not continue to remain in book-entry form, the Regular Trustees shall have the right to select relevant record dates, which shall be more than one Business Day but less than 60 Business Days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Trust Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such record date.

MATURITY

     Subject to the holder's right to require the Trust to put the Junior Subordinated Debentures to the Company on the Purchase Contract Settlement Date, the Junior Subordinated Debentures will mature on August 16, 2002. Upon the repayment of the Junior Subordinated Debentures at maturity, the proceeds from such repayment shall simultaneously be applied to redeem Trust Preferred Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures so repaid. See "Description of the Junior Subordinated Debentures."

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

SPECIAL EVENT DISTRIBUTION

     "Tax Event" means the Regular Trustees shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after such date), which change or amendment, in the ease of (a) or (b), becomes effective on or after the date of this Prospectus, there is more than an insubstantial risk that (i) the Trust would be subject to federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, (ii) interest payable to the Trust on the Junior Subordinated Debentures would not be deductible by the Company for federal income tax purposes or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Investment Company Event" means that the Regular Trustees shall have received an opinion from independent counsel experienced in practice under the 1940 Act (as defined below) to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act") .

     If, at any time, a Tax Event or an Investment Company Event (each, as defined above, a "Special Event") shall occur and be continuing, the Trust shall, except in the limited circumstances described below, be dissolved, with the result that, after satisfaction of creditors, the Junior Subordinated Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities, would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust on a pro rata basis within 90 days following the occurrence, of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, such dissolution and distribution shall be conditioned on the Company being unable to avoid such Tax Event within such 90 day period by taking some ministerial action or pursuing some other reasonable measure that will have no adverse effect on the Trust, the Company or the holders of the Trust Securities and will involve no material cost. If a Special Event occurs, Junior Subordinated Debentures distributed to the Collateral Agent in liquidation of such holder's interest in the Trust would continue to be pledged to secure Income PRIDES holders' obligations to purchase Common Stock under the Purchase Contracts.

     After the date for any distribution of Junior Subordinated Debentures upon dissolution of the Trust, (i) the Trust Preferred Securities will no longer be deemed to be outstanding, (ii) the Depositary or its nominee, as the record holder of the Trust Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution, and (iii) any certificates representing Trust Preferred Securities not held by the Depositary or its nominee will be deemed to represent Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Trust Preferred Securities until such certificates are presented to the Company or its agent for transfer or reissuance.

     There can be no assurance as to the market prices for either the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for the Trust Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Trust Preferred Securities or the Junior Subordinated Debentures that an investor may receive if a dissolution and liquidation of the Trust were to occur may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities forming a part of the Income PRIDES offered hereby.

     Subject to applicable law (including, without limitation, United States federal securities laws), the Company or its subsidiaries may at any time, and from time to time, purchase outstanding Trust Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Trust Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, Junior Subordinated Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Preferred Securities on a pro rata basis in exchange for such Trust Preferred Securities (the "Liquidation Distribution").

     The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Trust Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Trust Preferred Securities shall have a preference over the Trust Common Securities with regard to such distributions.

     Pursuant to the Declaration, the Trust shall terminate (i) on March 20, 2004, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the Company, the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of the holders of at least a majority in liquidation amount of the Trust Securities effected thereby voting together as a single class to file such certificate of cancellation, or the revocation of the charter of the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Junior Subordinated Debentures upon the occurrence of an Investment Company Event or a Tax Event or (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, the Company or the Trust.

DECLARATION EVENTS OF DEFAULT

     An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Trust Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Trust Preferred Securities and only the holders of the Trust Preferred Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration and, therefore, the Indenture. If a Declaration Event of Default with respect to the Trust Preferred Securities is waived by holders of Trust Preferred Securities, such waiver will also constitute the waiver of such Declaration Event of Default with respect to the Common Securities without any further act, vote or consent of the holders of the Common Securities. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures, after a holder of Trust Preferred Securities has made a written request, such holder of Trust Preferred Securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures without first proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures, on the date such interest or principal is otherwise payable, then a holder of Trust Preferred Securities may directly institute a proceeding for enforcement of payment (a "Direct Action") to such holder directly of the principal of or interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Debentures. In connection with such Direct Action, the Company will be subrogated to the

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

rights of such holder of Trust Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Trust Preferred Securities in such Direct Action. The holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures. See "Effect of Obligations under the Junior Subordinated Debentures and the Guarantee."

     Upon the occurrence of a Declaration Event of Default, the Institutional Trustee as the sole holder of the Junior Subordinated Debentures will have the Right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. The Company and the Trust are each required to file annually with the Institutional Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

     Except as described herein, under the Trust Act and the Trust Indenture Act and under "Description of the Guarantee -- Modification of the Guarantee; Assignment", and as otherwise required by law and the Declaration the holders of the Trust Preferred Securities will have no voting rights.

     Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Junior Subordinated Debentures, to (i) exercise the remedies available under the Indenture with respect to the Junior Subordinated Debentures, (ii) waive any past Indenture Event of Default that is available under Section 513 of the Indenture (as defined herein), (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures where such consent shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Junior Subordinated Debentures (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority in aggregate liquidation amount of the Trust Preferred Securities may direct the Institutional Trustee to give such consent or take such action. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures, a record holder of Trust Preferred Securities may, to the fullest extent permitted by applicable law, after such holder's written request to the Institutional Trustee to enforce such rights, institute a legal proceeding directly against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. The Institutional Trustee shall notify all holders of the Trust Preferred Securities of any notice of default received from the Debt Trustee (as defined below) with respect to the Junior Subordinated Debentures. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clauses (i), (ii) or (iii) above unless the Institutional Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for federal income tax purposes.

     In the event the consent of the Institutional Trustee, as the holder of the Junior Subordinated Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the direction of the holders of the Trust Preferred Securities and the Common Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Preferred Securities and the Common Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of a Super-Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Preferred Securities and the Trust Common Securities which the relevant

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

Super-Majority represents of the aggregate principal amount of the Junior Subordinated Debentures outstanding. The Institutional Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Preferred Securities and the Trust Common Securities unless the Institutional Trustee has obtained an opinion of tax counsel to the effect that for the purposes of federal income tax, the Trust will not be classified as other than a grantor trust.

     A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

     Any required approval or direction of holders of Trust Preferred Securities may be given at a separate meeting of holders of Trust Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Trust Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Trust Preferred Securities will be required for the Trust to redeem and cancel Trust Preferred Securities or distribute Junior Subordinated Debentures in accordance with the Declaration.

     Notwithstanding that holders of Trust Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Trust Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Trust Preferred Securities were not outstanding.

     The procedures by which holders of Trust Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance The Depository Trust Company" below.

     Holders of the Trust Preferred Securities will have no rights to appoint or remove the Company Trustees, who may be appointed, removed or replaced solely by the Company as the indirect or direct holder of all of the Trust Common Securities.

MODIFICATION OF THE DECLARATION

     The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Institutional Trustee or the Delaware Trustee), provided, that if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, that if any amendment or proposal referred to in clause (i) above would adversely affect only the Trust Preferred Securities or the Trust Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of securities.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below. The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Preferred Securities or (y) substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee as the holder of the Junior Subordinated Debentures, (iii) if the Trust Preferred Securities are listed any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Trust Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Trust Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely effect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (C) following such merger, consolidation, amalgamation or replacement, the Trust (or the successor entity) will continue to be classified as a grantor trust for federal income tax purposes, and (viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities Guarantee. Notwithstanding the foregoing the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depositary will act as securities depositary for the Trust Preferred Securities. The Trust Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully-registered global Trust Preferred Securities certificates, representing the total aggregate number of Trust Preferred Securities, will be issued and will be deposited with the Depositary.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Trust Preferred Securities as represented by a global certificate.

     Purchases of Trust Preferred Securities within the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Trust Preferred Securities on the Depositary's records. The ownership interest of each actual purchaser of each Trust Preferred Security (a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the

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

Direct or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities. Transfers of ownership interests in the Trust Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial owners will not receive certificates representing their ownership interests in the Trust Preferred Securities, except in the event that use of the book-entry system for the Trust Preferred Securities is discontinued.

     To facilitate subsequent transfers, all the Trust Preferred Securities deposited by Participants with the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Trust Preferred Securities with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Trust Preferred Securities. The Depositary's records reflect only the identity of the Direct Participants to whose accounts such Trust Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as the Depositary or its nominee is the registered owner or holder of a Global Certificate, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Trust Preferred Securities represented thereby for all purposes under the Declaration and the Trust Preferred Securities. No beneficial owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with the Depositary applicable procedures, in addition to those provided for under the Declaration.

     The Depositary has advised the Company that it will take any action permitted to be taken by a holder of Trust Preferred Securities (including the presentation of Trust Preferred Securities for exchange as described below) only at the direction of one or more Participants to whose account the Depositary's interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of Trust Preferred Securities as to which such Participant or Participants has or have given such directions. However, if there is an Event of Default under the Trust Preferred Securities, the Depositary will exchange the Global Certificates for Certificated Securities, which it will distribute to its Participants.

     Conveyance of notices and other communications by the Depositary to Direct Participants and Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Although voting with respect to the Trust Preferred Securities is limited, in those cases where a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Trust Preferred Securities. Under its usual procedures, the Depositary would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Trust Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). The Company and the Trust believe that the arrangements among the Depositary, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a record holder of a beneficial interest in the Trust.

     Distribution payments on the Trust Preferred Securities will be made to the Depositary in immediately available funds. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of the Depositary, the Trust or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to the Depositary is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner in a global Trust Preferred Security certificate will not be entitled to receive physical delivery of Trust Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary to exercise any rights under the Trust Preferred Securities.

     Although the Depositary has agreed to the foregoing procedure in order to facilitate transfer of interest in the Global Certificates among Participants of the Depositary, the Depositary is under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. None of the Company, the Trust or any Trustee will have any responsibility for the performance by the Depositary or its Participants or Indirect Participants under the rules and procedures governing the Depositary. The Depositary may discontinue providing its services as securities depositary with respect to the Trust Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Trust Preferred Securities certificates are required to be printed and delivered to holders. Additionally, the Regular Trustees (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through the Depositary (or any successor depositary) with respect to the Trust Preferred Securities. In that event, certificates for the Trust Preferred Securities will be printed and delivered to holders. In each of the above circumstances, the Company will, appoint a paying agent with respect to the Trust Preferred Securities.

     The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company and the Trust believe to be reliable, but neither the Company nor the Trust takes responsibility for the accuracy hereof.

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

     Payments in respect of the Trust Preferred Securities represented by the Global Certificates shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable distribution dates or, in the case of Certificated Securities, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Regular Trustees. In the event that The First National Bank of Chicago shall no longer be the Paying Agent, the Trustee shall appoint a successor to act as Paying Agent (which shall be a bank or trust company).

     The Institutional Trustee will act as registrar, transfer agent and paying agent for the Trust Preferred Securities.

     Registration of transfers of Trust Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (the giving of such indemnity as the Trust or the Company may require) in respect of any tax or other government charge which may be imposed in relation to it.

     The Trust will not be required to register or cause to be registered the transfer of Trust Preferred Securities after such Trust Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

     The Institutional Trustee prior to the occurrence of a default with respect to the Trust Securities and after the curing of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Trust Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Institutional Trustee to take any action it is empowered to take under the Declaration following a Declaration Event of Default. The Institutional Trustee also serves as trustee under the Guarantee.

GOVERNING LAW

     The Declaration and the Trust Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or characterized as other than a grantor trust for federal income tax purposes. The Company is authorized and directed to conduct its affairs so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust of the Trust or the certificate of incorporation of the Company, that each of the Company and the Regular Trustees determines in its discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Trust Preferred Securities or vary the terms thereof.

     Holders of the Trust Preferred Securities have no preemptive rights.

                          DESCRIPTION OF THE GUARANTEE

     Set forth below is a summary of information concerning the Guarantee which will be executed and delivered by AHL for the benefit of the holders from time to time of Trust Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The First National Bank of Chicago, an independent trustee, will act as indenture trustee under the Guarantee (the "Guarantee Trustee") for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of the Trust.

GENERAL

     Pursuant to the Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Trust Preferred Securities issued by the Trust, the Guarantee Payments (as defined herein) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments or distributions with respect to Trust Preferred Securities issued by the Trust to the extent not paid by the Trust (the "Guarantee Payments"), will be subject to the Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on the Trust Preferred Securities, to the extent the Trust shall have funds available therefor; and (ii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment, to the extent the Trust has funds available therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of the Trust Preferred Securities in liquidation of the Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the Trust to pay such amounts to such holders.

     The Guarantee will be a guarantee with respect to the Trust Preferred Securities issued by the Trust, but will not apply to any payment of distributions except to the extent the Trust shall have funds available therefor. If the Company does not make interest payments on the Junior Subordinated Debentures purchased by the Trust, the Trust will not pay distributions on the Trust Preferred Securities and will not have funds available therefor. See "Effect of Obligations under the Junior Subordinated Debentures and the Guarantee."

The Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debentures, the Indenture, and the Declaration will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Trust Preferred Securities.

     The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantee, except that upon an event of default under the Indenture, holders of Trust Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     In the Guarantee, the Company will covenant that, so long as any Trust Preferred Securities issued by the Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Guarantee or the Declaration, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase shares of Common Stock, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock or, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such Company capital stock or the security being converted or exchanged), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to the Junior Subordinated Debentures and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

MODIFICATION OF THE GUARANTEE; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the Trust. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

TERMINATION

     The Guarantee will terminate (a) upon distribution of the Junior Subordinated Debentures held by the Trust to the holders of the Trust Preferred Securities or (b) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce such Guarantee, any holder of Trust Preferred Securities to which the Guarantee relates may institute a legal proceeding directly against the

Company to enforce such holder's rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a guarantee payment, a holder of Trust Preferred Securities may directly institute a proceeding against the Company for enforcement of the Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE GUARANTEE

     The Guarantee will constitute unsecured obligations of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company; and (iii) senior to the Company's common stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by the Trust by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Guarantee Trustee, upon the occurrence of an event of default under the Guarantee, from exercising the rights and powers vested in it by the Guarantee.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the internal laws of the State of New York.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     Set forth below is a description of the specific terms of the Junior Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, dated as of June 23, 1997 between the Company and The First National Bank of Chicago, as Trustee (the "Debt Trustee"). Certain capitalized terms used herein are defined in the Indenture.

     Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Junior Subordinated Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Trust Preferred Securities -- Special Event Distribution."

GENERAL

     The Junior Subordinated Debentures will be issued as unsecured debt under the Indenture. The Junior Subordinated Debentures will be limited in aggregate principal amount to $92,783,550, such amount being the sum of the aggregate stated liquidation of the Trust Preferred Securities and the capital contributed by the Company in exchange for the Common Securities (the "Company Payment"). Future subordinated debentures may be issued from time to time in one or more series in accordance with the terms of the Indenture and with one or more indentures supplemental to the Indenture.

     The Junior Subordinated Debentures are not subject to a sinking fund provision. The entire principal amount of the Junior Subordinated Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as defined herein) and Additional Interest (as defined herein), if any, on August 16, 2002.

     If Junior Subordinated Debentures are distributed to holders of Trust Preferred Securities in liquidation of such holders' interests in the Trust, such Junior Subordinated Debentures will initially be issued as a Global Security (as defined herein). As described herein, under certain limited circumstances, Junior Subordinated Debentures may be issued in certificated form in exchange for a Global Security. See "--Book-Entry and Settlement" below. In the event that Junior Subordinated Debentures are issued in certificated form, such Junior Subordinated Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Junior Subordinated Debentures issued as a Global Security will be made to the Depositary, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Junior Subordinated Debentures. In the event Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office or agency of the Institutional Trustee in Chicago, Illinois; provided, that at the option of the Company, payment of interest may be made by check mailed to the address of the holder entitled thereto or by wire transfer to an account appropriately designated by the holder entitled thereto. Notwithstanding the foregoing, so long as the holder of any Junior Subordinated Debentures is the Institutional Trustee, the payment of principal and interest on the Junior Subordinated Debentures held by the Institutional Trustee will be made at such place and to such account as may be designated by the Institutional Trustee.

     The Indenture does not contain provisions that afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged transaction involving the Company.

SUBORDINATION

     The Indenture provides that the Junior Subordinated Debentures are subordinated and junior in right of payment to all Senior Indebtedness of the Company and pari passu with Company trade creditors and other junior subordinated debentures issued by the Company. No payment of principal, premium, if any, or interest on the Junior Subordinated Debentures may be made if (i) any Senior Indebtedness of the Company is not paid when due, (ii) any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (iii) the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of the Company must be paid in full before the holders of Junior Subordinated Debentures are entitled to receive or retain any payment. Subject to the payment in full of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness of the Company to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debentures are paid in full.

     The term "Senior Indebtedness" means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the Indenture or thereafter incurred or created: (i) indebtedness of the Company for money borrowed by the Company (including purchase money obligations with an original maturity in excess of one year) or evidenced by debentures (other than the Junior Subordinated Debentures), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by the Company; (ii) obligations with respect to letters of credit; (iii) indebtedness of the Company constituting a guarantee of indebtedness of others of the type referred to in the preceding clauses (i) and (ii); or (iv) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses (i), (ii) and
(iii) unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, such indebtedness or such renewal extension or refunding thereof is not superior in right of payment to the Junior Subordinated Debentures.

     The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of March 31, 1997, Senior Indebtedness of the Company aggregated approximately $116.0 million.

INTEREST

     Each Junior Subordinated Debenture shall bear interest at the rate of 6.75% per annum from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each an "Interest Payment Date"), commencing September 30, 1997, to the person in whose name such Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Junior Subordinated Debentures shall not continue to remain in book-entry only form, the Company shall have the right to select record dates, which shall be more than fifteen Business Days but less than 60 Business Days prior to the Interest Payment Date.

     The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed in such a 90-day period. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

PROPOSED TAX LEGISLATION

     On February 6, 1997, as part of the fiscal budget submitted to Congress, the Clinton Administration proposed a number of changes to federal income tax laws. One proposal would preclude the issuer from deducting interest on debt instruments payable in stock of the issuer. A debt instrument would be treated as payable in stock of the issuer if it were part of an arrangement designed to result in payment of debt with such stock, such as certain issuances of a forward contract in connection with the issuance of debt. The effective date of the proposals is the date of first Congressional committee action. The House Ways and Means Committee has approved a similar provision as part of the Revenue Reconciliation Act of 1997 (the "Revenue Act"). The effective date of this provision of the Revenue Act is for instruments issued after June 8, 1997 which is the date prior to the date of first Congressional Committee action which occurred on June 9, 1997. The legislative language of the Revenue Act, as approved by the House Ways and Means Committee, provides for a transition rule for instruments described in a filing with the Securities and Exchange Commission made on or prior to June 8, 1997 where such filing was required solely by reason of the distribution. The Junior Subordinated Debentures were described in a filing with the Securities and Exchange Commission made prior to June 8, 1997 and such filing was required solely by reason of their distribution. Accordingly, the proposals in their current form, including the applicable provision of the Revenue Act, would not apply to the Junior Subordinated Debentures since they would be subject to the transition rules. There can be no assurance, however, that the proposals, if enacted, will be enacted as currently drafted or will include such a transitional rule or that other legislation enacted after the date hereof will not adversely affect the tax treatment of the Junior Subordinated Debentures or cause a Tax Event, resulting in the distribution of the Junior Subordinated Debentures to holders of Trust Preferred Securities. See "Description of the Trust Preferred Securities -- Special Event Distribution."

REDEMPTION

     The Company will not have the ability to redeem the Junior Subordinated Debentures prior to the stated maturity date. However, the Company will be able to defease the Junior Subordinated Debentures by making an irrevocable deposit with the Debt Trustee of money and/or U.S. governmental obligations that will provide

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

money in an amount sufficient, in the opinion of a nationally recognized independent accounting firm, to pay each payment of principal and interest on the Junior Subordinated Debentures.

PUT OPTION

     In accordance with the terms of the Junior Subordinated Debentures, holders, including the Institutional Trustee and the Collateral Agent, have the right to require the Company to repurchase, on the Purchase Contract Settlement Date and for a period of ninety days thereafter, either in whole or in part, the Junior Subordinated Debentures at an amount per Junior Subordinated Debenture equal to $50, plus accumulated and unpaid distributions, if any. See "Description of Purchase Contracts -- General."

     On the Purchase Contract Settlement Date, each holder of Income PRIDES that has neither previously exercised its option of Early Settlement nor settled its Purchase Contract with cash will be deemed to have requested the Trust to put the aggregate principal amount of its Junior Subordinated Debentures to the Company in an amount per Junior Subordinated Debenture equal to $50, plus accumulated and unpaid distributions, if any. Upon the repurchase of the Junior Subordinated Debentures by the Company pursuant to such Put Option, (i) the proceeds from such repurchase shall simultaneously be applied to redeem Trust Preferred Securities of such holder having an aggregate Stated Amount equal to the aggregate principal amount of the Junior Subordinated Debentures so repurchased and will be applied to satisfy in full such holder's obligation to purchase Common Stock under the Purchase Contract as described herein and (ii) any accumulated and unpaid distributions with respect to the Junior Subordinated Debentures so repurchased will be paid to such holder in cash.

     To the extent that holders of Income PRIDES exercise their right of Early Settlement or settle their Purchase Contracts with cash on the Purchase Contract Settlement Date, the related Trust Preferred Securities will not be redeemed on the Purchase Contract Settlement Date as stated above. All holders of Trust Preferred Securities that are not redeemed on the Purchase Contract Settlement Date will have the option on the Purchase Contract Settlement Date and for a period of ninety days thereafter to require the Trust to put to the Company, and the Company to repurchase, the related Junior Subordinated Debentures for an amount equal to $50, plus accumulated and unpaid distributions, if any. Upon such repurchase by the Company, the Trust shall simultaneously use the proceeds from such repurchase to redeem in cash the Trust Preferred Securities of such holders having an aggregate Stated Amount equal to $50 per Trust Preferred Security and to pay in cash any accumulated and unpaid distributions to the holders thereof.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     The Company shall have the right at any time, and from time to time, during the term of the Junior Subordinated Debentures, to defer payments of interest by extending the interest payment period for a period not extending, in the aggregate, beyond the maturity date of the Junior Subordinated Debentures. At the end of any Extension Period, the Company shall pay all interest then accrued and unpaid (including any Additional Interest, as herein defined) together with interest thereon compounded quarterly at the rate specified for the Junior Subordinated Debentures to the extent permitted by applicable law ("Compound Interest"); provided, that during any such Extension Period, (a) the Company shall not declare or pay dividends or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock (other than (i) purchases or acquisitions of shares of the Company Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase shares of AHL Common Stock, (ii) as a result of a reclassification of the Company capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company capital stock or (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such Company capital stock (or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company that rank pari passu with or junior to the Junior Subordinated

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

Debentures, and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Trust Preferred Securities Guarantee). Prior to the termination of any such Extension Period, the Company may further defer payments of interest by extending the interest payment period; provided, however, that such Extension Period, including all such previous and further extensions, may not extend beyond the maturity date of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. If the Institutional Trustee shall be the sole holder of the Junior Subordinated Debentures, the Company shall give the Regular Trustees and the Institutional Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Trust Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice, if applicable, to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Trust Preferred Securities of the record date or the date such distribution is payable. The Regular Trustees shall give notice of the Company's selection of such Extension Period to the holders of the Trust Preferred Securities. If the Institutional Trustee shall not be the sole holder of the Junior Subordinated Debentures, the Company shall give the holders of the Junior Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which the Company is required to give notice, if applicable, to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Junior Subordinated Debentures of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

     If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") on the Junior Subordinated Debentures such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

     If any Indenture Event of Default shall occur and be continuing, the Institutional Trustee, as the holder of the Junior Subordinated Debentures, will have the right to declare the principal of and the interest on the Junior Subordinated Debentures (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debentures.

     The following are Events of Default under the Indenture with respect to the Junior Subordinated Debentures: (1) failure to pay interest on the Junior Subordinated Debentures when due, continued for 30 days; however, if the Company is permitted by the terms of the Junior Subordinated Debentures to defer the payment in question, the date on which such payment is due and payable shall be the date on which the Company is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of the Junior Subordinated Debentures; (2) failure to pay the principal of (or premium, if any, on) the Junior Subordinated Debentures when due and payable at Maturity, upon redemption or otherwise; however, if the Company is permitted by the terms of the Junior Subordinated Debentures to defer the payment in question, the date on which such payment is due and payable shall be the date on which the Company is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of the Junior Subordinated Debentures; (3) failure to observe or perform any other covenant, warranty or agreement contained in the Junior Subordinated Debentures or in the Indenture, continued for a period of 60 days after notice has been given to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Junior Subordinated Debentures; (4) failure to pay at final

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

maturity, or acceleration of, Indebtedness of the Company, having an aggregate principal amount of more than 1% of the Company's consolidated total assets (determined as of its most recent fiscal year-end), unless cured within 10 days after notice has been given to the Company by the Trustee or Holders of at least 10% in aggregate principal amount of the Outstanding Junior Subordinated Debentures; and (5) certain events of bankruptcy, insolvency or reorganization relating to the Company.

     The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Junior Subordinated Debentures, give the Holders of the Junior Subordinated Debentures notice of all uncured Defaults or Events of Default known to it (the term "Default" includes any event which after notice or passage of time or both would be an Event of Default); provided, however, that, except in the case of an Event of Default or a Default in a payment on the Junior Subordinated Debentures, the Trustee shall be protected in withholding such notice of and so long as the board of directors, the executive committee or directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of the Junior Subordinated Debentures.

     If an Event of Default with respect to the Junior Subordinated Debentures (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Junior Subordinated Debentures, by notice in writing to the Company (and to the Trustee if given by the Holders of at least 25% in aggregate principal amount of the Junior Subordinated Debentures), may declare the unpaid principal of and accrued interest to the date of acceleration on all the Outstanding Junior Subordinated Debentures to be due and payable immediately and, upon any such declaration, the Junior Subordinated Debentures shall become immediately due and payable.

     In addition, in the case of the Junior Subordinated Debentures held by the Trust, if an Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal, then a holder of Preferred Trust Securities may directly institute a proceeding against the Company for payment.

     If an Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the Outstanding Junior Subordinated Debentures will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the Junior Subordinated Debentures.

     Any such declaration with respect to the Junior Subordinated Debentures may be annulled and past Events of Default and Defaults (except, unless theretofore cured, an Event of Default or a Default in payment of principal of or interest on the Junior Subordinated Debentures) may be waived by the Holders of a majority of the principal amount of the Outstanding Junior Subordinated Debentures, upon the conditions provided in the Indenture.

     The Indenture provides that the Company shall periodically file statements with the Trustee regarding compliance by the Company with certain of the respective covenants thereof and shall specify any Event of Default or Defaults with respect to the Junior Subordinated Debentures, in performing such covenants, of which the signers may have knowledge.

     An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Trust Preferred Securities in certain circumstances have the right to direct the Institutional Trustee to exercise its rights as the holder of the Junior Subordinated Debentures. See "Description of the Trust Preferred Securities -- Declaration Events of Default" and "-- Voting Rights." Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, the Company acknowledges that a holder of Trust Preferred Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of and interest on the Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Debentures. Notwithstanding any payments made to such holder of Trust Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal

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

of or interest on the Junior Subordinated Debt Securities held by the Trust or the Institutional Trustee of the Trust, and the Company shall be subrogated to the rights of the holder of such Trust Preferred Securities with respect to payments on the Trust Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures.

BOOK-ENTRY AND SETTLEMENT

     If distributed to holders of Trust Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence and continuation of a Special Event, the Junior Subordinated Debentures will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, Junior Subordinated Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Debentures in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

     Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Junior Subordinated Debentures in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Junior Subordinated Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

     If Junior Subordinated Debentures are distributed to holders of Trust Preferred Securities in liquidation of such holders' interests in the Trust, the Depositary will act as securities depositary for the Junior Subordinated Debentures. For a description of the Depositary and the specific terms of the depositary arrangements, see "Description of the Trust Preferred
Securities -- Book-Entry Only Issuance The Depository Trust Company." As of the date of this Prospectus, the description therein of the Depositary's book-entry system and the Depositary's practices as they relate to purchases, transfers, notices and payments with respect to the Trust Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by the Depositary. The Company may appoint a successor to the Depositary or any successor depositary in the event the Depositary or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

     None of the Company, the Trust, the Institutional Trustee, any paying agent and any other agent of the Company or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     A Global Security shall be exchangeable for Junior Subordinated Debentures registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the Depositary at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) the Company, in its sole discretion, determines that such Global

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

Security shall be so exchangeable or (iv) there shall have occurred an Event of Default with respect to such Junior Subordinated Debentures. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Junior Subordinated Debentures registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

GOVERNING LAW

     The Indenture and the Junior Subordinated Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

     The Company will pay all fees and expenses related to (i) the offering of the Trust Securities and the Junior Subordinated Debentures, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Company Trustees and (iv) the enforcement by the Institutional Trustee of the rights of the holders of the Trust Preferred Securities. The payment of such fees and expenses will be fully and unconditionally guaranteed by the Company.

                        EFFECT OF OBLIGATIONS UNDER THE
                JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

     As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Junior Subordinated Debentures and engage in only those other activities necessary or incidental thereto.

     As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities; (iii) the Company shall pay, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debts, and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the Company trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Trust Preferred Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." If the Company does not make interest payments on the Junior Subordinated Debentures purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Trust Preferred Securities. The Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions. The Guarantee covers the payment of distributions and other payments on the Trust Preferred Securities only if and to the extent that the Company has made a payment of interest or principal on the Junior Subordinated Debentures held by the Trust as its sole asset.

     If the Company fails to make interest or other payments on the Junior Subordinated Debentures when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Trust Preferred Securities, using the procedures described in "Description of the Trust Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company" and "-- Voting Rights," may direct the Institutional Trustee to enforce its rights under the Junior Subordinated Debentures. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debentures, a holder of Trust Preferred Securities may institute a legal proceeding against the Company to enforce the Institutional

Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, then a holder of Trust Preferred Securities may directly institute a proceeding against the Company for payment. The Company, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Trust Preferred Securities. If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Trust Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. Notwithstanding the foregoing, if the Company has failed to make a payment under the Guarantee, any holder of Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

     The Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debentures and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts due on the Trust Preferred Securities. See "Description of Guarantee."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain of the material United States ("U.S.") federal income tax consequences of the purchase, ownership and disposition of Income PRIDES, Trust Preferred Securities and Growth PRIDES. The summary represents the opinion of LeBoeuf, Lamb, Green & MacRae, L.L.P. ("Special Tax Counsel"), special tax counsel to the Company, insofar as it relates to matters of law and legal conclusions. Unless otherwise stated, the summary deals only with holders who purchase Income PRIDES upon their original issuance for an amount equal to the Stated Amount of the Trust Preferred Securities and who hold the Income PRIDES, or upon the substitution of Treasury Securities, the Growth PRIDES and Trust Preferred Securities, as capital assets. The summary does not address the federal income tax consequences of the purchase, ownership or disposition of Treasury Securities. The summary deals only with holders who are citizens or residents of the U.S., corporations, partnerships or other entities organized in or under the laws of the U.S. or any political subdivision thereof, or estates or trusts defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"). The summary does not address the tax considerations applicable to investors that may be subject to special U.S. federal income tax treatment, such as dealers in securities, persons holding the Income PRIDES, Growth PRIDES or Trust Preferred Securities as part of a "straddle" or a "conversion transaction" for U.S. federal income tax purposes or as part of a synthetic security or other integrated investment, or persons who have a functional currency other than the U.S. dollar, and does not address the tax consequences under state, local or foreign law. The summary is based upon the Code, Treasury regulations thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

     No statutory, judicial or administrative authority directly addresses the characterization of the FELINE PRIDES or instruments similar to the FELINE PRIDES for U.S. federal income tax purposes. As a result no assurance can be given that the IRS will agree with the tax consequences described herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE FELINE PRIDES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE FELINE PRIDES, INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

CLASSIFICATION OF THE TRUST

     In connection with the issuance of the Trust Preferred Securities, Special Tax Counsel will render an opinion generally to the effect that, under current law and assuming full compliance with the terms of the

Trust Agreement, the Indenture, and certain other documents, and based upon certain facts and assumptions contained in such opinion, the Trust will be classified, for U.S. federal income tax purposes, as a grantor trust and not as an association taxable as a corporation. Accordingly, for U.S. federal income tax purposes, each holder of Trust Preferred Securities generally will be treated as the owner of an undivided beneficial interest in the Junior Subordinated Debentures and as further discussed below, will be required to include in ordinary income such holder's allocable share of interest or OID paid or accrued on the Junior Subordinated Debentures.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

     In connection with the issuance of the Junior Subordinated Debentures, Special Tax Counsel will render an opinion generally to the effect that, under current law and assuming full compliance with the terms of the Indenture and certain other documents, and based upon certain facts and assumptions contained in such opinion, the Junior Subordinated Debentures to be held by the Trust will be classified, for U.S. federal income tax purposes, as indebtedness of the Company.

PROPOSED TAX LEGISLATION

     On February 6, 1997, as part of the fiscal budget submitted to Congress, the Clinton Administration proposed a number of changes to federal income tax laws. One proposal would preclude the issuer from deducting interest on debt instruments payable in stock of the issuer. A debt instrument would be treated as payable in stock of the issuer if it were part of an arrangement designed to result in payment of debt with such stock such as certain issuances of a forward contract in connection with the issuance of debt. The effective date of the proposals is the date of first Congressional committee action. The House Ways and Means Committee has approved a similar provision as part of the Revenue Reconciliation Act of 1997 (the "Revenue Act"). The effective date of this provision of the Revenue Act is for instruments issued after June 8, 1997 which is the date prior to the date of first Congressional Committee action which occurred on June 9, 1997. The legislative language of the Revenue Act, as approved by the House Ways and Means Committee, provides for a transition rule for instruments described in a filing with the Securities and Exchange Commission made on or prior to June 8, 1997 where such filing was required solely by reason of the distribution. The Junior Subordinated Debentures were described in a filing with the Securities and Exchange Commission made prior to June 8, 1997 and such filing was required solely by reason of their distribution. Accordingly, the proposals in their current form, including the applicable provision of the Revenue Act, would not apply to the Junior Subordinated Debentures since they would be subject to the transition rules. There can be no assurance, however, that the proposals, if enacted, will be enacted as currently drafted or will include such a transitional rule or that other legislation enacted after the date hereof will not adversely affect the tax treatment of the Junior Subordinated Debentures or cause a Tax Event, resulting in the distribution of the Junior Subordinated Debentures to holders of Trust Preferred Securities. See "Description of the Trust Preferred Securities -- Special Event Distribution."

INITIAL TAX BASIS IN TRUST PREFERRED SECURITY AND PURCHASE CONTRACT

     The purchase price of each Income PRIDES will be allocated between the Trust Preferred Security and the Purchase Contract included in an Income PRIDES in proportion to their respective fair market values at the time of purchase. Such allocation will establish the Holder's initial tax basis in the Trust Preferred Security and Purchase Contract.

     The Company intends to take the position that, at the time of issuance of the Income PRIDES, the fair market value of each Trust Preferred Security equals its Stated Amount and the fair market value of each Purchase Contract equals zero. As a result, a holder should allocate the entire purchase price for an Income PRIDES (i.e., the Stated Amount of a Trust Preferred Security) to the Trust Preferred Security and should not allocate any portion of the purchase price to the Purchase Contract. The Company's position will be binding upon each holder unless the holder explicitly discloses a contrary position on a statement attached to the holder's timely filed U.S. federal income tax return for the taxable year in which the Income PRIDES is acquired.

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

DISTRIBUTIONS ON TRUST PREFERRED SECURITIES

     Under applicable Treasury regulations, a debt instrument will be issued with OID if there is more than a remote contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by the Company of its option to defer the payment of stated interest on the Junior Subordinated Debentures would, among other things, prevent the Company from declaring dividends on any of its capital stock, the Company believes that the likelihood of its exercising the option is remote within the meaning of such regulations. As a result, the Company intends to take the position, based upon the advice of Special Tax Counsel, that the Junior Subordinated Debentures will not be issued with OID. Accordingly, based upon this position, a holder of Trust Preferred Securities will include stated interest payments on the Junior Subordinated Debentures in ordinary income at the time that such payments are paid or accrued, in accordance with such holder's regular method of accounting. Because such regulations have not yet been addressed in any published rulings or other published interpretations issued by the IRS, it is possible that the IRS could take a position contrary to the position taken by the Company.

     If the Company were to exercise its option to defer the payment of stated interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures would be treated, solely for purposes of the OID rules, as being re-issued at such time with OID. Under these rules, a holder of Trust Preferred Securities would be required to include OID in ordinary income, on a current basis, over the period that the Trust Preferred Securities are held even though the Company would not make actual cash payments during the extended interest payment period. The amount of OID includible in the taxable income of a holder of Trust Preferred Securities would be determined on the basis of a constant yield method over the remaining term of the instrument, and the actual payment of stated interest on the Junior Subordinated Debentures would not be separately reported as taxable income. The amount of OID that would accrue, in the aggregate, during an extended interest payment period would approximately equal the amount of the cash payment due at the end of such period. Any OID included in income would increase such holder's tax basis in the Trust Preferred Security and actual payments of stated interest would reduce such tax basis.

     Because income on the Trust Preferred Securities will constitute interest for U.S. federal income tax purposes, corporate holders of Trust Preferred Securities will not be entitled to a dividends-received deduction in respect of such income.

CONTRACT ADJUSTMENT PAYMENTS

     There is no authority for the treatment of the Contract Adjustment Payments under current law. For federal income tax information reporting purposes, the Company intends to report the Contract Adjustment Payments and the Deferred Contract Adjustment Payments (if any) to holders in the taxable year in which they are paid. The Company intends to take the position that the Contract Adjustment Payments constitute taxable income to holders when received or accrued, in accordance with the holder's regular method of accounting. Holders should consult their respective tax advisors concerning the treatment of the Contract Adjustment Payments and Deferred Contract Adjustment Payments, including the possibility that the receipt of a Contract Adjustment Payment may be treated as a loan, purchase price adjustment, rebate or option premium rather than being includible in income on a current basis. The Company does not intend to deduct the Contract Adjustment Payments or Deferred Contract Adjustment Payments because it views them as a cost of issuing the Common Stock. Contract Adjustment Payments and Deferred Contract Adjustment Payments received by a regulated investment company should be treated as income derived with respect to such company's business of investing in stocks and securities.

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES UPON LIQUIDATION OF THE TRUST

     If the Company exercises its right to liquidate the Trust and cause the Junior Subordinated Debentures to be distributed, on a pro rata basis, to holders of Trust Preferred Securities (or to the Collateral Agent on behalf of such holders), such distribution would not be taxable to such holders. In such event, each holder of Trust Preferred Securities would have a tax basis in the Junior Subordinated Debentures received in the liquidation equal to the tax basis in the holder's Trust Preferred Securities surrendered therefor, and the holding period of such Junior Subordinated Debentures would include the period during which the holder had held the Trust Preferred Securities. If, however, the Trust is classified, for U.S. federal income tax purposes, as an association taxable as a corporation at the time of such liquidation, the distribution of Junior Subordinated Debentures would constitute a taxable event to holders of Trust Preferred Securities.

POSTING OF TREASURY SECURITIES TO CREATE GROWTH PRIDES

     A holder of an Income PRIDES that chooses to substitute a Treasury Security for Trust Preferred Securities held by the Collateral Agent generally will not recognize taxable gain or loss upon release of the Trust Preferred Securities to the holder, and the holder's tax basis in the Trust Preferred Securities and Purchase Contract will remain unchanged. In general the substitution of the Treasury Security should not constitute a taxable event (except with respect to a holder who, because of the holder's particular tax status or the circumstances under which the holder holds the Treasury Security, may be subject to tax). Such holder will continue to include in income any OID or market discount or amortize any bond premium otherwise includible or deductible, respectively, by such holder with respect to such Treasury Security. Holders should consult their respective tax advisors concerning the tax consequences of purchasing, owning and disposing of Treasury Securities.

POSTING OF TRUST PREFERRED SECURITIES TO RECREATE INCOME PRIDES

     A holder of a Growth PRIDES that delivers Trust Preferred Securities to the Collateral Agent generally will not recognize taxable gain or loss upon release of the Treasury Security to the holder.

SALE OR DISPOSITION

     A holder generally will recognize gain or loss upon the sale or other disposition of an Income PRIDES, a Growth PRIDES or a Trust Preferred Security (including a redemption of a Trust Preferred Security by the Trust). In the case of an Income PRIDES or a Growth PRIDES, such gain or loss will be separately calculated with respect to the Trust Preferred Security or Treasury Security, as the case may be, and the related Purchase Contract by allocating the sum of any cash and the fair market value of any property received upon the sale or other disposition between the two components in proportion to their respective fair market values. The amount of gain or loss with respect to each component generally should equal the difference between the consideration so allocated to each component (reduced by any amount attributable to accrued interest or Contract Adjustment Payments, which will be taxable as described above) and the holder's tax basis in the respective components. In the case of a Trust Preferred Security, the amount of gain or loss will equal the difference between the sum of any cash and the fair market value of any property received upon the sale or other disposition of such Trust Preferred Security (reduced by any amount attributable to accrued interest or Contract Adjustment Payments, which will be taxable as described above) and the holder's tax basis in the Trust Preferred Security. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss (determined separately for each component of an Income PRIDES or a Growth PRIDES and for a Trust Preferred Security) if the holder held the respective component of the Income PRIDES or Growth PRIDES or the Trust Preferred Security, as the case may be, for more than one year at the time of such sale or disposition.

PURCHASE OF COMMON STOCK UNDER PURCHASE CONTRACT

     A holder of an Income PRIDES that directs the Trust to put its Junior Subordinated Debenture to the Company on the Purchase Contract Settlement Date will not recognize taxable gain or loss upon the exercise of such Put Option because the holder's tax basis in its Trust Preferred Security should equal the amount received (the Stated Amount) and be automatically applied to the holder's purchase of the Common Stock. A holder of an Income PRIDES will not recognize taxable gain or loss upon the tender of cash to settle the Purchase Contract and the release of the Trust Preferred Security to such holder. A holder of a Growth PRIDES will not recognize taxable gain or loss upon the tender of cash to settle the Purchase Contract early and the release of the Treasury Securities to such holder. A holder of a Growth PRIDES will recognize taxable gain or loss upon the automatic application of the Treasury Security to settle the Purchase Contract on the Purchase Contract Settlement Date equal to the difference, if any, between the fair market value of the Treasury Security automatically applied to purchase the Common Stock and the holder's tax basis in such Treasury Security.

     A holder's tax basis in the Common Stock will equal the purchase price for such Common Stock plus the holder's tax basis, if any, in the Purchase Contract. The holding period for the Common Stock will begin on the day after the purchase of such Common Stock.

OWNERSHIP OF COMMON STOCK ACQUIRED UNDER PURCHASE CONTRACT

     Assuming that the Company has current or accumulated earnings and profits, for U.S. federal income tax purposes, at least equal to the amount of any dividend, a holder of Common Stock will include such a dividend in income when paid, and the dividend will be eligible for the dividends-received deduction if received by an otherwise qualifying corporate holder that meets the holding period and other requirements for such deduction.

     Upon the sale or other disposition of the Common Stock, a holder will recognize gain or loss equal to the difference between the amount of cash and fair market value of any property received and the holder's tax basis in such Common Stock. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder held the Common Stock for more than one year at the time of such sale or disposition.

ADJUSTMENT OF SETTLEMENT RATE

     Holders of Income PRIDES or Growth PRIDES might be treated as receiving a constructive distribution from the Company if (i) the Settlement Rate is adjusted and, as a result of such adjustment, the proportionate interest of such holders in the assets or earnings and profits of the Company is increased, and
(ii) the adjustment is not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the Settlement Rate would not be considered made pursuant to such a formula if the adjustment were made to compensate for certain taxable distributions with respect to the Common Stock. Thus, although not currently anticipated, under certain circumstances, an increase in the Settlement Rate may be taxable to holders of Income PRIDES and Growth PRIDES as a dividend to the extent of the current accumulated earnings and profits of the Company. Each Holder would be required to include its allocable share of such constructive dividend in gross income but would not receive any cash related thereto.

                              ERISA CONSIDERATIONS

     Generally, employee benefit plans that are subject to ERISA, plans and individual retirement accounts that are subject to Section 4975 of the IRC and entities whose assets are considered assets of such plans ("Plans"), may purchase the Securities subject to the investing fiduciary's determination that the investment in the Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by Plans. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plans.

     Under regulations issued by the U.S. Department of Labor (the "DOL"), a Plan that owns the Securities may be deemed to own a portion of the assets held in the Trust, including a portion of the Junior Subordinated Debentures held in the Trust. In addition, the Company and its affiliates may be "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of Section 4975 of the IRC) with respect to certain Plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons or Plans with respect to which any such persons are fiduciaries or service providers). The acquisition and ownership of the Securities and a deemed acquisition and ownership of an interest in the Junior Subordinated Debentures by a Plan with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the IRC, unless such securities are acquired and are held pursuant to and in accordance with an applicable exemption. In this regard, the DOL has issued PTCEs that may apply to the acquisition and holding of the Securities. These class exemptions are PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting insurance company separate accounts), PTCE 91-38 (respecting bank collective trust funds), PTCE 95-60 (respecting insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers).

     Any fiduciary proposing to acquire the Securities on behalf of a Plan should consult with ERISA counsel for the Plan and should not acquire the Securities unless it is determined that such acquisition and holding does not and will not constitute a prohibited transaction and will satisfy the applicable fiduciary requirements imposed under ERISA. Any such acquisition by a Plan shall be deemed a representation by the Plan and the fiduciary effecting the investment on behalf of the Plan that such acquisition and holding satisfies the applicable fiduciary requirements of ERISA, and is entitled to exemptive relief from the prohibited transaction provisions of ERISA and the IRC in accordance with one or more of the foregoing PTCEs or another available prohibited transaction exemption.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an Underwriting Agreement (the "Underwriting Agreement") among the Company, the Trust and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Oppenheimer & Co., Inc. and The Robinson-Humphrey Company, Inc. (the "Underwriters"), the Company and the Trust have agreed to sell to the Underwriters, and each of the Underwriters severally has agreed to purchase from the Company and the Trust, the number of Income PRIDES set forth opposite each Underwriter's name. In the Underwriting Agreement, the several Underwriters severally have agreed, subject to the terms and conditions set forth therein, to purchase all of the Income PRIDES offered hereby if any of the Income PRIDES are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                NUMBER OF
                        UNDERWRITERS                          INCOME PRIDES
                        ------------                          -------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................      675,000
Goldman, Sachs & Co. .......................................      675,000
Oppenheimer & Co., Inc......................................      180,000
The Robinson-Humphrey Company, Inc. ........................      270,000
                                                                ---------
             Total..........................................    1,800,000
                                                                =========

     The Underwriters have advised the Company and the Trust that they propose initially to offer the Income PRIDES to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $.90 per Income PRIDES. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.10 per Income PRIDES on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     Until the distribution of the Securities is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and any selling group members to bid for and purchase the Securities or shares of Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Securities or the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities or the Common Stock.

     If the Underwriters create a short position in the Securities in connection with the Offering, i.e., if they sell more Securities than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Securities in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described below.

     The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase Securities in the open market to reduce the Underwriters' short position or to stabilize the price of the Securities, they may reclaim the amount of the selling concession from any Underwriter and any selling group members who sold those Securities as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

     Neither the Company, the Trust nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Securities or the Common Stock. In addition, neither the Company, the Trust nor any of the Underwriters makes any representation that the Underwriters will engage in such transaction or that such transactions, once commenced, will not be discontinued without notice.

     The Company and the Trust have granted to the Underwriters an option, exercisable for 30 days following the date of this Prospectus, to purchase up to an aggregate of additional 270,000 Income PRIDES from the Company and the Trust, at the price to the public set forth on the cover page of this Prospectus, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Income PRIDES offered hereby. If the Underwriters exercise their over-allotment option, each of the Underwriters has severally agreed, subject to certain conditions, to effect the foregoing transactions with respect to approximately the same percentage of such Income PRIDES that the respective number of Income PRIDES set forth opposite its name in the foregoing table bears to the Income PRIDES offered hereby.

     The Company and the Trust have agreed, for a period of 180 days after the date of this Prospectus, to not, without the prior written consent of Merrill Lynch, Pierce, Fenner and Smith Incorporated, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, or enter into any agreement to sell, any Income PRIDES, Purchase Contracts, Trust Originated Trust Preferred Securities or Common Stock, as the case may be, or any securities of the Company similar to the Income PRIDES, Purchase Contracts, Trust Originated Trust Preferred Securities or Common Stock or any security convertible into or exchangeable or exercisable for Income PRIDES, Purchase Contracts, Trust Originated Trust Preferred Securities or Common Stock other than to the Underwriters pursuant to the Underwriting Agreement, other than shares of Common Stock or options for shares of Common Stock issued pursuant to or sold in connection with any employee benefit, dividend reinvestment and stock option and stock purchase plans of the Company and its subsidiaries and other than the Growth PRIDES or shares of Common Stock issuable upon early settlement of the Income PRIDES or exercise of stock options.

     Prior to this offering, there has been no public market for the Income PRIDES. The public offering price for the Income PRIDES was determined in negotiations between the Company, the Trust and the Underwriters. In determining the terms of the Income PRIDES, including the public offering price, the Company, the Trust and the Underwriters considered the market price of the Company's Common Stock and also considered the Company's recent results of operations, the future prospects of the Company and the industry in general, market prices and terms of, and yields on, securities of other companies considered to be comparable to the Company and prevailing conditions in the securities markets. The Income PRIDES have been approved for listing on the NYSE under the symbol "AHL prI", subject to official notice of issuance. The Growth PRIDES and the Trust Preferred Securities will not be listed or traded on any securities exchange. The Company and the Trust have been advised by the Underwriters that they presently intend to make a market for the Growth PRIDES and the Trust Preferred Securities; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance that an active trading market will develop for the Income PRIDES, the Growth PRIDES or the Trust Preferred Securities or that the Income PRIDES will trade in the public market subsequent to the offering at or above the initial public offering price.

     The Company and the Trust have agreed to indemnify the Underwriters against, or to contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its subsidiaries in the ordinary course of business. H. Corbin Day, a director of the Company, is also a limited partner of Goldman, Sachs & Co., one of the Underwriters of this offering.

                                 LEGAL MATTERS

     The validity of the Purchase Contracts, the Common Stock issuable upon settlement thereof, the Indenture, the Guarantee, the Junior Subordinated Debentures and certain other matters will be passed upon for the Company and the Trust by W. Michael Heekin, Senior Vice President and Corporate Secretary of the Company. Certain matters will be passed upon for the Company and the Trust by LeBoeuf, Lamb, Greene & MacRae, L.L.P., New York, New York, as special tax counsel for the Company in connection with the Securities. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher

& Flom LLP, New York, New York. Mr. Heekin is a full-time employee and officer of the Company and owned 3,148 shares of the Company's Common Stock as of April 30, 1997. LeBoeuf, Lamb, Greene & MacRae, L.L.P., from time to time renders legal services to the Company.

                                    EXPERTS

     The consolidated financial statements and the financial statement schedules of the Company and its subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 included herein and elsewhere in this Registration Statement have been included herein and elsewhere in this Registration Statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Columbia Universal and its subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 which report is included in the Company's current report on Form 8-K dated March 3, 1997 and incorporated by reference into this Registration Statement in reliance on the report of Coopers & Lybrand L.L.P., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       AND FINANCIAL STATEMENT SCHEDULES

                                                              PAGE
                                                              ----
Independent Accountants' Report.............................   F-2
Consolidated Statements of Earnings for the Years Ended
  December 31, 1996, 1995 and 1994..........................   F-3
Consolidated Balance Sheets as of December 31, 1996 and
  1995......................................................   F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1996, 1995 and 1994..............   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1995 and 1994..........................   F-6
Notes to Consolidated Financial Statements..................   F-7
Consolidated Statements of Earnings (Unaudited) for the
  Three Months Ended March 31, 1997 and 1996................  F-21
Consolidated Balance Sheets (Unaudited) as of March 31, 1997
  and 1996..................................................  F-22
Consolidated Statements of Stockholders' Equity (Unaudited)
  for the Three Months Ended March 31, 1997 and 1996........  F-23
Consolidated Statements of Cash Flows (Unaudited) for the
  Three Months Ended March 31, 1997 and 1996................  F-24
Notes to Consolidated Financial Statements (Unaudited) for
  the Three Months Ended March 31, 1997 and 1996............  F-25
Schedule I -- Summary of Investments........................   S-1
Schedule II -- Condensed Financial Information of
  Registrant................................................   S-2
Schedule III -- Supplementary Insurance Information.........   S-6
Schedule IV -- Reinsurance..................................   S-7

                        INDEPENDENT ACCOUNTANTS' REPORT

The Stockholders and Board of Directors
American Heritage Life Investment Corporation

     We have audited the consolidated financial statements of American Heritage Life Investment Corporation and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Heritage Life Investment Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedules when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          KPMG PEAT MARWICK LLP

January 29, 1997

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1995       1994
                                                              --------   --------   --------
                                                              (IN THOUSANDS EXCEPT PER SHARE
                                                                         AMOUNTS)
Income:
  Insurance revenues........................................  $258,519   $247,251   $230,589
  Net investment income.....................................    77,035     70,601     66,706
  Realized investment gains, net............................       420      6,003      2,011
                                                              --------   --------   --------
          Total income......................................   335,974    323,855    299,306
                                                              --------   --------   --------
Benefits, claims and expenses:
  Benefits and claims.......................................   148,887    148,581    146,146
  Underwriting, acquisition and insurance expenses:
     Taxes, commissions and general expenses................   117,414    106,399     95,326
     Amortization of deferred acquisition costs.............    25,628     23,744     20,758
  Other operating expenses..................................     4,186      3,694      2,413
                                                              --------   --------   --------
          Total benefits, claims and expenses...............   296,115    282,418    264,643
                                                              --------   --------   --------
          Earnings before income taxes......................    39,859     41,437     34,663
Income taxes................................................    12,827     13,362     11,022
                                                              --------   --------   --------
          Net earnings......................................  $ 27,032   $ 28,075   $ 23,641
                                                              --------   --------   --------
Net earnings per share of common stock......................  $   1.96   $   2.02   $   1.71
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1995
                                                              ----------    ----------
                                                                (IN THOUSANDS EXCEPT
                                                                SHARE AND PER SHARE
                                        ASSETS                        AMOUNTS)

Investments:
  Debt securities, available-for-sale, at fair value
     (amortized cost of $512,900 in 1996 and $493,814 in
     1995)..................................................  $  521,916    $  515,429
  Equity securities, available-for-sale, at fair value (cost
     of $21,465 in 1996 and $23,209 in 1995)................      34,520        34,735
  Mortgage loans on real estate.............................      53,736        29,506
  Investment real estate, at cost...........................         453           375
  Policy loans..............................................     399,608       376,672
  Short-term investments....................................       1,216        22,886
                                                              ----------    ----------
          Total investments.................................   1,011,449       979,603
                                                              ----------    ----------
Cash........................................................      21,672        20,682
Agents' balances and prepaid commissions....................      35,730        39,077
Premiums receivable.........................................      40,989        41,816
Accrued investment income...................................      24,958        24,274
Deferred acquisition costs..................................     173,699       158,250
Property and equipment, at cost, less accumulated
  depreciation of $11,825 in 1996 and $10,337 in 1995.......      28,926        27,830
Reinsurance receivables.....................................      13,423         9,231
Other assets................................................      19,271        17,133
                                                              ----------    ----------
          Total assets......................................  $1,370,117    $1,317,896
                                                              ==========    ==========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Policy liabilities:
  Future policy benefits....................................  $  203,396    $  205,088
  Policyholders' account balances...........................     681,098       635,670
  Unearned premiums.........................................      52,279        53,317
  Policy and contract claims................................      51,261        50,375
                                                              ----------    ----------
          Total policy liabilities..........................     988,034       944,450
                                                              ----------    ----------
Notes payable to banks......................................      85,459        94,994
Deferred income taxes.......................................      32,344        28,882
Other liabilities...........................................      35,337        30,241
                                                              ----------    ----------
          Total liabilities.................................   1,141,174     1,098,567
                                                              ----------    ----------
Stockholders' equity:
  Common stock of $1.00 par value:
     Authorized 35,000,000 shares in 1996 and 20,000,000
      shares in 1995; issued 13,967,253 in 1996 and
      13,933,206 in 1995....................................      13,967        13,933
  Preferred stock:
     Convertible of $10.00 par value: Authorized 500,000
      shares; none issued...................................          --            --
     Non-convertible of $10.00 par value: Authorized 500,000
      shares; none issued...................................          --            --
  Additional paid-in capital................................      42,644        42,215
  Retained earnings.........................................     163,460       148,454
  Net unrealized investment gains (losses)..................      12,158        16,772
                                                              ----------    ----------
                                                                 232,229       221,374
Less cost of 153,728 in 1996 and 97,277 in 1995 common
  shares in treasury........................................       3,286         2,045
                                                              ----------    ----------
          Total stockholders' equity........................     228,943       219,329
                                                              ----------    ----------
          Total liabilities and stockholders' equity........  $1,370,117    $1,317,896
                                                              ==========    ==========

          See accompanying notes to consolidated financial statements.

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               YEARS ENDED DECEMBER 31,
                                                         ------------------------------------
                                                           1996          1995          1994
                                                         --------      --------      --------
                                                              (IN THOUSANDS EXCEPT SHARE
                                                                AND PER SHARE AMOUNTS)
Common stock:
  Balance at beginning of year.........................  $ 13,933      $ 13,906      $ 13,880
  Add shares issued on exercise of stock options.......        20             5             2
  Other shares issued (surrendered), net...............        14            22            24
                                                         --------      --------      --------
  Balance at end of year...............................    13,967        13,933        13,906
                                                         --------      --------      --------
Additional paid-in capital:
  Balance at beginning of year.........................    42,215        41,866        41,483
  Addition (deduction) related to exercise of stock
     options...........................................       112           (54)          (22)
  Excess over par value on other shares issued.........       317           403           405
                                                         --------      --------      --------
  Balance at end of year...............................    42,644        42,215        41,866
                                                         --------      --------      --------
Retained earnings:
  Balance at beginning of year.........................   148,454       129,406       115,465
  Add net earnings.....................................    27,032        28,075        23,641
  Deduct cash dividends declared on common stock ($.87
     per share in 1996, $.65 per share in 1995 and $.70
     per share in 1994)................................   (12,026)       (9,027)       (9,700)
                                                         --------      --------      --------
  Balance at end of year...............................   163,460       148,454       129,406
                                                         --------      --------      --------
Net unrealized investment gains (losses):
  Balance at beginning of year.........................    16,772       (10,892)       14,027
  Unrealized gain upon adoption of FAS 115 at beginning
     of year...........................................        --            --         3,855
  Change during the year...............................    (4,614)       27,664       (28,774)
                                                         --------      --------      --------
  Balance at end of year...............................    12,158        16,772       (10,892)
                                                         --------      --------      --------
Treasury stock:
  Balance at beginning of year.........................     2,045           926           925
  Add treasury shares purchased (56,451 shares in 1996,
     51,323 shares in 1995 and 127 shares in 1994).....     1,241         1,119             1
                                                         --------      --------      --------
  Balance at end of year...............................     3,286         2,045           926
                                                         --------      --------      --------
          Total stockholders' equity...................  $228,943      $219,329      $173,360
                                                         ========      ========      ========

          See accompanying notes to consolidated financial statements.

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1996       1995        1994
                                                             --------   ---------   ---------
                                                                      (IN THOUSANDS)
Operating activities:
  Net earnings.............................................  $ 27,032   $  28,075   $  23,641
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Provision for depreciation and amortization...........     2,613       1,706       1,908
     Amortization of deferred acquisition costs............    25,628      23,744      20,758
     Acquisition costs deferred............................   (36,018)    (33,067)    (27,154)
     Change in agents' balances and prepaid commissions....     3,346          70      (1,685)
     Change in premiums receivable.........................       878       1,618      (1,119)
     Change in accrued investment income...................      (683)     (8,072)    (10,106)
     Change in reinsurance receivables.....................    (4,192)      2,500      (4,373)
     Change in future policy benefits......................    (4,833)     12,576       8,168
     Change in policyholders' account balances.............    45,410      49,147      45,244
     Change in unearned premiums...........................    (1,039)      1,713       4,726
     Change in policy and contract claims liability........       885      (3,433)     (3,106)
     Change in income taxes................................     5,846       3,171       5,764
     Change in unearned investment income..................      (301)       (804)    (16,237)
     Other, net............................................     1,974      (3,110)      2,080
                                                             --------   ---------   ---------
          Net cash provided by operating activities........    66,546      75,834      48,509
                                                             --------   ---------   ---------
Investing activities:
  Sales of debt securities.................................    14,718      46,210      32,103
  Maturities of debt securities............................    46,109      32,026      65,019
  Sales of equity securities...............................     5,968      13,951       2,577
  Maturities of mortgage loans on real estate..............     3,479       2,033       2,019
  Policy loans paid........................................    25,372      18,124      18,565
  Sales of property and equipment and investment real
     estate................................................        17       1,296          13
  Acquisition of block of business.........................     1,561       6,047          --
  Purchases of debt securities.............................   (80,010)   (121,355)   (104,742)
  Purchases of equity securities...........................    (5,239)     (2,437)     (5,818)
  Origination of mortgage loans on real estate.............   (27,709)    (10,913)     (4,727)
  Sales (purchases) of short-term investments, net.........    21,669     (15,188)     (5,039)
  Policy loans made........................................   (48,129)    (42,737)    (35,055)
  Purchases of property and equipment and investment real
     estate................................................    (2,789)     (2,030)    (13,063)
  Other, net...............................................       (26)         --      (3,116)
                                                             --------   ---------   ---------
          Net cash used by investing activities............   (45,009)    (74,973)    (51,264)
                                                             --------   ---------   ---------
Financing activities:
  Net proceeds (paydowns) on borrowings....................    (9,535)     10,793      11,720
  Dividends to stockholders................................   (12,026)     (9,027)     (9,700)
  Purchase of treasury stock...............................    (1,241)     (1,119)         (1)
  Other, net...............................................     2,255        (316)      1,241
                                                             --------   ---------   ---------
          Net cash provided (used) by financing
            activities.....................................   (20,547)        331       3,260
                                                             --------   ---------   ---------
          Increase in cash.................................       990       1,192         505
Cash at beginning of year..................................    20,682      19,490      18,985
                                                             --------   ---------   ---------
Cash at end of year........................................  $ 21,672   $  20,682   $  19,490
                                                             ========   =========   =========
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest.................................................  $  6,325   $   5,721   $   4,040
  Federal income taxes.....................................     6,550       9,650       4,800

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Consolidation Policy

     The accompanying consolidated financial statements include the accounts of American Heritage Life Investment Corporation (AHLIC) and its subsidiaries. All significant intercompany accounts have been eliminated in consolidation. The term "Company" as used herein includes AHLIC and its subsidiaries.

     AHLIC is a holding company whose principal subsidiary is American Heritage Life Insurance Company (AHL). AHL is licensed to do business as a life insurance company in 49 states, Puerto Rico, the District of Columbia and the U.S. Virgin Islands. It markets life and accident and health insurance on an individual, group and credit basis through licensed agents and brokers. First Colonial Insurance Company, a subsidiary of AHL, markets credit property insurance and is currently licensed in twelve states.

  (b) Basis of Presentation

     The accompanying consolidated financial statements are presented on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Such principles differ in some respects from those followed in preparing statutory reports filed with various insurance departments. Under GAAP:

          (1) Insurance Revenue and Expense Recognition: For traditional insurance products, premiums, benefits and expenses are reported in a manner which results in the recognition of profits over the life of the policies. For interest-sensitive products, premiums received are recognized as deposits; revenues consist of surrender, mortality and expense charges; and profits are recognized as earned.

          (2) Investments: Bonds and redeemable preferred stocks, which are classified as debt securities available-for-sale, are stated at fair value.

          (3) Deferred Acquisition Costs: The costs (principally commissions) of acquiring traditional life, interest-sensitive products and accident and health contracts, certain expenses of the policy issue and underwriting department, and certain agency expenses, all of which vary with and are primarily related to the production of new business, have been deferred. Deferred acquisition costs of traditional life and accident and health contracts are being amortized over the premium payment period of the related policies using the same assumptions as were used for computing liabilities for future policy benefits, together with appropriate expense assumptions. For interest-sensitive life products, deferred acquisition costs are being amortized over the lives of the policies in relation to the present value of estimated gross profits from surrender charges and investment, mortality and expense margins. Assumptions used for estimating the related gross profits are evaluated regularly (at least annually) and amortization is appropriately modified.

          (4) Insurance Liabilities: The liabilities for future policy benefits (which represent the excess of the present value of future benefits to be paid on behalf of or to policyholders over the present value of future net premiums, except for interest-sensitive products) are computed by a net level premium method using estimated future investment yields from 3.75% to 8.00%; withdrawals based on Company experience; mortality, and morbidity from recognized morbidity and mortality tables modified for anticipated company experience, with reasonable provisions for possible future adverse experience deviations. Policyholders' account balances represent premiums received plus interest credited during the contract accumulation period, less contract charges for mortality and expenses. For the years ended December 31, 1996 and 1995, the weighted average interest rates credited to the policyholders' account balances were 5.37% and 6.28%, respectively; and the related interest credited to the policyholders' account balances was $36.9 million and $35.2 million. The surrender charge provisions for interest-sensitive policies vary depending upon the type of policy. For universal life-type policies, the surrender charges generally range over a period of 10-20 years at varying rates depending upon the plan of insurance. For annuities, the surrender charges generally range over a period of 7-10 years with charges varying from 1% to 10% of the accumulated fund value over the surrender charge period.

  (c) Valuation of Certain Investments

     Debt securities are investments which mature at a specified future date more than one year after they were issued. Equity securities include common stocks. During the year ended December 31, 1994, the Company adopted the provisions of Financial Accounting Standard Board's Statement of the Financial Accounting Standard No. 115, "Accounting for Investments in Certain Debt and Equity Securities." Under these provisions, investments are required to be categorized as (1) held to maturity, (2) available-for-sale, or (3) trading. All debt and equity securities have been classified by the Company as available-for-sale and are stated at fair value. Unrealized gains or losses on debt and equity securities available-for-sale resulting from fluctuations in fair values were recorded, net of deferred income taxes and adjustments to the deferred acquisition costs for interest-sensitive insurance products, directly to a separate component of stockholders' equity. Realized investment gains or losses are calculated on the basis of specific identification and include writedowns on those investments where the decline in value below its cost or amortized cost is considered to be other than temporary.

     Policy loans are carried at the actual amount loaned to the policyholder. No policy loans are made for amounts in excess of the cash surrender value of the related policy. Accordingly, in all instances, the policy loans are fully collateralized by the related liability for future policy benefits for traditional insurance policies and by the policyholders' account balance for interest-sensitive policies.

     Mortgage loans are reported at amortized cost, less an allowance for possible losses.

  (d) Property and Equipment

     Depreciation of property and equipment is computed on the straight-line method over the estimated useful lives of the respective assets.

  (e) Policy and Contract Claims

     Accruals are provided to cover the cost of reported claims not paid and for claims incurred but not reported to the Company. The accruals are computed based on historical claims experience modified for variations in expected future benefits.

  (f) Other Operating Expenses

     Other operating expenses include primarily interest expense related to bank borrowings and other general corporate expenses of AHLIC.

  (g) Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

  (h) Earnings Per Share

     Earnings per share of common stock are based on the weighted average number of shares outstanding during each year, excluding treasury shares. Options outstanding to purchase common stock had no significant dilutive effect on earnings per share.

  (i) Reclassifications

     Certain amounts for 1995 and 1994 have been reclassified to conform with the presentation adopted in 1996.

(2) INCOME TAXES

     The effective federal income tax rates on earnings before income taxes were lower than the maximum statutory rates as follows:

                                           1996              1995              1994
                                      --------------    --------------    --------------
                                      AMT.(*)     %     AMT.(*)     %     AMT.(*)     %
                                      -------    ---    -------    ---    -------    ---
Computed "expected" tax expense.....  $13,951    35     $14,503    35     $12,132    35
Dividends received deduction........     (324)   (1)       (448)   (1)       (570)   (2)
Tax exempt interest.................       (5)   --          (8)   --         (13)   --
Credits from oil and gas
  investments.......................     (788)   (2)       (677)   (2)       (523)   (1)
Other, net..........................       (7)   --          (8)   --          (4)   --
                                      -------    --     -------    --     -------    --
Effective income tax expense........  $12,827    32     $13,362    32     $11,022    32
                                      =======    ==     =======    ==     =======    ==

---------------

* Presented in thousands.

     Deferred income taxes reflect the impact of temporary differences between the financial statement and tax basis carrying values of assets and liabilities. The temporary differences that gave rise to significant portions of the deferred tax liability and the effect on deferred income tax expense of changes in those temporary differences (in thousands) for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                                         1996       1995       1994
                                                        -------    -------    -------
Excess of GAAP earnings over statutory earnings of
  life insurance operations...........................  $ 4,726    $ 3,571    $ 6,248
Difference in tax and statutory policy liabilities....     (986)      (450)    (1,494)
Unearned investment income............................        2        149      4,683
Deferred acquisition costs tax........................   (2,533)    (2,573)    (2,157)
Deferred gain on real estate..........................       --      2,286         --
Miscellaneous items, net..............................    1,795        252       (338)
                                                        -------    -------    -------
Deferred income tax expense...........................  $ 3,004    $ 3,235    $ 6,942
                                                        =======    =======    =======

     The components of income tax expense (in thousands) for each of the three years ended December 31 were as follows:

                                                         1996       1995       1994
                                                        -------    -------    -------
Current...............................................  $ 9,823    $10,127    $ 4,080
Deferred..............................................    3,004      3,235      6,942
                                                        -------    -------    -------
          Total.......................................  $12,827    $13,362    $11,022
                                                        =======    =======    =======

     The tax effects of temporary differences that gave rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 1996 and December 31, 1995 (in thousands) were as follows:

                                                               1996      1995
                                                              -------   -------
Deferred tax assets:
  Insurance reserves........................................  $21,320   $23,081
  Unearned investment income................................      299       400
  Other.....................................................       --       304
                                                              -------   -------
          Total deferred tax assets.........................   21,619    23,785
                                                              -------   -------
Deferred tax liabilities:
  Deferred acquisition costs................................   44,412    41,350
  Unrealized investment gains on securities
     available-for-sale.....................................    6,546     9,031
  Deferred gain on real estate..............................    1,738     2,286
  Other.....................................................    1,267        --
                                                              -------   -------
          Total deferred tax liabilities....................   53,963    52,667
                                                              -------   -------
  Net deferred tax liability................................   32,344    28,882
  Current tax liability (asset).............................      100       100
                                                              -------   -------
          Accrued and deferred income taxes.................  $32,444   $28,982
                                                              =======   =======

     No valuation allowance was recorded at December 31, 1996 or 1995.

     Prior to 1985, certain life insurance company income was not subject to federal income tax until distributed. For tax purposes such income was accumulated in a memorandum "policyholders' surplus account" and taxed upon distribution. At December 31, 1996, the policyholders' surplus account was $8.8 million.

(3) INVESTMENTS

     For the years ended December 31, 1996, 1995 and 1994, net investment income (in thousands) was as follows:

                                                           1996      1995      1994
                                                          -------   -------   -------
Investment income:
  Debt securities.......................................  $41,573   $38,676   $37,387
  Equity securities.....................................      809     1,679     1,746
  Mortgage loans on real estate.........................    3,657     2,290     1,921
  Investment real estate................................       54        43        52
  Policy loans..........................................   33,496    30,231    27,554
  Short-term investments................................    2,928     2,776     2,855
  Other.................................................        4         4         8
                                                          -------   -------   -------
          Gross investment income.......................   82,521    75,699    71,523
Investment expenses.....................................    5,486     5,098     4,817
                                                          -------   -------   -------
          Net investment income.........................  $77,035   $70,601   $66,706
                                                          =======   =======   =======

     Proceeds from sales and maturities of investments in debt securities during 1996, 1995 and 1994 were $59.1 million, $69.3 million and $97.2 million, respectively. Gross gains and losses on those sales, and net gains and losses on sales of other investments (in thousands), were as follows:

                                                          1996       1995      1994
                                                         -------   --------   -------
Debt securities -- gains...............................  $   794   $    898   $ 2,578
Debt securities -- losses..............................   (2,683)   (14,709)   (2,305)
                                                         -------   --------   -------
Debt securities, net...................................   (1,889)   (13,811)      273
Equity securities, net.................................    2,309     13,187     1,750
Real estate............................................       --      7,127       (12)
Other, net.............................................       --       (500)       --
                                                         -------   --------   -------
          Realized investment gains, net...............  $   420   $  6,003   $ 2,011
                                                         =======   ========   =======

     Stockholders' equity included the following unrealized investment gains (losses) (in thousands) at December 31:

                                                          1996      1995       1994
                                                         -------   -------   --------
Equity securities available-for-sale:
  Gross unrealized investment gains....................  $13,434   $12,068   $ 18,717
  Gross unrealized investment losses...................     (379)     (542)    (1,825)
                                                         -------   -------   --------
                                                          13,055    11,526     16,892
                                                         -------   -------   --------
Debt securities available-for-sale:
  Gross unrealized investment gains....................   12,583    23,966      2,034
  Gross unrealized investment losses...................   (3,567)   (2,351)   (39,957)
                                                         -------   -------   --------
                                                           9,016    21,615    (37,923)
                                                         -------   -------   --------
          Gross unrealized investment gains (losses)...   22,071    33,141    (21,031)
Increase (decrease)in deferred acquisition costs for
  interest-sensitive insurance products................   (3,367)   (7,338)    10,139
Deferred federal income tax (benefit)..................   (6,546)   (9,031)        --
                                                         -------   -------   --------
          Net unrealized investment gains (losses).....  $12,158   $16,772   $(10,892)
                                                         =======   =======   ========

     The amortized cost and fair values of debt securities available-for-sale by category of securities (in thousands) were as follows:

                                                           GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                               COST         GAIN         LOSS       VALUE
                                             ---------   ----------   ----------   --------
December 31, 1996:
  Obligations of U.S. government
     corporations and agencies.............  $ 17,339     $   759       $   80     $ 18,018
  Obligations of state and local
     governments...........................       345          20           --          365
  Public utilities.........................    53,344         392          285       53,451
  Corporate securities.....................   289,076      10,944          155      299,865
  Mortgage backed securities...............   152,796         468        3,047      150,217
                                             --------     -------       ------     --------
          Total............................  $512,900     $12,583       $3,567     $521,916
                                             ========     =======       ======     ========
December 31, 1995:
  Obligations of U.S. government
     corporations and agencies.............  $ 13,932     $ 1,330       $   --     $ 15,262
  Obligations of state and local
     governments...........................       345          28           --          373
  Public utilities.........................    35,189         963           75       36,077
  Corporate securities.....................   247,857      20,142          638      267,361
  Mortgage backed securities...............   196,491       1,503        1,638      196,356
                                             --------     -------       ------     --------
          Total............................  $493,814     $23,966       $2,351     $515,429
                                             ========     =======       ======     ========

     The amortized cost and fair value of debt securities available-for-sale (in thousands) at December 31, 1996, by contractual maturity, were as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without penalties.

                                                                DECEMBER 31, 1996
                                                              ---------------------
                                                              AMORTIZED      FAIR
                                                                COST        VALUE
                                                              ---------    --------
Due in one year or less.....................................  $  1,092     $  1,104
Due after one year through five years.......................    23,497       25,071
Due after five years through ten years......................   127,467      133,828
Due after ten years.........................................   172,526      176,671
Mortgage backed securities..................................   152,796      150,217
Redeemable preferred stocks.................................    35,522       35,025
                                                              --------     --------
          Total.............................................  $512,900     $521,916
                                                              ========     ========

     The amortized cost of high yield bonds included in debt securities available-for-sale was $14.8 million with a market value of $15.0 million, which represented 1.5% of invested assets.

     There were no individual investments at December 31, 1996, other than U.S. government securities, which exceeded 10% of the Company's stockholders' equity.

(4) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values (in thousands) of the Company's financial instruments are summarized as follows:

                                                                AT DECEMBER 31, 1996
                                                              ------------------------
                                                               CARRYING     ESTIMATED
                                                                AMOUNT      FAIR VALUE
                                                              ----------    ----------
Debt securities.............................................  $  521,916    $  521,916
Equity securities...........................................      34,520        34,520
Mortgage loans on real estate...............................      53,736        58,786
Investment real estate......................................         453         2,400
Policy loans................................................     399,608       399,608
Cash and short-term investments.............................      22,888        22,888
                                                              ----------    ----------
          Total cash and investments........................  $1,033,121    $1,040,118
                                                              ----------    ----------
Notes payable to banks......................................  $   85,459    $   85,459
                                                              ==========    ==========

                                                                AT DECEMBER 31, 1995
                                                              ------------------------
                                                               CARRYING     ESTIMATED
                                                                AMOUNT      FAIR VALUE
                                                              ----------    ----------
Debt securities.............................................  $  515,429    $  515,429
Equity securities...........................................      34,735        34,735
Mortgage loans on real estate...............................      29,506        35,570
Investment real estate......................................         375         2,400
Policy loans................................................     376,672       376,672
Cash and short-term investments.............................      43,568        43,567
                                                              ----------    ----------
          Total cash and investments........................  $1,000,285    $1,008,373
                                                              ----------    ----------
Notes payable to banks......................................  $   94,994    $   94,994
                                                              ==========    ==========

     These fair values were determined as follows:

  Debt securities

     The fair value and carrying value of debt securities were estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

  Equity securities

     The fair value and carrying value of equity securities, other than private placements, were based on bid prices published in financial newspapers. For private placements, cost has been determined to approximate fair value.

  Mortgage loans on real estate

     For residential mortgage loans, fair value was estimated using quoted market prices for securities backed by similar loans. The fair value of commercial loans was estimated by discounting expected future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The outstanding principal balance of adjustable-rate mortgage loans is assumed to approximate their fair values.

  Investment in real estate

     The fair value of real estate was calculated using estimated market values.

  Policy loans

     The fair value of policy loans approximates the book value, as interest rates charged for a majority of the policy loans are updated to current market rates on an annual basis.

  Cash and short-term investments

     The carrying amount approximates fair value because of the short maturity of these instruments.

  Notes payable to banks

     The carrying amount estimates fair value because the interest rates charged approximate current market rates.

(5) NOTES PAYABLE TO BANKS

     At December 31, 1996, all of the notes payable to banks were short-term, unsecured, and related to advances under $120.0 million lines of credit ($54.5 million available to be drawn at December 31, 1996) bearing interest at rates ranging from 6.09% to 7.75%. The arrangements under the terms of the lines of credit are reviewed annually for renewal. Debt of $20.0 million matures in 1997 and relates to the acquisition of $20.0 million of GNMA's, which were financed at an interest rate of 6.10% and which provides a positive interest spread between the rate earned on the GNMA's and the respective borrowing rate.

     Interest expense for the years ended December 31, 1996, 1995 and 1994 totaled $6.1 million, $5.6 million and $4.0 million, respectively, of which $3.7 million, $3.3 million and $2.0 million, respectively, were included in other operating expenses and $2.4 million, $2.2 million and $2.0 million, respectively, related to the purchase of the GNMA's discussed above which reduced net investment income.

(6) REINSURANCE

     In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding insurance to other insurance companies or reinsurers under excess coverage and co-insurance contracts. The maximum risk generally retained on AHL's ordinary life insurance on any one insured is $100,000 for policies issued prior to July 1, 1994 and $200,000 on policies issued subsequent to July 1, 1994. The amount retained on group and credit life insurance is generally $50,000. Generally, income from reinsurance arrangements is recognized in a manner similar to the income recognition on the underlying policy contracts.

     A contingent liability exists for that portion of the policies reinsured in the event that the reinsuring companies are unable to pay their share of any resulting claims as reinsurance contracts do not relieve the Company from its obligations to its policyholders. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

     The amount of insurance premiums assumed and ceded under reinsurance agreements for the year ended December 31, 1996 was $5.8 million and $111.7 million, respectively. For the year ended December 31, 1995 the amount assumed and ceded was $12.6 million and $97.8 million, respectively. The amounts of recoveries for benefits paid under reinsurance agreements for the years ended December 31, 1996 and 1995 were $104.0 million and $96.7 million, respectively.

(7) STOCK COMPENSATION PLANS

     At December 31, 1996, the Company had six stock-based compensation plans, which are described below. The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock issued to

Employees" and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed option plans. The compensation that has been charged against income for the long-term incentive plan stock, employee stock purchase and agents stock purchase plans (in thousands) was as follows:

                                                              1996   1995   1994
                                                              ----   ----   ----
Long-term incentive plan stock..............................  $487   $379   $308
Employee stock purchase plan................................    70     66     64
Agents stock investment plan................................    13      9     10

     Compensation cost determined pursuant to Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" would not have had a material effect on the Company's net earnings and earnings per share for 1996 and 1995.

(A) FIXED STOCK OPTION PLANS

     The Company has three fixed stock option plans primarily for its employees. Under the 1980 Stock Option Plan, the Company may grant options to its employees for up to 300,000 shares of common stock. Under the 1988 Stock Option Plan, the Company may grant options to its employees for up to 266,666 shares of common stock. Under the 1996 Stock Option Plan, the Company may grant options to its employees for up to 350,000 shares of common stock. Under all plans, the exercise price of each option equals the market price of the Company's stock on the date of grant. The Company had a 1982 Stock Option Plan which expired in 1992 but options which were granted under that plan prior to its expiration continue in effect. Under the 1980 and 1996 Plans, the option's maximum term is ten years. Under the 1988 Plan, the option's maximum term is six years. Under the 1980 Plan, options are granted in the first part of the year and vest in increments of 33% per year beginning one year from date of grant and continuing for two more years. Under the 1988 Plan, options are granted during the year and vest in increments of 20% per year over a five year period beginning no less than six months after the grant.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996 and 1995, respectively: dividend yield of 3.1% and 3.6%; expected volatility of 20% for both years for the 1980 Plan options. No options were granted under the 1982 or 1988 plans during the period.

     A summary of the status of the Company's fixed stock option plans as of December 31, 1996 and 1995, and changes during the years ended on those dates is presented below:

                                                           1996                 1995
                                                    ------------------   ------------------
                                                              WEIGHTED             WEIGHTED
                                                              AVERAGE              AVERAGE
                                                              EXERCISE             EXERCISE
FIXED STOCK OPTION PLANS                            SHARES     PRICE     SHARES     PRICE
------------------------                            -------   --------   -------   --------
1980 PLAN:
  Outstanding at beginning of year................   77,111    $19.21     44,391    $19.98
  Granted.........................................   23,300     22.63     41,984     18.50
  Exercised.......................................       --        --         --        --
  Forfeited.......................................       --        --     (9,264)    19.66
                                                    -------    ------    -------    ------
  Outstanding at end of year......................  100,411     20.00     77,111     19.21
                                                    -------    ------    -------    ------
  Options exercisable at year-end ................   43,639     19.71     17,944     20.43
                                                    -------    ------    -------    ------
  Weighted-average fair value of options granted
     during the year..............................  $  6.51        --    $  4.79        --
                                                    -------    ------    -------    ------
1988 PLAN:
  Outstanding at beginning of year................  167,500     18.71    202,500     18.72
  Granted.........................................       --        --         --        --
  Exercised.......................................       --        --         --        --
  Forfeited.......................................       --        --    (35,000)    18.79
                                                    -------    ------    -------    ------
  Outstanding at end of year......................  167,500     18.71    167,500     18.71
                                                    -------    ------    -------    ------
  Options exercisable at year-end ................   94,000     19.22     60,500     19.51
                                                    -------    ------    -------    ------
1982 PLAN:
  Outstanding at beginning of year................   27,336     11.13     44,670     11.13
  Granted.........................................       --        --         --        --
  Exercised.......................................  (27,336)    11.13    (17,334)    11.13
  Forfeited.......................................       --        --         --        --
                                                    -------    ------    -------    ------
  Outstanding at end of year......................       --        --     27,336     11.13
                                                    -------    ------    -------    ------
  Options exercisable at year-end ................       --        --     16,000     11.13
                                                    -------    ------    -------    ------
ALL PLANS:
  Outstanding at beginning of year................  271,947     18.09    291,561     17.75
  Granted.........................................   23,300     22.63     41,984     18.50
  Exercised.......................................  (27,336)    11.13    (17,334)    11.13
  Forfeited.......................................       --        --    (44,264)    18.97
                                                    -------    ------    -------    ------
  Outstanding at end of year......................  267,911     19.19    271,947     18.09
                                                    -------    ------    -------    ------
  Options exercisable at year-end ................  137,639     19.38     94,444     18.26
                                                    -------    ------    -------    ------
  Weighted-average fair value of options granted
     during the year..............................  $  6.51        --    $  4.79        --
                                                    =======    ======    =======    ======

     The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                                         OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                      ---------------------------------------------------------   --------------------------
                                   NUMBER        WEIGHTED-AVG      WEIGHTED-AVG     NUMBER      WEIGHTED-AVG
                      EXERCISE   OUTSTANDING      REMAINING          EXERCISE     EXERCISABLE     EXERCISE
                       PRICES    AT 12-31-96   CONTRACTUAL LIFE       PRICE       AT 12-31-96      PRICE
                      --------   -----------   ----------------    ------------   -----------   ------------
1980 PLAN
                       $18.50       39,729             8.1years       $18.50        13,230         $18.50
                        18.75       20,876             7.1             18.75        13,903          18.75
                        21.50       16,506             6.1             21.50        16,506          21.50
                        22.63       23,300             9.1             22.63            --          22.63
                                   -------                            ------        ------         ------
                                   100,411                            $20.00        43,639         $19.71
                                   -------                            ------        ------         ------
1988 PLAN
                        17.50      100,000             2.9years        17.50        40,000          17.50
                        20.50       67,500             1.7             20.50        54,000          20.50
                                   -------                            ------        ------         ------
                                   167,500                            $18.71        94,000         $19.22
                                   =======                            ======        ======         ======

(B) LONG-TERM INCENTIVE PLAN

     Under the Company's Long-Term Incentive Plan, the restricted stock feature provides for the grant of common stock to a participating employee. The number of shares of restricted stock available to be issued in the name of each participating employee is determined at the beginning of each fiscal year, and is based on the prior year's operating results. Such shares are held by the Company in the name of the participating employee, who has the right to vote and to receive dividends paid on all such shares.

     During the years ended December 31, 1996, 1995 and 1994, the Company granted 10,970, 19,985 and 12,651 shares of restricted stock, respectively.

     Under the Company's Long-Term Incentive Plan, the performance units feature provides for the grant to a participating employee of shares of common stock based on targeted award levels established for each participating employee at the beginning of each fiscal year in accordance with a formula relating to individual levels of performance.

     During the years ended December 31, 1996 and 1995, the Company granted 4,214 and 5,383 shares of common stock related to the performance units feature. No shares were granted in 1994.

(C) EMPLOYEE STOCK PURCHASE PLAN

     The Company maintains a stock purchase plan under which its employees and directors and those of its subsidiaries can purchase shares of its common stock in the open market through an unaffiliated plan administrator. Pursuant to the plan, 328,534 shares had been purchased as of December 31, 1996. During the years ended December 31, 1996 and 1995, 29,331 shares and 29,512 shares, respectively, were purchased pursuant to the plan. This plan provides for monthly payroll and directors' fees purchases up to $1,500, with the employer making a monthly percentage contribution for the account of each participant, based upon their purchases, as follows: (a) 25% of amounts from $5 through $25,
(b) 20% of amounts in excess of $25 through $50, and (c) 15% of amounts in excess of $50 through $1,500.

(D) AGENTS STOCK INVESTMENT PLAN

     The Company maintains a stock purchase plan under which its agents can purchase shares of its common stock in the open market through an unaffiliated plan administrator. Pursuant to the plan, 33,558 shares had been purchased as of December 31, 1996. During the years ended December 31, 1996 and 1995, 12,952 shares and 10,448 shares, respectively, were purchased pursuant to the plan. The plan provides for monthly deductions from commissions payable by participating subsidiaries of the Company to their participating agents with a minimum monthly deduction of $500 and maximum of $2,000. The participating subsidiary contributes, at the time of each purchase, an amount equal to five percent (5%) of its agent's deduction for purchases from commissions payable.

(8) PROFIT SHARING PLAN

     The Company has a trusteed profit sharing plan for the exclusive benefit of eligible employees. The Company's annual contribution to the plan is equal to the lesser of 10% of consolidated earnings as defined or 10% of qualifying compensation paid to participants. The annual contributions amounted to $1.2 million in 1996 and 1995, and $1.1 million in 1994. The total return to participants in 1996 was 7.74%. The average annual return to participants for the last ten years was 8.55%.

(9) POLICY AND CONTRACT CLAIMS

     Activity in the liability for policy and contract claims (in thousands) at December 31, 1996, 1995 and 1994 is summarized as follows:

                                                   1996          1995          1994
                                                 --------      --------      --------
Balance at beginning of year...................  $ 50,375      $ 53,309      $ 56,415
  Less reinsurance recoverables................     3,592         3,142         2,096
                                                 --------      --------      --------
Net balance at beginning of year...............    46,783        50,167        54,319
                                                 --------      --------      --------
Incurred related to:
  Current year.................................   144,248       126,874       118,065
  Prior years..................................      (953)         (383)       (1,130)
                                                 --------      --------      --------
          Total incurred.......................   143,295       126,491       116,935
                                                 --------      --------      --------
Paid related to:
  Current year.................................   128,137       114,149       101,868
  Prior years..................................    16,166        15,726        19,219
                                                 --------      --------      --------
          Total paid...........................   144,303       129,875       121,087
                                                 --------      --------      --------
Net balance at end of year.....................    45,775        46,783        50,167
  Plus reinsurance recoverables................     5,486         3,592         3,142
                                                 --------      --------      --------
Balance at end of year.........................  $ 51,261      $ 50,375      $ 53,309
                                                 --------      --------      --------

(10) INDUSTRY SEGMENT INFORMATION

     Insurance revenues, total income, and pre-tax operating earnings, reconciled to net earnings, for the three years ended December 31, 1996 for each industry segment, Ordinary, Group and Credit, were as follows:

                                                   1996          1995          1994
                                                 --------      --------      --------
                                                            (IN THOUSANDS)
*Insurance revenues:
  Ordinary.....................................  $137,421      $123,718      $113,993
  Group........................................    35,480        39,925        43,222
  Credit.......................................    85,618        83,608        73,374
                                                 --------      --------      --------
          Total insurance revenues.............  $258,519      $247,251      $230,589
                                                 --------      --------      --------

                                                   1996          1995          1994
                                                 --------      --------      --------
                                                            (IN THOUSANDS)
*Total income:
  Ordinary.....................................  $204,749      $185,277      $171,471
  Group........................................    40,801        45,281        48,879
  Credit.......................................    89,983        87,619        77,221
  Other non-segmented income less
     eliminations..............................        21          (325)         (276)
  Realized investment gains (losses)...........       420         6,003         2,011
                                                 --------      --------      --------
          Total income.........................  $335,974      $323,855      $299,306
                                                 --------      --------      --------
Operating earnings:
  *Ordinary -- Total income....................  $204,749      $185,277      $171,471
  Less deductions:
     Benefits and claims.......................   110,959       103,184        95,637
     Taxes, commissions and general expenses...    33,092        29,414        29,027
     Amortization of deferred acquisition
       costs...................................    25,628        23,744        20,758
                                                 --------      --------      --------
     Pre-tax operating earnings................    35,070        28,935        26,049
                                                 --------      --------      --------
  *Group -- Total income.......................    40,801        45,281        48,879
     Less deductions:
       Benefits and claims.....................    24,013        25,595        29,094
       Taxes, commissions and general
          expenses.............................    12,275        12,216        12,462
                                                 --------      --------      --------
       Pre-tax operating earnings..............     4,513         7,470         7,323
                                                 --------      --------      --------
  *Credit -- Total income......................    89,983        87,619        77,221
     Less deductions:
       Benefits and claims.....................    13,901        19,802        21,415
       Taxes, commissions and general
          expenses.............................    72,332        65,078        54,052
                                                 --------      --------      --------
     Pre-tax operating earnings................     3,750         2,739         1,754
                                                 --------      --------      --------
     Other -- Total income.....................       441         5,677         1,735
     Less: Total expenses......................     3,915         3,384         2,198
                                                 --------      --------      --------
          Total other..........................    (3,474)        2,293          (463)
                                                 --------      --------      --------
     Earnings before income taxes..............    39,859        41,437        34,663
  Income taxes.................................    12,827        13,362        11,022
                                                 --------      --------      --------
     Net earnings..............................  $ 27,032      $ 28,075      $ 23,641
                                                 ========      ========      ========

---------------

* Total income, insurance revenues and operating profits are net of reinsurance.

     Total income includes net investment income which is allocated to the industry segments based on required liabilities for future policy benefits and policyholders' account balances.

     A majority of the Company's assets consists of investments and cash which are not identified with a specific operation. Accordingly, it is not possible to separate assets, capital expenditures, and depreciation by industry segment.

(11) STOCKHOLDERS' EQUITY AND NET EARNINGS

     The payment of dividends to AHLIC by AHL is subject to the regulation of the State of Florida Department of Insurance. A dividend may be made without prior Florida Insurance Commissioner's approval if the dividend is equal to or less than the greater of: (a) 10% of AHL's surplus as to policyholders derived from realized net operating profits on its business and net realized capital gains; or (b) AHL's entire net operating profits and realized net capital gains derived during the immediately preceding calendar year, if

AHL will have surplus as to policyholders equal to or exceeding 115% of the minimum required statutory surplus as to policyholders after the dividend is paid. As a result of such restrictions, the maximum dividend which could be paid to AHLIC by its insurance subsidiaries during 1997 without prior approval is $24.8 million.

     AHLIC's insurance subsidiaries had statutory net operating earnings of $20.6 million, $19.0 million and $13.5 million and statutory net earnings of $22.1 million, $33.9 million and $14.1 million for the years ended December 31, 1996, 1995 and 1994, respectively. Statutory stockholders' equity of such subsidiaries was $145.0 million at December 31, 1996 and $134.5 million at December 31, 1995. At December 31, 1996, pursuant to the insurance laws of the State of Florida, the minimum capital and surplus required to be maintained by AHL was approximately $45.6 million.

(12) NEW PRONOUNCEMENTS BY THE FINANCIAL ACCOUNTING STANDARDS BOARD

     No pronouncements which have been issued by the Financial Accounting Standards Board have or will have a significant impact on the consolidated financial statements of the Company.

(13) CONTINGENT LIABILITIES

     The Company's insurance subsidiaries, like other insurance companies, are currently defendants in lawsuits that involve claims for punitive, exemplary or other extracontractual damages, which are for amounts substantially in excess of the actual damages sought. Management considers such litigation regrettably to be of the type to which insurance companies are usually and customarily subjected in the ordinary course of business, and to date the settlements of such claims of this nature have not been material to the financial position of the Company. In the opinion of management, based on the currently ascertained facts of the pending litigation, which the Company intends to vigorously defend, the ultimate resolution of such litigation should not be material to the financial position of the Company.

(14) ACQUISITION

     On March 3, 1997, AHL acquired all the outstanding common stock of Columbia Universal Corporation (Columbia Universal) whose primary operating subsidiary is Columbia Universal Life Insurance Company for $44.0 million in cash. Columbia Universal Life Insurance Company is a life insurance company which sells annuity, supplemental health and individual life insurance products. The acquisition will be accounted for using the purchase method. At December 31, 1996 Columbia Universal had consolidated assets of $368.5 million and for the year ended December 31, 1996 premiums and premium equivalents of $36.4 million.

     On a pro forma basis at December 31, 1996, including the acquisition of Columbia Universal, total assets for the Company would have been $1.7 billion and life insurance volume in force would have been $22.1 billion.

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION

                      CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)

                                                                FOR THE THREE MONTHS ENDED
                                                                        MARCH 31,
                                                              ------------------------------
                                                                  1997              1996
                                                              ------------      ------------
                                                              (AMOUNTS IN THOUSANDS, EXCEPT
                                                                    PER SHARE AMOUNTS)
Income:
  Insurance revenues........................................    $   65,048        $   61,187
  Net investment income.....................................        25,223            19,070
  Realized investment gains, net............................           103               105
                                                                ----------        ----------
          Total income......................................        90,374            80,362
                                                                ----------        ----------
Benefits, claims and expenses:
  Benefits and claims.......................................        41,618            35,929
  Underwriting, acquisition and insurance expenses:
     Taxes, commissions and general expenses................        28,687            27,175
     Amortization of deferred acquisition costs.............         6,937             6,403
  Other operating expenses..................................         1,582               954
                                                                ----------        ----------
          Total benefits, claims and expenses...............        78,824            70,461
                                                                ----------        ----------
          Earnings before income taxes......................        11,550             9,901
Income taxes................................................         3,805             3,172
                                                                ----------        ----------
          Net earnings......................................    $    7,745        $    6,729
                                                                ==========        ==========
Net earnings per share of common stock......................    $      .56        $      .49
                                                                ==========        ==========

          See accompanying notes to consolidated financial statements.

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                     MARCH 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
                                                              (AMOUNTS IN THOUSANDS,
                                                               EXCEPT SHARE AND PER
                                       ASSETS                     SHARE AMOUNTS)

Investments:
  Debt securities, available-for-sale, at fair value (cost
     of $812,706 in 1997 and $514,327 in 1996)..............  $  803,415   $  520,856
  Equity securities, available-for-sale, at fair value (cost
     of $22,072 in 1997 and $24,141 in 1996)................      36,202       35,875
  Mortgage loans on real estate.............................      60,663       34,440
  Investment real estate, at cost...........................         461          386
  Policy loans..............................................     423,078      374,302
  Short-term investments....................................       1,908        9,143
                                                              ----------   ----------
          Total investments.................................   1,325,727      975,002
                                                              ----------   ----------
  Cash......................................................      17,916       21,328
  Agents' balances and prepaid commissions..................      34,361       38,944
  Premiums receivable.......................................      41,320       43,043
  Accrued investment income.................................      35,080       29,928
  Deferred acquisition costs................................     210,871      164,977
  Property and equipment, at cost, less accumulated
     depreciation...........................................      29,724       28,152
  Reinsurance receivables...................................      11,445       10,203
  Other assets..............................................      31,646       17,500
                                                              ----------   ----------
          Total assets......................................  $1,738,090   $1,329,077
                                                              ==========   ==========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Policy liabilities:
  Future policy benefits....................................  $  266,040   $  197,654
  Policyholders' account balances...........................     950,120      648,187
  Unearned premiums.........................................      51,673       53,545
  Policy and contract claims................................      53,855       47,789
                                                              ----------   ----------
          Total policy liabilities..........................   1,321,688      947,175
  Notes payable to banks....................................     116,019       95,974
  Deferred income taxes.....................................      33,729       28,384
  Other liabilities.........................................      40,928       40,663
                                                              ----------   ----------
          Total liabilities.................................   1,512,364    1,112,196
                                                              ----------   ----------
Stockholders' equity:
  Common stock of $1 par value. Authorized 35,000,000 shares in 1997 and 20,000,000 in 1996; issued 13,990,371 in
     1997 and 13,961,107 in 1996............................      13,990       13,961
  Additional paid-in capital................................      43,228       42,632
  Retained earnings.........................................     168,582      152,698
  Net unrealized investment gains (losses)..................       3,717       10,308
                                                              ----------   ----------
                                                                 229,517      219,599
  Less cost of 173,128 in 1997 and 126,670 in 1996 common
     shares in treasury.....................................       3,791        2,718
                                                              ----------   ----------
          Total stockholders' equity........................     225,726      216,881
                                                              ----------   ----------
          Total liabilities and shareholders' equity........  $1,738,090   $1,329,077
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
                                                                (AMOUNTS IN THOUSANDS,
                                                              EXCEPT SHARE AND PER SHARE
                                                                       AMOUNTS)
Common stock:
  Balance at beginning of period............................     $ 13,967       $ 13,933
  Other shares issued.......................................           23             28
                                                                 --------       --------
  Balance at end of period..................................       13,990         13,961
                                                                 --------       --------
Additional paid-in capital:
  Balance at beginning of period............................       42,644         42,215
  Excess over par value on shares issued....................          584            317
  Net change on exercise of stock options...................           --            100
                                                                 --------       --------
  Balance at end of period..................................       43,228         42,632
                                                                 --------       --------
Retained earnings:
  Balance at beginning of period............................      163,460        148,454
  Add net earnings..........................................        7,745          6,729
                                                                 --------       --------
                                                                  171,205        155,183
  Deduct cash dividends declared on common stock -- $.19 per
     share in 1997 and $.18 per share in 1996...............       (2,623)        (2,485)
                                                                 --------       --------
  Balance at end of period..................................      168,582        152,698
                                                                 --------       --------
Net unrealized investment gains (losses):
  Balance at beginning of period............................       12,158         16,772
  Change during the period..................................       (8,441)        (6,464)
                                                                 --------       --------
  Balance at end of period..................................        3,717         10,308
                                                                 --------       --------
Treasury stock:
  Balance at beginning of period............................        3,287          2,045
  Add treasury shares purchased (19,400 shares in 1997 and
     29,393 shares in 1996).................................          504            673
                                                                 --------       --------
  Balance at end of period..................................        3,791          2,718
                                                                 --------       --------
          Total stockholders' equity........................     $225,726       $216,881
                                                                 ========       ========

          See accompanying notes to consolidated financial statements.

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS)
Operating activities:
  Net earnings..............................................   $  7,745     $  6,729
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Change in agents' balances and prepaid commissions.....      1,369          133
     Change in premiums receivable..........................       (331)      (1,226)
     Change in accrued investment income....................     (4,918)      (5,654)
     Change in reinsurance receivables......................      1,733         (972)
     Amortization of deferred acquisition costs.............      6,937        6,403
     Acquisition costs deferred.............................    (10,269)      (8,196)
     Change in future policy benefits.......................     (1,685)      (7,434)
     Change in policyholders' account balances..............     21,075       12,517
     Change in unearned premiums............................       (921)         228
     Change in policy and contract claims...................      1,232       (2,586)
     Change in income taxes.................................      4,414        2,882
     Provision for depreciation and amortization............        710          791
     Change in unearned investment income...................        (90)        (129)
     Other, net.............................................     (2,112)         757
                                                               --------     --------
     Net cash provided by operating activities..............     24,889        4,243
                                                               --------     --------
Investing activities:
  Sales of debt securities..................................     25,180        1,232
  Maturities of debt securities.............................     10,975        6,980
  Sales (purchases) of short-term investments, net..........      1,545       13,742
  Sales of equity securities................................      1,533           68
  Maturities of mortgage loans on real estate...............      1,005        1,251
  Policy loans paid.........................................      2,408        9,540
  Acquisition, net of cash acquired.........................    (45,266)          --
  Purchases of debt securities..............................    (33,144)     (28,810)
  Purchases of equity securities............................         --       (1,411)
  Origination of mortgage loans on real estate..............     (5,595)      (6,185)
  Policy loans made.........................................     (7,544)      (7,169)
  Purchases and additions of property and equipment and
     investment real estate.................................       (777)        (715)
  Other, net................................................        (36)       9,618
                                                               --------     --------
  Net cash used by investing activities.....................    (49,716)      (1,859)
                                                               --------     --------
Financing activities:
  Change in notes payable to banks, net.....................     23,590          980
  Dividends to stockholders.................................     (2,623)      (2,486)
  Other, net................................................        104         (232)
                                                               --------     --------
  Net cash provided (used) by financing activities..........     21,071       (1,738)
                                                               --------     --------
Increase (decrease) in cash.................................     (3,756)         646
Cash, beginning of period...................................     21,672       20,682
                                                               --------     --------
Cash, end of period.........................................   $ 17,916     $ 21,328
                                                               ========     ========

          See accompanying notes to consolidated financial statements.

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)

     (1) The accompanying consolidated financial statements, which are unaudited, in the opinion of management, include all adjustments necessary to present fairly the consolidated results of operations and financial position of the Company for the periods indicated. However, certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements, schedules and notes thereto included in the Company's Form 10-K for the year ended December 31, 1996.

     (2) The financial statements of the Company's life insurance operations, primarily the operations of American Heritage Life Insurance Company (AHL) and Columbia Universal Life Insurance Company (Columbia Universal), have been included in the consolidated financial statements on the basis of generally accepted accounting principles.

     (3) On March 3, 1997, the Company closed on the acquisition of Columbia Universal Corporation and its principal subsidiary, Columbia Universal, for $44.0 million in cash. Columbia Universal markets individual life, annuity and supplemental health products to selected markets. Amounts for Columbia Universal are reflected in the Company's March 31, 1997 financial statements.

     (4) Earnings per share of common stock were based on the weighted average number of shares outstanding during each period, excluding treasury shares. Options outstanding to purchase common stock had no significant dilutive effect on earnings per share.

     (5) Current accrued income taxes were included in other liabilities in the amount of $2,360,000 at March 31, 1997 and $100,000 at March 31, 1996, in the
accompanying consolidated balance sheets.

     (6) The Company's insurance subsidiaries, like other insurance companies, are currently defendants in lawsuits that involve claims for punitive, exemplary or other extracontractual damages, which are for amounts substantially in excess of the actual damages sought. Management considers such litigation regrettably to be of the type to which insurance companies are usually and customarily subjected to in the ordinary course of business and to date the settlements of such claims of this nature have not been material to the financial position of the Company. In the opinion of management, based on the currently ascertained facts of the pending litigation, which the Company intends to vigorously defend, the ultimate resolution of such litigation should not be material to the financial position of the Company.

                                                                      SCHEDULE I

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
      SUMMARY OF INVESTMENTS -- OTHER THAN INVESTMENTS IN RELATED PARTIES
                               DECEMBER 31, 1996
                             (AMOUNTS IN THOUSANDS)

                                                                                      AMOUNT AT
                                                                                     WHICH SHOWN
                                                                           FAIR        IN THE
TYPE OF INVESTMENT                                               COST      VALUE     BALANCE SHEET
------------------                                              --------   --------   -------------
Debt securities available-for sale:
  Bonds:
     United States Government and government agencies and
       authorities..........................................  $170,135   $168,234    $  168,234
     States, municipalities and political subdivisions......       345        365           365
     Public utilities.......................................    51,328     51,454        51,454
     Convertibles and bonds with warrants attached..........     1,295      1,472         1,472
     All other corporate....................................   254,275    265,366       265,366
  Redeemable preferred stock................................    35,522     35,025        35,025
                                                              --------   --------    ----------
          Total debt securities.............................   512,900    521,916       521,916
                                                              --------   --------    ----------
Equity securities available-for-sale:
  Common stocks:
     Public utilities.......................................       490        989           989
     Banks, trust and insurance companies...................     1,429      4,693         4,693
     Industrial, miscellaneous and all other................    19,546     28,838        28,838
                                                              --------   --------    ----------
          Total equity securities...........................    21,465   $ 34,520        34,520
                                                              --------   ========    ----------
Mortgage loans on real estate...............................    53,736                   53,736
Real estate.................................................       453                      453
Policy loans................................................   399,608                  399,608
Short-term investments......................................     1,216                    1,216
                                                              --------               ----------
          Total investments.................................  $989,378               $1,011,449
                                                              ========               ==========

     See Footnote 1(c) to the Consolidated Financial Statements on page F-8 which sets forth the accounting policies related to investments.

                                                                     SCHEDULE II

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

     The following condensed balance sheets of American Heritage Life Investment Corporation ("Registrant") as of December 31, 1996 and 1995 and its condensed statements of earnings and cash flows for the years ended December 31, 1996, 1995 and 1994 should be read in conjunction with the notes to consolidated financial statements included elsewhere in this report. Since the Registrant's condensed statements of changes in stockholders' equity for the years ended December 31, 1996, 1995 and 1994 are identical to the consolidated statements of changes in stockholders' equity included elsewhere in this report, such statements are not repeated in this schedule.

     In the years 1996 and 1994, no dividend was paid to the Registrant by AHL. On December 27, 1995, a dividend of $13,245,264 related to American Heritage Life Insurance Company's (AHL's) earnings in 1994, was paid from AHL to the Registrant.

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
                                  (REGISTRANT)

                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                                  1996              1995
                                                              ------------      ------------
ASSETS
Cash........................................................  $     13,551      $     46,174
Certificate of deposit......................................       100,000           100,000
Investment in life insurance subsidiaries, at equity........   274,516,430       249,370,749
Investment in non-life insurance subsidiaries, at equity....     4,484,531         4,454,226
Accounts receivable.........................................     5,122,599        11,449,111
Intercompany accounts.......................................     1,752,116           756,600
Other assets................................................    11,901,626         9,485,563
                                                              ------------      ------------
                                                              $297,890,853      $275,662,423
                                                              ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Notes payable to banks....................................  $ 65,459,000      $ 54,994,000
  Other liabilities.........................................     3,488,935         1,339,193
                                                              ------------      ------------
          Total liabilities.................................    68,947,935        56,333,193
                                                              ------------      ------------
Stockholders' equity:
  Common stock of $1.00 par value. Authorized 20,000,000
     shares in 1996 and 1995; issued 13,967,253 in 1996 and
     13,933,206 in 1995.....................................    13,967,253        13,933,206
  Preferred stock:
     Convertible of $10.00 par value. Authorized 500,000
       shares; none issued..................................             0                 0
     Non-convertible of $10.00 par value. Authorized 500,000
       shares; none issued..................................             0                 0
  Additional paid-in capital................................    42,644,212        42,214,787
  Retained earnings.........................................   163,460,222       148,454,353
  Unrealized investment gains (losses)......................    12,157,809        16,772,078
                                                              ------------      ------------
                                                               232,229,496       221,374,424
  Less cost of 153,728 in 1996 and 97,277 in 1995 common
     shares in treasury.....................................     3,286,578         2,045,194
                                                              ------------      ------------
          Total stockholders' equity........................   228,942,918       219,329,230
                                                              ------------      ------------
                                                              $297,890,853      $275,662,423
                                                              ============      ============

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
                                  (REGISTRANT)

                        CONDENSED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                         1996           1995           1994
                                                      -----------    -----------    -----------
Income:
  Investment income.................................  $   363,993    $    62,678    $    14,120
  Other income......................................      304,200        304,200        307,111
                                                      -----------    -----------    -----------
          Total income..............................      668,193        366,878        321,231
Operating expenses..................................    4,225,930      3,719,580      2,429,137
                                                      -----------    -----------    -----------
          Loss before income tax benefits...........   (3,557,737)    (3,352,702)    (2,107,906)
Income tax benefits.................................   (1,260,200)    (1,203,700)      (780,500)
                                                      -----------    -----------    -----------
          Loss before equity in earnings (loss) of
            subsidiaries............................   (2,297,537)    (2,149,002)    (1,327,406)
Equity in net earnings of life insurance
  subsidiaries......................................   29,669,949     30,565,760     25,320,502
Equity in net losses of non-life insurance
  subsidiaries......................................     (340,806)      (341,372)      (352,194)
                                                      -----------    -----------    -----------
          Net earnings..............................  $27,031,606    $28,075,386    $23,640,902
                                                      ===========    ===========    ===========

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
                                  (REGISTRANT)

                       CONDENSED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                       1996            1995            1994
                                                   ------------    ------------    ------------
Operating activities:
  Net earnings...................................  $ 27,031,606    $ 28,075,386    $ 23,640,902
  Adjustments to reconcile net earnings to net
     cash provided by operating activities:
     Change in accounts receivable...............     6,326,512     (10,988,112)       (138,117)
     Change in other assets......................    (2,416,063)      1,247,340      (1,270,691)
     Change in other liabilities.................     2,149,742        (915,652)      1,082,606
     Equity in net earnings of life insurance
       subsidiaries..............................   (29,669,949)    (30,565,760)    (25,320,502)
     Equity in net loss of non-life insurance
       subsidiaries..............................       340,806         341,372         352,194
                                                   ------------    ------------    ------------
          Net cash provided (used) from operating
            activities...........................     3,762,654     (12,805,426)     (1,653,608)
                                                   ------------    ------------    ------------
Financing activities:
  Dividends from subsidiaries....................             0      13,245,264               0
  Capital contribution to subsidiaries...........       (99,000)       (120,000)       (240,000)
  Increase (decrease) in notes payable to
     banks.......................................    10,465,000      10,794,000      11,720,000
  Change in intercompany accounts................      (995,516)       (969,631)       (170,635)
  Dividends to stockholders......................   (12,387,849)     (9,389,613)    (10,061,465)
  Purchase of treasury stock.....................    (1,241,384)     (1,118,462)         (2,229)
  Excess over par value on shares issued.........       317,029         402,718         405,830
  Other, net.....................................       146,443         (26,896)          3,321
                                                   ------------    ------------    ------------
          Net cash provided (used) by financing
            activities...........................    (3,795,277)     12,817,380       1,654,822
                                                   ------------    ------------    ------------
          Increase (decrease) in cash............       (32,623)         11,954           1,214
Cash at beginning of year........................        46,174          34,220          33,006
                                                   ------------    ------------    ------------
Cash at end of year..............................  $     13,551    $     46,174    $     34,200
                                                   ============    ============    ============

                                                                    SCHEDULE III

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
                      SUPPLEMENTARY INSURANCE INFORMATION

                          DEFERRED       FUTURE      POLICYHOLDERS'                  POLICY AND                     NET
                        ACQUISITION      POLICY         ACCOUNT         UNEARNED      CONTRACT     INSURANCE     INVESTMENT
   INDUSTRY SEGMENT        COSTS        BENEFITS        BALANCES        PREMIUMS       CLAIMS     REVENUES(C)    INCOME(A)
----------------------  ------------   -----------   --------------   ------------   ----------   -----------   ------------
YEAR ENDED DECEMBER
  31, 1996
  Ordinary............  $173,698,681   261,223,527     924,690,539       5,689,412   12,774,597   137,421,080     67,327,761
  Group...............             0     6,501,968       4,354,512               0   29,229,231    35,479,632      5,320,531
  Credit..............             0             0               0      46,904,097   11,819,172    85,618,365      4,365,225
  Other...............             0             0               0               0            0             0         21,459
                        ------------   -----------     -----------    ------------   ----------   -----------   ------------
                        $173,698,681   267,725,495     929,045,051      52,593,509   53,823,000   258,519,077     77,034,976
                        ============   ===========     ===========    ============   ==========   ===========   ============
YEAR ENDED DECEMBER
  31, 1995
  Ordinary............  $158,250,346   195,859,984     629,589,633       3,360,538    9,537,431   123,718,289     61,559,101
  Group...............             0     9,227,751       6,080,433               0   31,380,088    39,924,809      5,356,427
  Credit..............             0             0               0      49,956,614    9,457,926    83,608,031      4,011,351
  Other...............             0             0               0               0            0             0       (325,514)
                        ------------   -----------     -----------    ------------   ----------   -----------   ------------
                        $158,250,346   205,087,735     635,670,066      53,317,152   50,375,445   247,251,129     70,601,365
                        ============   ===========     ===========    ============   ==========   ===========   ============
YEAR ENDED DECEMBER
  31, 1994
  Ordinary............  $162,867,773   183,043,220     570,024,695       1,677,180    8,198,767   113,993,333     57,477,827
  Group...............             0     9,468,534       6,511,065               0   36,376,975    43,221,583      5,657,542
  Credit..............             0             0               0      49,927,086    8,733,157    73,373,760      3,846,885
  Other...............             0             0               0               0            0             0       (275,761)
                        ------------   -----------     -----------    ------------   ----------   -----------   ------------
                        $162,867,773   192,511,754     576,535,760      51,604,266   53,308,899   230,588,676     66,706,493
                        ============   ===========     ===========    ============   ==========   ===========   ============

                                      AMORTIZATION      TAXES,
                         BENEFITS     OF DEFERRED    COMMISSIONS
                            AND       ACQUISITION    AND GENERAL
   INDUSTRY SEGMENT       CLAIMS         COSTS       EXPENSES(B)
----------------------  -----------   ------------   ------------
YEAR ENDED DECEMBER
  31, 1996
  Ordinary............  110,958,680    25,628,001     33,092,274
  Group...............   24,013,352             0     12,275,230
  Credit..............   13,901,069             0     72,331,652
  Other...............       14,183             0       (285,708)
                        -----------    ----------    -----------
                        148,887,284    25,628,001    117,413,448
                        ===========    ==========    ===========
YEAR ENDED DECEMBER
  31, 1995
  Ordinary............  103,183,528    23,744,359     29,414,331
  Group...............   25,595,022             0     12,216,464
  Credit..............   19,801,846             0     65,077,894
  Other...............            0             0       (309,722)
                        -----------    ----------    -----------
                        148,580,296    23,744,359    106,398,967
                        ===========    ==========    ===========
YEAR ENDED DECEMBER
  31, 1994
  Ordinary............   95,637,818    20,757,868     29,026.850
  Group...............   29,093,520             0     12,462,165
  Credit..............   21,414,613             0     54,052,460
  Other...............            0             0       (215,082)
                        -----------    ----------    -----------
                        146,145,951    20,757,868     95,326,393
                        ===========    ==========    ===========

---------------

(a) Allocated to the industry segment based on required liabilities for future policy benefits.
(b) Allocated on functional cost basis unless specifically identifiable with industry segment.
(c) Includes only cost of insurance, expense and surrender charges for interest-sensitive products. Insurance revenues do not include group and credit premium equivalents and cash deposits from interest-sensitive products.

                                                                     SCHEDULE IV

                 AMERICAN HERITAGE LIFE INVESTMENT CORPORATION

                                  REINSURANCE
                           (IN THOUSANDS OF DOLLARS)

                                                  CEDED TO     ASSUMED                     PERCENTAGE
                                      GROSS        OTHER      FROM OTHER       NET         OF AMOUNT
YEAR ENDED DECEMBER 31, 1996         AMOUNT      COMPANIES    COMPANIES      AMOUNTS     ASSUMED TO NET
----------------------------       -----------   ----------   ----------   -----------   --------------
Life insurance volume in force...  $16,798,842   $5,031,374   $5,310,210   $17,077,678        31.1%
                                   ===========   ==========   ==========   ===========        ====
Insurance revenues(a):
  Ordinary.......................  $   142,397   $    6,963   $    1,987   $   137,421         1.4%
  Group..........................       38,294        6,583        3,769        35,480        10.6%
  Credit.........................      183,787       98,169            0        85,618          --%
                                   -----------   ----------   ----------   -----------        ----
          Total..................  $   364,478   $  111,715   $    5,756   $   258,519         2.2%
                                   ===========   ==========   ==========   ===========        ====

YEAR ENDED DECEMBER 31, 1995
----------------------------
Life insurance volume in force...  $15,016,456   $3,836,741   $3,367,550   $14,547,265        23.1%
                                   ===========   ==========   ==========   ===========        ====
Insurance revenues(a):
  Ordinary.......................  $   119,182   $    5,756   $   10,292   $   123,718         8.3%
  Group..........................       44,602        6,989        2,312        39,925         5.8%
  Credit.........................      168,677       85,081           12        83,608          .1%
                                   -----------   ----------   ----------   -----------        ----
          Total..................  $   332,461   $   97,826   $   12,616   $   247,251         5.1%
                                   ===========   ==========   ==========   ===========        ====

YEAR ENDED DECEMBER 31, 1994
----------------------------
Life insurance volume in force...  $13,818,345   $3,284,122   $2,977,321   $13,531,544        22.2%
                                   ===========   ==========   ==========   ===========        ====
Insurance revenues(a):
  Ordinary.......................  $   120,009   $    6,016   $        0   $   113,993          --%
  Group..........................       51,534        8,502          190        43,222          .4%
  Credit.........................      129,880       59,475        2,969        73,374         4.0%
                                   -----------   ----------   ----------   -----------        ----
          Total..................  $   301,423   $   73,993   $    3,159   $   230,589         1.4%
                                   ===========   ==========   ==========   ===========        ====

---------------

(a) Includes both life and accident and health premiums and commission and expense allowances on reinsurance ceded.

             ======================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AHLIC, AHL FINANCING OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AHLIC OR AHL FINANCING SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    5
Incorporation of Certain Documents by
  Reference...........................    5
Prospectus Summary....................    7
Risk Factors..........................   20
The Trust.............................   26
Price Range of Common Stock and
  Dividends...........................   27
Use of Proceeds.......................   27
Capitalization........................   28
Accounting Treatment..................   28
Selected Consolidated Financial
  Information.........................   29
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   30
Business..............................   37
Management............................   50
Description of the FELINE PRIDES......   53
Description of the Purchase
  Contracts...........................   55
Description of the Common Stock.......   62
Certain Provisions of the Purchase
  Contract Agreement and the Pledge
  Agreement...........................   63
Description of the Trust Preferred
  Securities..........................   65
Description of the Guarantee..........   75
Description of the Junior Subordinated
  Debentures..........................   77
Effect of Obligations Under the Junior
  Subordinated Debentures and the
  Guarantee...........................   84
Certain Federal Income Tax
  Consequences........................   85
ERISA Considerations..................   89
Underwriting..........................   91
Legal Matters.........................   92
Experts...............................   93
Index to Consolidated Financial
  Statements and Financial Statement
  Schedules...........................  F-1

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                          1,800,000 FELINE PRIDES(SM)

                                  [AHL LOGO]

                               AMERICAN HERITAGE
                                LIFE INVESTMENT
                                  CORPORATION

                                 AHL FINANCING

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                              MERRILL LYNCH & CO.

                              GOLDMAN, SACHS & CO.

                            OPPENHEIMER & CO., INC.

                      THE ROBINSON-HUMPHREY COMPANY, INC.

                                 JUNE 23, 1997

                (SM) Service Mark of Merrill Lynch & Co. Inc.

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